Exhibit 4.12

NOTE SUBSCRIPTION AGREEMENT

LCSC HOLDINGS INC.

- and -

SAYONA INC.

- and -

ELEVRA LITHIUM LIMITED

July 29, 2026

Exhibit 4.12

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		2

1.1	Definitions	2
1.2	Rules of Construction	8
1.3	Severability	9
1.4	Entire Agreement	9
1.5	Time of Essence	10
1.6	Governing Law	10
1.7	Knowledge of the Obligors	10
1.8	Schedules and Disclosure Letter	10
1.9	Exhibits	10

ARTICLE 2 SUBSCRIPTION		11

2.1	Subscription and Acceptance	11
2.2	Use of Proceeds	11

ARTICLE 3 REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE OBLIGORS		11

3.1	Representations and Warranties of the Obligors	11
3.2	Covenants of the Obligors	11

ARTICLE 4 REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE INVESTOR		13

4.1	Representations and Warranties of the Investor	13
4.2	Covenants of the Investor	13

ARTICLE 5 CLOSING		13

5.1	Closing Time and Closing Date	13
5.2	Closing Deliverables of the Obligors	14
5.3	Closing Deliverables of the Investor	15
5.4	Conditions of Closing in Favour of the Investor	16
5.5	Conditions of Closing in Favour of the Obligors	18
5.6	Termination	19

ARTICLE 6 INDEMNIFICATION; SURVIVAL		20

6.1	Indemnification	20
6.2	Survival and Limitations	21

ARTICLE 7 NOTICES		22

7.1	Notices	22

ARTICLE 8 ARBITRATION		23

Exhibit 4.12

ARTICLE 9 GENERAL MATTERS		25

9.1	Public Communications	25
9.2	Assignment	25
9.3	Further Assurances	26
9.4	Amendments and Waivers	26
9.5	Successors and Assigns	26
9.6	Third Party Beneficiaries	26
9.7	Injunctive Relief	26
9.8	Expenses	27
9.9	Counterparts	27

- ii -

Exhibit 4.12

NOTE SUBSCRIPTION AGREEMENT

THIS NOTE SUBSCRIPTION AGREEMENT is made as of July 29, 2026 (this “Agreement”)

AMONG:	LCSC HOLDINGS INC., a corporation existing under the laws of Canada,
(hereinafter referred to as the “Investor”)

AND:	SAYONA INC., a corporation existing under the laws of the Province of Québec, Canada,
(hereinafter referred to as the “Issuer”)

AND:	ELEVRA LITHIUM LIMITED, a public limited company organized and existing under the laws of Queensland, Australia,
(hereinafter referred to as the “Guarantor” and, together with the Issuer, the “Obligors”)

(the Investor, the Issuer and the Guarantor are hereinafter referred to collectively as the “Parties” and each individually as a “Party”)

WHEREAS, pursuant to the terms and subject to the conditions of this Agreement, the Issuer proposes to issue and sell to the Investor, and the Investor proposes to subscribe for and purchase from the Issuer, convertible notes of the Issuer in an aggregate principal amount of up to C$145,000,000 (individually, a “Note”, and collectively, the “Notes”), at a subscription price equal to 100% of the aggregate principal amount thereof (the “Subscription Price”), with such Notes to be issued in two tranches consisting of: (i) an initial tranche in the principal amount of C$65,000,000, in the form attached hereto as Exhibit A (the “Upfront Tranche”); and (ii) a subsequent tranche in the principal amount of C$80,000,000, in the form attached hereto as Exhibit B (the “Conditional Tranche”);

WHEREAS the obligations of the Issuer under each of the Notes will be guaranteed by the Guarantor in accordance with a guarantee, in the form attached hereto as Exhibit C (individually, a “Guarantee”, and collectively, the “Guarantees”), and the Notes will, in accordance with their terms, be convertible into special shares in the capital of the Issuer (the “Special Shares”); and

WHEREAS, upon any election by the Investor to convert the Notes into Special Shares pursuant to the terms and subject to the conditions of the applicable Note Certificate (as defined below), such conversion election will automatically and without the need for any further act, formality or instrument, be deemed to constitute the exercise of the Put Right (as defined below) as set out in the applicable Put Right Agreement (as defined below) pursuant to which the Guarantor will be required to acquire all, but not less than all, of the Special Shares then held by the Investor in consideration for cash, ordinary fully paid shares of the Guarantor (“Elevra Shares”) or any combination thereof, at the election of the Issuer and the Guarantor, the whole pursuant to the terms and subject to the conditions of the applicable Put Right Agreement.

Exhibit 4.12

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions

Unless the context requires otherwise, when used in this Agreement the following terms shall have the meanings indicated below including in the recitals and any amendment hereto:

“ADR Rules” has the meaning attributed thereto in Section 8.1.1;

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls or is controlled by or is under common control with the referent Person, and with respect to the Investor only, includes CGF, CGFIM and any Person that controls or is controlled, directly or indirectly, by CGF or CGFIM, provided that CGFIM shall be included only for so long as it is the manager of the Investor;

“Agreement” means this note subscription agreement, including all exhibits, schedules and attachments hereto, and not any particular section or paragraph or other part thereof (unless indicated otherwise) and, as the context requires, terms such as “hereof”, “herein”, “hereby” and “hereunder” refer to this Agreement;

“Anti-Corruption Laws” means all Applicable Laws related to the prevention of bribery, corruption (governmental or commercial), kickbacks, or similar unlawful conduct including the Corruption of Foreign Public Officials Act (Canada), the U.S. Foreign Corrupt Practices Act of 1977, sections 121 (Frauds on the Government) and 426 (Secret Commissions) of the Criminal Code (Canada) and the U.K. Bribery Act 2010;

“Applicable Laws” means, with respect to any Person, property, transaction, event or other matter, all applicable laws, statutes, regulations, rules, by-laws, ordinances, protocols, codes, guidelines, policies, notices, directions, orders, decrees, judgments and awards of any Governmental Authority having jurisdiction over such Person, property, transaction, event or other matter, including, for greater certainty, all applicable federal, provincial, territorial, municipal and local laws;

“Arbitration Act” has the meaning attributed thereto in Section 8.1.1;

“Arbitrator” has the meaning attributed thereto in Section 8.1.1;

“Associate” means, with respect to any natural person: (A) a body corporate, if such natural person beneficially owns, directly or indirectly, voting securities carrying more than 50% of the voting rights attached to all voting securities of such body corporate; (B) a trust or estate for the benefit of such natural person or one or more of such natural person’s immediate family members; (C) a registered retirement savings plan of such natural person; or (D) an immediate family member of such natural person;

Exhibit 4.12

“ASX” means ASX Limited and, as the context requires, the market operated by it, or any successor entity thereto or any successor market or exchange on which the Elevra Shares are then listed, quoted or admitted to trading;

“Authorization” means with respect to any Person, any order, permit, approval, consent, waiver, licence or similar authorization of any Governmental Authority having jurisdiction over the Person;

“Business Day” means any weekday on which the chartered banks are open for business in Brisbane, Australia, and Montréal, Canada;

“CASL” means, collectively, An Act to Promote the Efficiency and Adaptability of the Canadian Economy by Regulating Certain Activities that Discourage Reliance on Electronic Means of Carrying out Commercial Activities, and to Amend the Canadian Radio-television and Telecommunications Commission Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act (Canada), the Electronic Commerce Protection Regulations (CRTC), the Electronic Commerce Protection Regulations (Industry Canada), the practice guidelines, bulletins and enforcement advisories issued by the Canadian Radio-television and Telecommunications Commission (CRTC) and all similar Applicable Laws in any jurisdiction applicable to the NAL Entities;

“CGF” means Canada Growth Fund Inc., a Canadian Crown corporation incorporated under the CBCA;

“CGFIM” means Canada Growth Fund Investment Management Inc.;

“Claim” means any claim, demand, lawsuit, audit, hearing, investigation, arbitration, or other litigation or proceeding (whether civil, criminal, penal, administrative, tax or investigative), including, for greater certainty, any proceeding or investigation by or before a Governmental Authority;

“Closing” means, in respect of each of the Upfront Tranche and the Conditional Tranche, the completion on the applicable Closing Date of the issuance by the Issuer and the purchase by the Investor of the Notes;

“Closing Date” means the Upfront Tranche Closing Date or the Conditional Tranche Closing Date, as applicable;

“Closing Time” means 8:00 a.m. (Montréal time) on the applicable Closing Date, or such other time as mutually agreed between the Parties;

“Collective Agreements” means all collective bargaining agreements or union agreements applicable to the Issuer and/or NAL and all related documents, including letters or memoranda of understanding, letters of intent and other written communications with any bargaining agent or affiliated bargaining agent, trade union, association that qualifies as a trade union, or council of trade unions which could cover any Employee which impose any obligations upon the Issuer and/or NAL;

“Common Shares” means the common shares of the Issuer;

Exhibit 4.12

“Conditional Tranche” has the meaning attributed thereto in the preamble;

“Conditional Tranche Closing Date” means, in respect of the Conditional Tranche of Notes, the date that is ten (10) Business Days after each of the Investor, on the one hand, and the Obligors, on the other hand, has confirmed in writing to the other that all applicable conditions to Closing set forth in Sections 5.4.2 and 5.5.2 (excluding conditions that, by their terms cannot be satisfied until the Closing) have been satisfied or waived by the Party entitled to waive such condition, or on such other date as may be agreed upon in writing among the Parties;

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “controlling” and “controlled” have corresponding meanings;

“Disclosure Letter” means the disclosure letter delivered by the Obligors to the Investor concurrently with the execution and delivery of this Agreement;

“Disinterested Shareholder Approvals” means, in respect of the Upfront Tranche and the Conditional Tranche respectively, the approval of the shareholders of the Guarantor by the appropriate majority, for the purposes of ASX Listing Rule 7.1 and for all other purposes, to issue the applicable Note to the Investor (and to issue the Elevra Shares to the Investor following exercise of the conversion rights in respect of such Note);

“Elevra Shares” has the meaning attributed thereto in the preamble;

“Employee Plans” means all material health, welfare, supplemental unemployment benefit, bonus, profit sharing, option, stock appreciation or other equity or phantom equity arrangements, savings, insurance, incentive, incentive compensation, deferred compensation, change in control, retention or severance arrangements, share purchase, share compensation, disability, pension or supplemental retirement plans, fringe benefit plans and other material employee or director compensation or benefit plans, policies, trusts, funds, agreements or arrangements for the benefit of directors of any of the NAL Entities, current Employees or individuals who provide services (either personally or through an entity) to the NAL Entities and who are not an Employees, which are maintained by the NAL Entities or in respect of which any of the NAL Entities has any liability, in each case in Canada;

“Employees” means the officers and employees of the NAL Entities, including all employees on an approved leave;

“Environmental Laws” means all Applicable Laws and agreements with Governmental Authorities and all other statutory requirements relating to public health and safety, noise control, pollution, reclamation or the protection of the environment or to the generation, production, installation, use, storage, treatment, transportation, Release or threatened Release of Hazardous Substances, including civil responsibility for acts or omissions with respect to the environment, and all Authorizations issued pursuant to such Applicable Laws, agreements or other statutory requirements;

Exhibit 4.12

“Environmental Permits” includes all Authorizations issued, granted, given or made available under the authority of or otherwise required from any Governmental Authority under any Environmental Laws;

“Event of Default” has the meaning attributed thereto in the Note Certificate relating to the Upfront Tranche;

“Governmental Authority” means any domestic or foreign legislative, executive, judicial or administrative body or Person having or purporting to have jurisdiction in the relevant circumstances;

“Guarantee” and “Guarantees” have the meanings attributed thereto in the preamble;

“Guarantor” means Elevra Lithium Limited (ACN 091 951 978), a public limited company organized and existing under the laws of Queensland, Australia;

“Guarantor Filings” means all documents publicly filed by or on behalf of the Guarantor on the ASX Announcements Platform since July 1, 2024;

“Hazardous Substances” means any element, waste or other substance, whether natural or artificial and whether consisting of gas, liquid, solid or vapour that is prohibited, listed, defined, judicially interpreted, designated or classified as dangerous, hazardous, radioactive, explosive or toxic or a pollutant or a contaminant under or pursuant to, or that could give rise to liability under, any applicable Environmental Laws, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor, naturally occurring radioactive material, poly- and perfluoroalkyl substances, and asbestos or asbestos-containing materials or any substance which is designated or deemed under Environmental Laws to be deleterious to natural resources or worker or public health and safety or as having a significant adverse effect upon the environment or human life or health;

“IFRS” means the International Financial Reporting Standards as applied by the International Accounting Standards Board and as adopted by the Australian Accounting Standards Board (AASB), at the relevant time, applied on a consistent basis;

“Indigenous” means the Indian, Inuit and Métis persons or peoples of Canada; a band as defined pursuant to the Indian Act (Canada), any government or council including customary government or council established for the benefit of Indian, Inuit and Métis peoples of Canada, and any corporation, trust, partnership or other unincorporated organization belonging to or established for the benefit of the Indian, Inuit or Métis peoples of Canada or in which one or more Indian, Inuit or Métis persons hold an interest;

“Intellectual Property” has the meaning attributed thereto in paragraph 20 of Exhibit F;

“Issuer” means Sayona Inc., a corporation constituted under the laws of the Province of Québec, Canada, and its legal successors and permitted assigns;

“Issuer Articles of Amendment” means the articles of amendment of the Issuer amending the share capital of the Issuer to create the Special Shares, with Schedule A thereto attached hereto as Exhibit E;

Exhibit 4.12

“IT Systems and Data” has the meaning attributed thereto in paragraph 31 of Exhibit F;

“Losses” means all losses, liabilities, damages, claims, actions, judgments, settlements, awards, costs and expenses, including reasonable legal fees and disbursements;

“Material Adverse Effect” means any material adverse effect on the financial condition, business or capital of the NAL Entities (taken together) that is not capable of being remedied (or that was capable of being remedied within a reasonable time or, if applicable, the applicable cure period, but was not so remedied), or the ability of the Issuer and the Guarantor (taken together) to perform, observe or fulfil any of their payment or other material obligations under the Transaction Documents;

“Material Contracts” has the meaning attributed thereto in paragraph Error! Reference source not found. of Exhibit F;

“Mining Rights” has the meaning attributed thereto in paragraph 16 of Exhibit F;

“NAL” means North American Lithium Inc., a corporation constituted under the laws of the Province of Québec, Canada;

“NAL Data” means any and all information and data, including any Personal Information, collected, processed or otherwise controlled or held by, or in the possession of the NAL Entities regarding their respective current, former or prospective customers, suppliers, Employees, consultants, agents, independent contractors, temporary workers or any other Person;

“NAL Entities” means the Guarantor, the Issuer, Sayona Québec and NAL, collectively;

“NAL Mine” means the North American Lithium mine located in La Corne township, Québec, approximately 60 km north of Val-d’Or, Québec, and directly owned by NAL;

“NI 45-106” means National Instrument 45-106 – Prospectus Exemptions;

“Note” and “Notes” have the meanings attributed thereto in the preamble;

“Note Certificate” means, in respect of the Upfront Tranche, a certificate in the form set out in Exhibit A, and in respect of the Conditional Tranche, a certificate in the form set out in Exhibit B;

“Outside Date” means, in respect of the Upfront Tranche, August 30, 2026 and, in respect of the Conditional Tranche, June 30, 2028;

“Parties” means, collectively, the Issuer, the Guarantor and the Investor;

“Person” means an individual, partnership, corporation, company, incorporated association, trust, incorporated syndicate, unincorporated syndicate, executor, administrator, unincorporated association, joint venture, governmental agency or other entity;

Exhibit 4.12

“Personal Information” means any information that is subject to any Privacy Laws or capable of being associated with an individual, including information that is about, identifies, or could be combined with other information to identify an individual, including name, physical address, telephone number, email address, financial account number, government-issued identifier (including social insurance number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, any religious or political view or affiliation, marital or other status, photograph, face geometry or biometric information, and any other data used or intended to be used to identify, contact or precisely locate an individual. “Personal Information” includes information in any form, including paper, electronic and other forms;

“Privacy Laws” means any Applicable Laws that govern the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Information and any such Applicable Laws governing data breach notification, in any jurisdiction applicable to the NAL Entities;

“Privacy Policy” means any external or internal policy (including any website and application policy) relating to the processing of Personal Information (including the collection, use, disclosure, sale, lease or transfer (including cross-border transfer) of Personal Information) by the NAL Entities, including any policy relating to the privacy of Personal Information of any current, former or prospective customers, suppliers, Employees, consultants, agents, independent contractors, temporary workers or any user of any website or service operated by or on behalf of the NAL Entities;

“Put Right” has the meaning attributed thereto in the Put Right Agreement;

“Put Right Agreement” means a put right agreement among the Investor, the Issuer and the Guarantor, in the form attached hereto as Exhibit D, to be entered into at each Closing, in respect of the Note to be issued pursuant to the Upfront Tranche or the Note to be issued pursuant to the Conditional Tranche, as applicable;

“Release” has the meaning prescribed in any Environmental Laws and includes any sudden, intermittent or gradual release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, migration, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or introduction of a Hazardous Substance, whether accidental or intentional, into the environment;

“Sayona Québec” means Sayona Québec Inc.;

“Securities Legislation” means all federal, provincial and territorial securities laws, rules and regulations and published policy statements and instruments of the securities commissions or other securities regulatory authorities in Canada or in Australia, including those that are now in effect and those that may be promulgated or amended from time to time;

“Subscription” has the meaning attributed thereto in Section 2.1;

“Subscription Price” has the meaning attributed thereto in the preamble;

“subsidiary” means, at any time in respect of a Person, any corporation or other entity controlled at such time directly or indirectly by such Person, and includes for the avoidance of doubt successive subsidiaries of such subsidiary and “subsidiaries” means all of such Persons collectively;

Exhibit 4.12

“Tax Returns” means any and all returns, reports, declarations, claims for refunds, elections, notices, forms, designations, filings, and statements (including estimated tax returns and reports, withholding tax returns and reports, and information returns and reports) filed or required to be filed in respect of Taxes including any amendments thereof;

“Taxes” means (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, unclaimed property, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions; (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority on or in respect of amounts of the type described in clause (i) above or this clause (ii); (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iv) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of being a transferee or successor in interest to any party;

“Trade Control Laws” has the meaning attributed thereto in paragraph 30 of Exhibit F;

“Transaction Documents” means, collectively, this Agreement, the Notes (represented by the Note Certificates), the Guarantees, the Put Right Agreements and the Issuer Articles of Amendment;

“Upfront Tranche” has the meaning attributed thereto in the preamble; and

“Upfront Tranche Closing Date” means, in respect of the Upfront Tranche of Notes, the date that is ten (10) Business Days after each of the Investor, on the one hand, and the Obligors, on the other hand, has confirmed in writing to the other that all conditions to Closing set forth in Sections 5.4.1 and 5.5.1 (excluding conditions that, by their terms cannot be satisfied until the Closing) have been satisfied or waived by the Party entitled to waive such condition, or on such other date as may be agreed upon in writing among the Parties.

1.2	Rules of Construction

Except as may be otherwise specifically provided in this Agreement and unless the context otherwise requires, in this Agreement:

(a)	the terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;

Exhibit 4.12

(b)	references to an “Article”, “Section” or “Exhibit” followed by a number or letter refer to the specified Article or Section of or Exhibit to this Agreement;

(c)	the provision of a table of contents, the division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(d)	words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders;

(e)	the word “including” is deemed to mean “including without limitation”;

(f)	if an Event of Default occurs, it “continues” or “subsists” unless it has been cured by the Issuer or the Guarantor or waived in writing by the Investor;

(g)	unless otherwise indicated, all dollar amounts are expressed in Canadian dollars (C$) and, where specified, in Australian dollars (A$);

(h)	unless otherwise indicated, any reference to a statute refers to such statute and all rules, resolutions and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted;

(i)	any time period within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends; and

(j)	whenever any payment is required to be made, action is required to be taken or period of time is to expire on a day other than a Business Day, such payment shall be made, action shall be taken or period shall expire on the next following Business Day.

1.3	Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

1.4	Entire Agreement

This Agreement, together with the Disclosure Letter and the other Transaction Documents, constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and such other Transaction Documents, and supersede all prior agreements, understandings, negotiations and discussions, whether written or oral, including the binding term sheet dated May 11, 2026 among the Parties. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter of this Agreement and the Transaction Documents except as expressly set out in this Agreement, the Disclosure Letter and the other Transaction Documents.

Exhibit 4.12

1.5	Time of Essence

Time is of the essence of this Agreement.

1.6	Governing Law

This Agreement shall be interpreted and enforced in accordance with, and the respective rights and obligations of the Parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable in that province.

1.7	Knowledge of the Obligors

References in this Agreement to the “knowledge” of the Obligors relating to a particular matter means the actual knowledge of the President of the Issuer, the Managing Director and Chief Executive Officer of the Guarantor, the Chief Financial Officer of the Guarantor, the President, Canada and Group Chief Operating Officer of the Guarantor and the Chief People Officer of the Guarantor, namely Lucas Dow, Christian Cortes, Sylvain Collard and Sandra Tremblay as of the date of this Agreement, after making diligent inquiry of the appropriate officers and senior employees of the Obligors who can reasonably be expected to have actual knowledge of such matter.

1.8	Schedules and Disclosure Letter

All references in this Agreement to a “Schedule” means the schedules forming part of the Disclosure Letter, which are incorporated in and form part of this Agreement. Any exceptions or qualifications set forth in a Schedule or the Disclosure Letter relating to a particular representation or warranty in this Agreement shall be deemed to qualify any other representations and warranties contained in this Agreement if it is readily apparent on the face of the information disclosed therein to the Person to which such disclosure is being made that such disclosure applies to such other Schedule.

1.9	Exhibits

The following Exhibits are attached to and form part of this Agreement:

Exhibit A	–	Form of Upfront Tranche Note Certificate
Exhibit B	–	Form of Conditional Tranche Note Certificate
Exhibit C	–	Form of Guarantee
Exhibit D	–	Form of Put Right Agreement
Exhibit E	–	Schedule to Issuer Articles of Amendment
Exhibit F	–	Representations and Warranties of the Obligors
Exhibit G	–	Representations and Warranties of the Investor

Exhibit 4.12

ARTICLE 2
SUBSCRIPTION

2.1	Subscription and Acceptance

Subject to the terms and conditions of this Agreement, and in reliance upon and in consideration of the covenants, representations, warranties and undertakings of the Parties contained herein, including, for greater certainty, the entry into of the applicable Put Right Agreement and the applicable Guarantee, the Investor hereby agrees to subscribe for and purchase from the Issuer, and the Issuer hereby agrees to issue and sell to the Investor, (i) on the Upfront Tranche Closing Date, the Note to be issued pursuant to the Upfront Tranche, and (ii) on the Conditional Tranche Closing Date, the Note to be issued pursuant to the Conditional Tranche, in each case at the applicable Subscription Price and in accordance with this Agreement (collectively, the “Subscription”).

2.2	Use of Proceeds

The Issuer acknowledges and agrees that the net proceeds to be received by the Issuer from the Subscription shall be used by the Issuer to fund the expansion project of the NAL Mine and to provide additional liquidity to ensure capital management adequacy, and for no other purpose without the prior written consent of the Investor.

ARTICLE 3

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE OBLIGORS

3.1	Representations and Warranties of the Obligors

3.1.1	Except as otherwise expressly stated, the Obligors jointly and severally represent and warrant to the Investor as set forth in Exhibit F.

3.1.2	The Obligors acknowledge that the Investor is relying on the representations and warranties in Exhibit F for the purposes of subscribing to the Notes and that each of them is an essential condition to the Investor entering into this Agreement.

3.2	Covenants of the Obligors

3.2.1	Actions to Satisfy Closing Conditions.

(i)	Each of the Obligors shall make commercially reasonable efforts to ensure satisfaction of each of the conditions set forth in Sections 5.4 and 5.5 for which it is responsible for performing, delivering or satisfying.

Exhibit 4.12

(ii)	Each of the Obligors shall, upon request by the Investor, use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or deemed advisable by the Investor to obtain, or assist the Investor in obtaining, any regulatory approvals required to comply with Applicable Laws, including, without limitation, any approvals required under the Competition Act (Canada) or similar legislation in any applicable foreign jurisdictions, where such approval is or becomes required, to consummate the transactions contemplated by this Agreement. Notwithstanding any provision of the Transaction Documents to the contrary, the Obligors shall not be required to offer, negotiate, agree to or undertake (i) any sale, divestiture, or disposition of any of the Obligors’, or any of their Affiliates’, assets, interests, properties, operations or businesses, (ii) any other restriction or limitation on any or all of the Obligors’, or any of their Affiliates’, assets, interests, properties, operations or businesses, or (iii) any other action, restriction or condition (whether or not formally expressed) of any Governmental Authority, in order to obtain any regulatory approvals required to consummate the transactions contemplated by this Agreement. For the avoidance of doubt, in order to obtain any regulatory approvals required to consummate the transactions contemplated by the Transaction Documents, the Investor may not, without the prior written consent of the Obligors’ representatives, propose, offer, negotiate, agree to or undertake (i) any sale, divestiture, or disposition of any assets, interests, properties, operations or businesses of the Obligors or any of their Affiliates, or (ii) any other action, restriction, limitation or condition of all or any portion of the businesses or assets of the Obligors or any of their Affiliates.

3.2.2	Consents, Approvals and Authorizations.

(i)	The Obligors covenant that they shall prepare, file and diligently pursue until received all necessary consents, approvals and authorizations of any Person and make such necessary filings, as are required to be obtained under Applicable Laws with respect to the Subscription and the other transactions contemplated by the Transaction Documents, including the Disinterested Shareholder Approvals.

(ii)	The Obligors shall keep the Investor fully informed of the status of such consents, approvals and authorizations. The Investor, its representatives and counsel shall have the right to provide input on any applications for approval, related correspondence and any proxy circular of the Guarantor prepared in connection with any required shareholder approvals, and the Guarantor shall incorporate such input acting reasonably. The Obligors shall provide the Investor and its counsel with reasonable prior notice of any proposed substantive discussions with ASX required in connection with the Subscription or the other transactions contemplated by the Transaction Documents. Upon all such consents, approvals and authorizations having been obtained and all such filings having been made, the Obligors shall promptly notify the Investor.

3.2.3	Conduct of Business and Maintenance of Existence. From the date hereof until the earlier of the Closing Time on the Upfront Tranche Closing Date and the termination of this Agreement in accordance with its terms, the Issuer shall, and shall cause its material subsidiaries to, conduct its business in the ordinary course consistent in all material respects with past practice and shall preserve and maintain its corporate existence and good standing under Applicable Laws and maintain in all material respects the material rights, and material licences, permits and authorizations necessary for the conduct of its business.

3.2.4	Filing of the Issuer Articles of Amendment. Not later than the Closing Time on the Upfront Tranche Closing Date, the Issuer shall have filed the Issuer Articles of Amendment with the Registraire des entreprises du Québec, and the Issuer Articles of Amendment shall have become effective.

Exhibit 4.12

ARTICLE 4

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE INVESTOR

4.1	Representations and Warranties of the Investor

4.1.1	The Investor represents and warrants to the Obligors as set forth in Exhibit G.

4.1.2	The Investor acknowledges that the Obligors are relying on the representations and warranties in Exhibit G for the purpose of the issuance of the Notes to the Investor and that it is an essential condition to the Obligors entering into this Agreement.

4.2	Covenants of the Investor

4.2.1	The Investor shall make commercially reasonable efforts to ensure satisfaction of each of the conditions set forth in Sections 5.4 and 5.5 for which it is responsible for performing, delivering or satisfying.

4.2.2	The Investor shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or deemed advisable to obtain, or assist the Obligors in obtaining, any regulatory approvals required to comply with Applicable Laws, including any approvals required under the Competition Act (Canada) or similar legislation in any applicable foreign jurisdictions, where such approval is or becomes required, to consummate the transactions contemplated by this Agreement. Notwithstanding any provision of the Transaction Documents to the contrary, the Investor shall not be required to offer, negotiate, agree to or undertake (i) any sale, divestiture, or disposition of any of the Investor’s, or any of its Affiliates’, assets, interests, properties, operations or businesses, (ii) any other restriction or limitation on any or all of the Investor’s, or any of its Affiliates’, assets, interests, properties, operations or businesses, or (iii) any other action, restriction or condition (whether or not formally expressed) of any Governmental Authority, in order to obtain any regulatory approvals required to consummate the transactions contemplated by this Agreement. For the avoidance of doubt, in order to obtain any regulatory approvals required to consummate the transactions contemplated by the Transaction Documents, the Obligors may not, without the prior written consent of the Investor, propose, offer, negotiate, agree to or undertake (i) any sale, divestiture, or disposition of any assets, interests, properties, operations or businesses of the Investor or any of its Affiliates, or (ii) any other action, restriction, limitation or condition of all or any portion of the businesses or assets of the Investor or any of its Affiliates.

ARTICLE 5
CLOSING

5.1	Closing Time and Closing Date

(a)	The purchase and sale of the Note to be issued pursuant to the Upfront Tranche and the Note to be issued pursuant to the Conditional Tranche shall be completed at the Closing Time on the Upfront Tranche Closing Date and the Conditional Tranche Closing Date, respectively, in each case by electronic means. At the Closing Time, the Investor shall deliver, or cause to be delivered, the applicable Subscription Price to the Issuer by electronic transfer of immediately available funds in lawful money of Canada to the account designated in writing by the Issuer no later than five (5) Business Days prior to the applicable Closing Date. Upon receipt by the Issuer of the applicable Subscription Price, the Issuer shall cause the applicable Note and Note Certificate to be concurrently issued and delivered to the Investor.

Exhibit 4.12

(b)	Each of the Investor, on the one hand, and the Obligors, on the other hand, shall, promptly following the satisfaction or waiver of all applicable conditions to Closing set forth in Sections 5.4.1 and 5.5.1, in the case of the Upfront Tranche, or Sections 5.4.2 and 5.5.2, in the case of the Conditional Tranche, in each case excluding conditions that by their terms cannot be satisfied until the Closing, deliver written notice to the other confirming that such conditions have been satisfied or waived by the Party entitled to waive the same.

5.2	Closing Deliverables of the Obligors

At each Closing, the Obligors shall have delivered to the Investor, each of the following:

(a)	an executed copy of the applicable Note Certificate;

(b)	an executed copy of the applicable Guarantee;

(c)	an executed copy of the applicable Put Right Agreement;

(d)	one or more certificates dated the Closing Date, signed by the President of the Issuer (in such capacity and without personal liability), with respect to the constating documents of the Issuer, all resolutions of the board of directors of the Issuer relating to the Transaction Documents and the transactions contemplated thereby and the incumbency and specimen signatures of signing officers, and certifying the following matters:

(i)	in respect of the Conditional Tranche only, that no Event of Default in respect of the Issuer has occurred since the Upfront Tranche Closing Date and is subsisting on the Conditional Tranche Closing Date; and

(ii)	(x) in respect of the Upfront Tranche only, the matters set forth in Sections 5.4.1(i) and 5.4.1(ii) in respect of the Issuer, or (y) in respect of the Conditional Tranche only, the matters set forth in Sections 5.4.2(ii) and 5.4.2(iii) in respect of the Issuer;

Exhibit 4.12

(e)	one or more certificates dated the Closing Date, signed by the Managing Director and Chief Executive Officer of the Guarantor (in such capacity and without personal liability), with respect to the constating documents of the Guarantor, all resolutions of the board of directors and the shareholders of the Guarantor relating to the Transaction Documents and the transactions contemplated thereby (including, the applicable Disinterested Shareholder Approval) and the incumbency and specimen signatures of signing officers, and certifying the following matters:

(i)	in respect of the Conditional Tranche only, that no Event of Default in respect of the Guarantor has occurred since the Upfront Tranche Closing Date and is subsisting on the Conditional Tranche Closing Date;

(ii)	(x) in respect of the Upfront Tranche only, that no Material Adverse Effect has occurred since the date of this Agreement and is subsisting on the Upfront Tranche Closing Date, or (y) in respect of the Conditional Tranche only, that no Material Adverse Effect has occurred since the Upfront Tranche Closing Date and is subsisting on the Conditional Tranche Closing Date; and

(iii)	(x) in respect of the Upfront Tranche only, the matters set forth in Sections 5.4.1(i) and 5.4.1(ii) in respect of the Guarantor, or (y) in respect of the Conditional Tranche only, the matters set forth in Sections 5.4.2(ii) and 5.4.2(iii) in respect of the Guarantor;

(f)	a legal opinion addressed to the Investor in form and substance satisfactory to the Investor from Canadian counsel to the Issuer and the Guarantor;

(g)	a certificate of status or equivalent for the Issuer dated no earlier than two (2) Business Days prior to the Closing Date; and

(h)	any other document reasonably necessary to give effect to the transactions contemplated hereby.

5.3	Closing Deliverables of the Investor

At each Closing, the Investor shall have delivered to the Obligors, each of the following:

(a)	an executed copy of the applicable Note Certificate;

(b)	an executed copy of the applicable Guarantee;

(c)	an executed copy of the applicable Put Right Agreement;

(d)	a certificate of status or equivalent for the Investor dated no earlier than two (2) Business Days prior to the Closing Date; and

(e)	any other document reasonably necessary to give effect to the transactions contemplated hereby.

Exhibit 4.12

5.4	Conditions of Closing in Favour of the Investor

5.4.1	Conditions Applicable to the Upfront Tranche.

The Closing of the Upfront Tranche is subject to the following terms and conditions for the exclusive benefit of the Investor, to be performed or fulfilled by the Obligors at or prior to the Closing Time on the Upfront Tranche Closing Date:

(i)	(x) the representations and warranties of the Obligors contained in paragraphs 1, 2, 3, 5(a), 5(b) and 6 of Exhibit F shall be true and correct in all respects as at such Closing Time, with the same force and effect as if made on and as at such Closing Time, except for such representations and warranties which are in respect of a specific date in which case such representations and warranties shall be true and correct, in all respects, as of such date, and (y) the other representations and warranties of the Obligors contained in this Agreement shall be true and correct in all material respects (or, as regards specific representations and warranties if qualified by materiality or Material Adverse Effect, in all respects) as at such Closing Time, with the same force and effect as if made on and as at such Closing Time, except for such representations and warranties which are in respect of a specific date in which case such representations and warranties shall be true and correct, in all material respects (or, as regards specific representations and warranties if qualified by materiality or Material Adverse Effect, in all respects), as of such date;

(ii)	the Obligors shall have performed or complied with, in all material respects, all of their obligations, covenants and agreements under this Agreement required to be performed or complied with prior to the Closing of the Upfront Tranche;

(iii)	no Material Adverse Effect shall have occurred since the date of this Agreement and shall be subsisting on the Upfront Tranche Closing Date;

(iv)	all Authorizations of any Governmental Authority required on the part of the Guarantor in connection with the entering into and performance of the Transaction Documents shall have been received;

(v)	there shall be no order, injunction, judgment or ruling filed or imposed by any Governmental Authority enjoining, delaying, restricting or preventing the consummation of the transactions contemplated in this Agreement or claiming that such transactions are improper;

(vi)	the Elevra Shares shall continue to be listed and posted for trading on ASX;

(vii)	none of the Obligors shall be the subject of a cease trade order (including a management cease trade order) made by any applicable securities regulatory authority (or authorities) or regulator in Australia, Canada or the United States or other Governmental Authority;

(viii)	the Obligors shall have made and/or obtained the necessary filings, approvals, consents and acceptances of the appropriate regulatory authorities required to be made or obtained by them in connection with the issuance of the Note, the Special Shares and the Elevra Shares with respect to the Upfront Tranche as herein contemplated, including any required approval of ASX and any required approval by the shareholders of the Guarantor of the transactions contemplated by this Agreement, including the Disinterested Shareholder Approval with respect to the Upfront Tranche; and

Exhibit 4.12

(ix)	the Investor shall have received the deliveries set forth in Section 5.2.

5.4.2	Conditions Applicable to the Conditional Tranche.

The Closing of the Conditional Tranche is subject to the following terms and conditions for the exclusive benefit of the Investor, to be performed or fulfilled by the Obligors at or prior to the Closing Time on the Conditional Tranche Closing Date:

(i)	the Issuer shall have given written notice to the Investor that it intends to issue the Note to be issued pursuant to the Conditional Tranche;

(ii)	(x) the representations and warranties of the Obligors contained in paragraphs 1, 2, 3, 5(a), 5(b) and 6 of Exhibit F shall be true and correct in all respects as at such Closing Time, with the same force and effect as if made on and as at such Closing Time, except for such representations and warranties which are in respect of a specific date in which case such representations and warranties shall be true and correct, in all respects, as of such date, and (y) the other representations and warranties of the Obligors contained in this Agreement shall be true and correct in all material respects (or, as regards specific representations and warranties if qualified by materiality or Material Adverse Effect, in all respects) as at such Closing Time, with the same force and effect as if made on and as at such Closing Time, except for such representations and warranties which are in respect of a specific date in which case such representations and warranties shall be true and correct, in all material respects (or, as regards specific representations and warranties if qualified by materiality or Material Adverse Effect, in all respects), as of such date

(iii)	the Obligors shall have performed or complied with, in all material respects, all of their obligations, covenants and agreements under this Agreement required to be performed or complied with prior to the Closing of the Conditional Tranche;

(iv)	no Event of Default shall have occurred since the Upfront Tranche Closing Date and shall be subsisting on the Conditional Tranche Closing Date;

(v)	no Material Adverse Effect shall have occurred since the Upfront Tranche Closing Date and shall be subsisting on the Conditional Tranche Closing Date;

(vi)	all Authorizations of any Governmental Authority required on the part of the Guarantor in connection with the entering into and performance of the Transaction Documents shall have been received;

(vii)	there shall be no order, injunction, judgment or ruling filed or imposed by any Governmental Authority enjoining, delaying, restricting or preventing the consummation of the transactions contemplated in this Agreement or claiming that such transactions are improper;

(viii)	the Elevra Shares shall continue to be listed and posted for trading on ASX;

Exhibit 4.12

(ix)	none of the Obligors shall be the subject of a cease trade order (including a management cease trade order) made by any applicable securities regulatory authority (or authorities) or regulator in Australia, Canada or the United States or other Governmental Authority;

(x)	the Obligors shall have made and/or obtained the necessary filings, approvals, consents and acceptances of the appropriate regulatory authorities required to be made or obtained by them in connection with the issuance of the Note, the Special Shares and the Elevra Shares with respect to the Conditional Tranche as herein contemplated, including any required approval of ASX and any required approval by the shareholders of the Guarantor of the transactions contemplated by this Agreement, including the Disinterested Shareholder Approval with respect to the Conditional Tranche;

(xi)	the NAL Phase 5 mining permit shall have been obtained; and

(xii)	the Investor shall have received the deliveries set forth in Section 5.2.

5.5	Conditions of Closing in Favour of the Obligors

5.5.1	Conditions Applicable to the Upfront Tranche.

The Closing of the Upfront Tranche is subject to the following terms and conditions for the exclusive benefit of the Obligors, to be performed or fulfilled by the Investor at or prior to the Closing Time on the Upfront Tranche Closing Date:

(i)	the representations and warranties of the Investor contained in this Agreement shall be true and correct in all material respects (or, as regards specific representations and warranties if qualified by materiality, in all respects) as at such Closing Time, with the same force and effect as if made on and as at such Closing Time, except for such representations and warranties which are in respect of a specific date in which case such representations and warranties shall be true and correct, in all material respects (or, as regards specific representations and warranties if qualified by materiality, in all respects), as of such date, after giving effect to the transactions contemplated by this Agreement;

(ii)	the Investor shall have performed or complied with, in all respects, all of its obligations, covenants and agreements under this Agreement required to be performed or complied with prior to the Closing of the Upfront Tranche;

(iii)	the Investor shall have confirmed that it has obtained all investment committee and other internal approvals required by it, and that it has completed and is satisfied with the results of all required due diligence in connection with the entry into the Transaction Documents and the transactions contemplated by them;

(iv)	all Authorizations of any Governmental Authority required on the part of the Investor in connection with the entering into and performance of the Transaction Documents shall have been received;

Exhibit 4.12

(v)	there shall be no order, injunction, judgment or ruling filed or imposed by any Governmental Authority enjoining, delaying, restricting or preventing the consummation of the transactions contemplated in this Agreement or claiming that such transactions are improper; and

(vi)	the Obligors shall have received the deliveries set forth in Section 5.3.

5.5.2	Conditions Applicable to the Conditional Tranche.

The Closing of the Conditional Tranche is subject to the following terms and conditions for the exclusive benefit of the Obligors, to be performed or fulfilled by the Investor at or prior to the Closing Time on the Conditional Tranche Closing Date:

(i)	the representations and warranties of the Investor contained in this Agreement shall be true and correct in all material respects (or, as regards specific representations and warranties if qualified by materiality, in all respects) as at such Closing Time, with the same force and effect as if made on and as at such Closing Time, except for such representations and warranties which are in respect of a specific date in which case such representations and warranties shall be true and correct, in all material respects (or, as regards specific representations and warranties if qualified by materiality, in all respects), as of such date, after giving effect to the transactions contemplated by this Agreement;

(ii)	the Investor shall have performed or complied with, in all respects, all of its obligations, covenants and agreements under this Agreement required to be performed or complied with prior to the Closing;

(iii)	the Investor shall have confirmed that it has obtained all investment committee and other internal approvals required by it, and that it has completed and is satisfied with the results of all required due diligence in connection with the entry into the Transaction Documents and the transactions contemplated by them;

(iv)	all Authorizations of any Governmental Authority required on the part of the Investor in connection with the entering into and performance of the Transaction Documents shall have been received;

(v)	there shall be no order, injunction, judgment or ruling filed or imposed by any Governmental Authority enjoining, delaying, restricting or preventing the consummation of the transactions contemplated in this Agreement or claiming that such transactions are improper; and

(vi)	the Obligors shall have received the deliveries set forth in Section 5.3.

5.6	Termination

This Agreement may be terminated at any time prior to the Closing Date:

(a)	by the mutual written agreement of the Obligors and the Investor; or

Exhibit 4.12

(b)	by the Obligors, on the one hand, or the Investor, on the other hand, if the Closing has not occurred by 11:59 p.m. (Montréal time) on the Outside Date; provided that the right to terminate this Agreement under this Section 5.6 shall not be available to any Party whose breach of this Agreement has been the primary cause of the failure of the Closing to occur by such time.

If this Agreement is terminated in accordance with this Section 5.6, then the Parties shall not have any further liability to perform their obligations hereunder, save to the extent that any such obligations are expressly stated to survive any such termination, and save in respect of the obligations contained in Sections 6.1, 7.1, 9.2, 9.4, 9.5, 9.6 and 9.8, which shall survive any termination of this Agreement, or in any other provisions which by their nature ought to survive any termination of this Agreement. For the avoidance of doubt, no Party hereto shall be relieved of any liability for any breach of a covenant under this Agreement occurring prior to (or, with respect to provisions that survive the termination of this Agreement, following) the termination of this Agreement.

ARTICLE 6
INDEMNIFICATION; SURVIVAL

6.1	Indemnification

6.1.1	Subject to the provisions of Section 6.2, from and after the Closing of the Upfront Tranche, the Obligors shall indemnify and save harmless the Investor, its Affiliates and their respective shareholders, officers, directors, employees, agents, members and partners from and against all Losses, in each case to the extent caused by or arising directly from (i) any material inaccuracy in any representation or warranty made by the Obligors under this Agreement, or (ii) any material breach by the Obligors of any covenant under this Agreement.

6.1.2	Subject to the provisions of Section 6.2, from and after the Closing of the Upfront Tranche, the Investor shall indemnify and save harmless the Obligors, their respective Affiliates and their respective shareholders, officers, directors, employees, agents, members and partners from and against all Losses, in each case to the extent caused by or arising directly from (i) any material inaccuracy in any representation or warranty made by the Investor under this Agreement, or (ii) any material breach by the Investor of any covenant under this Agreement.

6.1.3	The Obligors hereby acknowledge and agree that, with respect to Section 6.1.1, the Investor is contracting on its own behalf and as agent for the other Persons who may be indemnified pursuant to Section 6.1.1. In this regard, the Investor will act as trustee for such indemnified Persons of the covenants of the Obligors under Section 6.1.1 with respect to such indemnified Persons, accepts these trusts and will hold and enforce those covenants on behalf of such indemnified Persons.

6.1.4	The Investor hereby acknowledges and agrees that, with respect to Section 6.1.2, the Obligors are contracting on their own behalf and as agents for the other Persons who may be indemnified pursuant to Section 6.1.2. In this regard, the Obligors will act as trustees for such indemnified Persons of the covenants of the Investor under Section 6.1.2 with respect to such indemnified Persons and accept these trusts and will hold and enforce those covenants on behalf of such indemnified Persons.

Exhibit 4.12

6.1.5	Notwithstanding anything to the contrary set forth herein, in no event shall the Obligors or the Investor be liable for special, indirect, consequential or punitive damages; except for any such damages that are paid or owed to a third party.

6.2	Survival and Limitations

6.2.1	The Parties agree that:

(a)	(i) the representations and warranties set forth in paragraphs 1, 2, 3, 5(a), 5(b) and 6 of Exhibit F and paragraphs 1, 2, 3 and 5 of Exhibit G and any representation and warranty in the case of fraud shall survive indefinitely, (ii) the representations and warranties set forth in paragraph 22 of Exhibit F shall survive until the third (3rd) anniversary of the Closing Date, (iii) the representations and warranties set forth in paragraph 25 of Exhibit F shall survive until the close of business on the 90th day following the expiration of the applicable statute of limitations with respect to such matters (giving effect to any waiver, mitigation or extension thereof) and (iv) the other representations and warranties made by each of them in this Agreement, shall survive for a period of twenty-four (24) months from the Closing Date. Notwithstanding anything contained herein to the contrary, any claims for indemnification asserted in connection with this Agreement and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved;

(b)	unless required to be performed on or prior to the applicable Closing Date or unless otherwise expressly set forth herein:

(i)	the covenants made pursuant hereto with respect to the Upfront Tranche shall terminate on the Upfront Tranche Closing Date or termination of this Agreement in accordance with its terms, whichever occurs first; and

(ii)	the covenants made pursuant hereto with respect to the Conditional Tranche shall terminate on the Conditional Tranche Closing Date or termination of this Agreement in accordance with its terms, whichever occurs first;

6.2.2	from and after the Closing of the Upfront Tranche, the indemnification provisions set out in Section 6.1 shall constitute the sole and exclusive monetary remedy of the Parties and the other indemnified Persons for any inaccuracy in any representation or warranty made under this Agreement or any breach of any covenant under this Agreement; provided, however, that nothing in this Section 6.2.2 shall limit or restrict (a) any Party’s right to refuse to complete a Closing if the applicable conditions to such Closing are not satisfied or waived, (b) any Party’s right to terminate this Agreement in accordance with its terms, (c) any Party’s right to seek specific performance, injunctive relief or other equitable remedies, or (d) any liability arising from fraud;

Exhibit 4.12

6.2.3	notwithstanding anything to the contrary in this Agreement:

(a)	the aggregate liability of the Obligors for Losses arising from any inaccuracy in or breach of any representation or warranty set forth in Exhibit F shall not exceed the Subscription Price which has actually been delivered by the Investor at the time the claim for indemnification has been made pursuant to Section 6.1.1;

(b)	the aggregate liability of the Investor for Losses arising from any inaccuracy in or breach of any representation or warranty set forth in Exhibit G shall not exceed the Subscription Price which has actually been delivered by the Investor at the time the claim for indemnification has been made pursuant to Section 6.1.2; and

(c)	none of the limitations of liability set forth in Sections 6.2.3(a) and 6.2.3(b) shall apply with respect to any Losses arising out of or resulting from the fraud or wilful misconduct of the applicable Party; and

6.2.4	notwithstanding anything to the contrary in this Agreement, to the extent that the Investor has been made expressly aware by the Obligors of any inaccuracy in or breach of any representation or warranty of any Obligor and has waived, in whole or in part, any condition to Closing relating to the accuracy or non-breach of any representation or warranty, the Investor shall, solely to the extent of such waiver, be deemed to have irrevocably waived and released any right to make any claim for indemnification or other recovery under this Agreement in respect of the matter, circumstance or breach of such representation or warranty that was the subject of such waived condition.

ARTICLE 7
NOTICES

7.1	Notices

Any notice or other communication given regarding the matters contemplated by this Agreement or under any Transaction Document must be in writing, sent by personal delivery, courier or email and addressed:

(a)	to the Investor at:

LCSC Holdings Inc.

c/o Canada Growth Fund Investment Management Inc.

1250 René Lévesque Blvd. West, Suite 1400

Montréal, Québec H3B 5E9

Attention:	Legal Notices and Dylan Weiss
Email:	[***] and [***]

with a copy (which shall not constitute notice) to:

Davies Ward Phillips & Vineberg LLP

1501 McGill College Avenue, 27th Floor

Montréal, Québec H3A 3N9

Attention:	Franziska Ruf and Nicolas Morin
Email:	[***] and [***]

Exhibit 4.12

(b)	to the Issuer at:

Sayona Inc.

1100 René Lévesque Blvd. West, Suite 1230

Montréal, Québec H3B 4N4

Attention:	Sylvain Collard
Email:	[***]

with a copy (which shall not constitute notice) to:

McCarthy Tétrault LLP

1000 De La Gauchetière Street West, Suite MZ400

Montréal Québec H3B 0A2

Attention:	Louis-Nicolas Boulanger
Email:	[***]

(c)	to the Guarantor at:

Elevra Lithium Limited

Level 3, 10 Eagle Street, Brisbane, Queensland 4000

Attention:	Lucas Dow
Email:	[***]

with a copy (which shall not constitute notice) to:

Ashurst Perkins Coie Australia

123 St Georges Terrace, Perth, WA 6000, Australia

Attention:	Gaelan Cooney
Email:	[***]

Any notice or other communication made or given by delivery (by personal delivery, courier or otherwise) shall be deemed to have been validly and effectively made or given when in fact delivered to the address of the intended recipient. Any notice or other communication made or given by email shall be deemed to have been validly and effectively made and given when sent (or, if sent on a day that is not a Business Day or on a Business Day after 5:00 p.m. at the place of receipt, then on the next following Business Day).

Any Party may at any time change its address for service from time to time by giving notice to the other Parties in accordance with this Section 7.1.

ARTICLE 8
ARBITRATION

8.1.1	All disputes, claims, controversies or disagreements directly or indirectly arising out of or relating to this Agreement or the subject matter of this Agreement (including any issue relating to the formation, existence, validity, enforceability, performance, interpretation or termination of this Agreement or the respective rights and obligations of the Parties pursuant to this Agreement and similar issues relating to the Transaction Documents) whether of a contractual or extra-contractual nature, shall be referred to and finally resolved by arbitration pursuant to the Arbitration Act (Ontario) (the “Arbitration Act”) by a sole arbitrator (the “Arbitrator”) under the ADR Institute of Canada, Inc. Arbitration Rules effective December 1, 2016 (the “ADR Rules”), other than the provisions thereof governing appeals (Rule 5.4.7).

Exhibit 4.12

8.1.2	The place of the arbitration shall be Toronto, Ontario and the governing law of the arbitration will be the laws applicable in the Province of Ontario, including all federal laws applicable therein.

8.1.3	The language of the arbitration and any written submissions to be submitted by counsel shall be in English.

8.1.4	The arbitration shall be commenced by serving a notice of arbitration on the opposing Party, which shall contain a detailed description of the dispute, including the amount involved, the position of the Party requesting the arbitration and the remedy sought.

8.1.5	Within 20 days after receipt of a notice of arbitration, the receiving Party shall serve a notice on the other Party containing a detailed response to the claim, the position of the receiving Party and the remedy sought.

8.1.6	At any time after the commencement of the arbitration, but no later than 30 days thereafter, the Parties shall appoint the Arbitrator by agreement. If the Parties are unable to agree upon the Arbitrator, the Arbitrator shall be appointed by the Ontario Superior Court of Justice sitting in Toronto.

8.1.7	Save as required by Applicable Laws, each Party undertakes to keep confidential all information regarding the existence of the arbitration, the identity of the Arbitrator, all disclosures made during the arbitration, all materials or information created, used or produced for the purpose of the arbitration, all materials and information produced for the purpose of the arbitration as well as all awards and orders made by the Arbitrator. This obligation of confidentiality extends to all materials or information created, used or produced during any proceedings related to the arbitration, except to the extent that disclosure may be required by Applicable Laws, including any proceedings before the courts for injunctive relief, or proceedings to protect or pursue a legal right or enforce or challenge any award or order made during the arbitration. Disclosure of any materials or information relating to the arbitration to advisors employed or retained by the Parties may be made only on a strictly confidential basis. The Parties agree to use their best efforts to impose confidentiality on all witnesses, including any expert witnesses, who will participate in the arbitration. The Parties will not, however, be liable for any breach of confidentiality by any witness. No award or procedural order made in the arbitration shall be published.

8.1.8	The fees, costs and expenses of the arbitration (including the fees and expenses of the Arbitrator) shall be shared between the Parties in proportion to their respective degree of success in the matters disputed in the arbitration, as determined by the Arbitrator.

Exhibit 4.12

8.1.9	The award shall include interest in accordance with sections 128 and 129 of the Courts of Justice Act (Ontario).

8.1.10	The Party prevailing in the arbitration may enforce the award by any means permitted by Applicable Laws, including entering the award as a judgment of any court having jurisdiction over the award or having jurisdiction over the relevant Party or its assets.

8.1.11	To the extent that any matter relating to the conduct of the arbitration is not specified herein or by the Arbitration Act and the ADR Rules, such matter shall be determined by the Arbitrator.

ARTICLE 9
GENERAL MATTERS

9.1	Public Communications

A Party shall not issue any press release or make any other public statement or disclosure with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties; provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing in accordance with Applicable Laws, including Securities Legislation, and if such disclosure or filing is required and the other Parties have not reviewed or commented on the disclosure or filing, the Party shall use its reasonable best efforts to give the other Parties prior oral or written notice and a reasonable opportunity to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing). The Party making such disclosure required by Applicable Laws, including Securities Legislation, shall give reasonable consideration to any comments made by the other Parties or their legal counsel, and if such prior notice is not possible, shall give such notice immediately following the making of such disclosure or filing.

9.2	Assignment

9.2.1	The Investor may transfer this Agreement, in whole or in part, to any third party with the prior written consent of the Obligors, such consent not to be unreasonably withheld, conditioned or delayed; provided that it shall be reasonable for the Obligors to withhold, condition or delay such consent if such transfer could reasonably be expected to impair the ability of the Investor or the proposed transferee to perform the obligations of the Investor under this Agreement, including the obligation to pay the applicable Subscription Price. Notwithstanding the foregoing, the Investor may transfer this Agreement without such consent to any of its Affiliates; provided that no such transfer shall relieve the Investor of its obligations under this Agreement, including its obligation to pay the applicable Subscription Price, unless the Obligors expressly agree otherwise in writing.

9.2.2	No transfer of this Agreement by the Investor shall be effective unless the transferee has delivered to the Obligors a written instrument of assumption, in form and substance satisfactory to the Obligors, acting reasonably, pursuant to which the transferee assumes the obligations of the Investor under this Agreement in respect of the portion of this Agreement so transferred.

Exhibit 4.12

9.2.3	The Obligors may not transfer this Agreement without the prior written consent of the Investor.

9.3	Further Assurances

Each Party shall, from time to time and upon the reasonable request of any other Party, promptly execute and deliver all such documents and take, or cause to be taken, all such further actions as may be reasonably necessary or advisable to give full effect to the provisions of this Agreement and any other agreement or document executed in connection herewith, and to perfect, evidence, complete or implement the transactions and obligations contemplated hereby or thereby.

9.4	Amendments and Waivers

No amendment or waiver of any provision of this Agreement shall be binding on either Party unless consented to in writing by such Party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

9.5	Successors and Assigns

This Agreement will inure to the benefit of and be binding upon the respective successors (including successors by reason of amalgamation) and permitted assigns of the Parties.

9.6	Third Party Beneficiaries

The Parties intend that this Agreement will not benefit or create any right or cause of action in favour of, any Person, other than the Parties. No Person, other than the Parties and the other indemnified parties set forth in Section 6.1 (each of which shall be an intended third party beneficiary to this Agreement, and the Investor and the Issuer, in the case of such other indemnified parties, shall be entitled to enforce the indemnification in Section 6.1. on behalf of such other indemnified parties), is entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

9.7	Injunctive Relief

Subject to Section 6.2.2 and except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Applicable Laws or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies may not be an adequate remedy for any such damages. Accordingly, the Parties hereto acknowledge and hereby agree that any breach of any provisions of this Agreement, without prejudice to any other recourse or remedy provided by this Agreement or by Applicable Laws, may give rise to a recourse for injunctive relief or to any other recourse intended to stop the breach and to specifically enforce the terms and provisions of this Agreement and to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement.

Exhibit 4.12

9.8	Expenses

Subject to the Closing of the Upfront Tranche, the Issuer shall be liable for any and all reasonable and documented out-of-pocket fees and expenses of the Investor, including legal fees of the Investor’s counsel, incurred in connection with the preparation and execution of the Transaction Documents and all documents ancillary thereto, which shall not exceed $750,000, exclusive of applicable taxes. The Issuer shall pay such fees and expenses to the Investor within 30 Business Days following receipt of reasonable supporting documentation from the Investor.

9.9	Counterparts

This Agreement may be signed in counterparts, which may be delivered by electronic PDF format, and each such counterpart shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.

(The remainder of this page is intentionally left blank; signature page follows.)

Exhibit 4.12

IN WITNESS WHEREOF the Parties have executed this Agreement on the date first written above.

LCSC HOLDINGS INC., acting by its manager CANADA GROWTH FUND INVESTMENT MANAGEMENT INC.

By	/s/ Selin Bastin
	Name:	Selin Bastin
	Title:	Authorized Signatory

/s/ Yannick Beaudoin
	Name:	Yannick Beaudoin
	Title:	Authorized Signatory

SAYONA INC.

By	/s/ Lucas Dow
	Name:	Lucas Dow
	Title:	Authorized Signatory

ELEVRA LITHIUM LIMITED

By	/s/ Lucas Dow
	Name:	Lucas Dow
	Title:	Authorized Signatory

/s/ Dylan Roberts
	Name:	Dylan Roberts
	Title:	Authorized Signatory

Signature Page – Note Subscription Agreement

Exhibit 4.12

EXHIBIT A

FORM OF UPFRONT TRANCHE NOTE CERTIFICATE

(see attached)

Exhibit 4.12

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND HAS BEEN ISSUED IN RELIANCE ON AN EXEMPTION FROM THE SECURITIES ACT. THIS SECURITY HAS BEEN ACQUIRED BY THE HOLDER HEREOF FOR ITS OWN BENEFICIAL ACCOUNT (AND NOT AS A NOMINEE OR AGENT OR OTHERWISE FOR ANY OTHER PERSON), FOR INVESTMENT PURPOSES, AND NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, THE SALE OR DISTRIBUTION OF THIS SECURITY. NO SALE OR DISTRIBUTION OF THIS SECURITY MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE ISSUER THEREOF THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.

SAYONA INC.

CONVERTIBLE NOTE

$65,000,000	[●], 2026

FOR VALUE RECEIVED, Sayona Inc., a corporation incorporated under the Business Corporations Act (Québec) (the “Issuer”), promises to pay to LCSC Holdings Inc. (the “Investor”), in lawful money of Canada, the principal sum of $65,000,000 (such principal sum, as from time to time remains outstanding, is referred to herein as the “Principal Amount”), together with interest on the Principal Amount as set forth in this Note, on the date and in the manner as set forth in this Note, if not earlier repaid, redeemed or converted, all as provided for in this Note.

This Note is issued as part of a series of convertible notes proposed to be issued to the Investor pursuant to the terms and subject to the conditions set forth in the Note Subscription Agreement (as defined below) (collectively, the “Notes”) for an aggregate principal amount of $145,000,000.

The Notes shall rank equally with each other and with all the Issuer’s other existing and future unsecured and unsubordinated obligations, save for such obligations that may be preferred by provisions of Applicable Laws (as defined below) that are mandatory and of general application.

The foregoing together with the following is a statement of the rights of the Investor and the conditions to which this Note is subject, and to which the Investor, by the acceptance of this Note, agrees.

Exhibit 4.12

Exhibit 4.12

Section 6.6	Assignment	27
Section 6.7	Entire Agreement	28
Section 6.8	Amendments	28
Section 6.9	Successors	28
Section 6.10	Governing Law	28
Section 6.11	Dispute Resolution	28
Section 6.12	Counterparts and Delivery	28

Exhibit 4.12

ARTICLE 1
INTERPRETATION

Section 1.1	Defined Terms

Unless otherwise specified, all capitalized terms used herein will have the following meanings and grammatical variations of such terms will have the corresponding meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls or is controlled by or is under common control with the referent Person, and with respect to the Investor only, includes CGF, CGFIM and any Person that controls or is controlled, directly or indirectly, by CGF or CGFIM, provided that CGFIM shall be included only for so long as it is the manager of the Investor.

“Applicable Laws” means, with respect to any Person, property, transaction, event or other matter, all applicable laws, statutes, regulations, rules, by-laws, ordinances, protocols, codes, guidelines, policies, notices, directions, orders, decrees, judgments and awards of any Governmental Authority having jurisdiction over such Person, property, transaction, event or other matter, including, for greater certainty, all applicable federal, provincial, territorial, state, municipal and local laws and all applicable securities, environmental, tax, labour and privacy laws and regulations. For greater certainty, reference to Applicable Laws in this Note shall be read to include applicable Securities Legislation.

“Associates” has the meaning assigned to such term in Section 2.5(b)(3).

“ASX” means ASX Limited and, as the context requires, the market operated by it, or any successor entity thereto or any successor market or exchange on which the Elevra Shares are then listed, quoted or admitted to trading.

“ASX Listing Rules” means the official listing rules of ASX.

“Australian Dollar Equivalent” means, in respect of an amount denominated in Canadian dollars, the amount in Australian dollars determined by multiplying such amount by the Prevailing CAD/AUD Rate on the Business Day immediately preceding the date on which the Conversion Notice is delivered to the Issuer.

“Business Day” means any weekday on which the chartered banks are open for business in Brisbane, Australia, and Montréal, Canada.

“CBCA” means the Canada Business Corporations Act.

“Change of Control” means a transaction or series of transactions where:

(i)	there is a sale of all or substantially all of Elevra’s assets or business to a Person or group of Persons acting jointly or in concert (together with its or their Affiliates), other than the Investor and its Affiliates; or

(ii)	a Person or a group of Persons acting jointly or in concert (together with its or their Affiliates), other than the Investor and its Affiliates, acquires or becomes the holders of a Relevant Interest in at least 50% or more of the Elevra Shares (excluding Relevant Interests under conditional contracts, unless the relevant transaction pursuant to any such contract has been declared or has become unconditional).

Exhibit 4.12

“CGF” means Canada Growth Fund Inc., a Canadian Crown corporation incorporated under the CBCA.

“CGFIM” means Canada Growth Fund Investment Management Inc.

“Closing Price” means, in respect of an Elevra Share on any Trading Day, the closing price on ASX on such Trading Day published by or derived from the Bloomberg “ELV AU Equity HP” page (setting Last Price and using values not adjusted for any event occurring after such Trading Day; and for the avoidance of doubt, all values will be determined with all adjustment settings on the DPDF Page switched off) (or its successor page) for such Elevra Share.

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “controlling” and “controlled” have corresponding meanings.

“Conversion Date” has the meaning assigned to such term in Section 4.2(a).

“Conversion Notice” has the meaning assigned to such term in Section 4.2(a).

“Conversion Price” has the meaning assigned to such term in Section 4.1(b).

“Conversion Right” has the meaning assigned to such term in Section 4.1(a).

“Conversion Value” has the meaning assigned to such term in Section 4.2(d).

“Conversion Value Calculation” refers to the equation to determine the number of Special Shares to be issued following the delivery of a Conversion Notice in accordance with this Note, which is as follows:

number of Special Shares to be issued = the Conversion Value divided by the Conversion Price.

“Corporate Reorganization” means any transaction whereby all or substantially all of the Issuer’s undertaking, property and assets would become the property of any other Person whether by way of arrangement, reorganization, consolidation, amalgamation, merger, continuance under any other jurisdiction of incorporation or otherwise.

“Corporations Act” means the Corporations Act 2001 (Cth).

“CORRA” means the Canadian Overnight Repo Rate Average (or any successor rate) administered and published by the Bank of Canada (or any successor administrator); provided that, for the purposes of this Note, CORRA shall be deemed to be not less than zero.

Exhibit 4.12

“Elevra” means Elevra Lithium Limited (ACN 091 951 978), a corporation incorporated under the laws of Australia.

“Elevra Shares” means ordinary fully paid shares of Elevra listed on ASX; provided, however, that any such shares issued hereunder (including any Elevra Shares to be issued upon exercise of the Put Right) shall bear the legend set forth on the face of this Note.

“Encumbrance” means any right to any property, or the income or benefits flowing therefrom, which secures an obligation due to a Person or a claim of such Person, whether such interest is based on the common law, civil law, statute or contract, and includes any security interest, hypothec, pledge, mortgage, privilege, prior claim, lien, charge, assignment, transfer, cession, encumbrance, capital lease, synthetic lease, instalment sale, conditional sale or trust receipt or a consignment or bailment for security purposes. The term “Encumbrance” shall include reservations, exceptions, encroachments, easements, servitudes, rights-of-way, covenants, conditions, restrictions and other title exceptions and encumbrances (including, with respect to equity securities agreements having the effect of restricting the ability, in any material respect, of a person to fulfill its obligations hereunder, voting trust agreements and all similar arrangements) affecting property. Solely for the purposes of determining whether an Encumbrance exists for the purposes of this Note, a Person shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, capital lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes and such retention or vesting shall constitute an Encumbrance.

“Event of Default” has the meaning assigned to such term in Section 5.1.

“Governmental Authority” means any domestic or foreign legislative, executive, judicial or administrative body or Person having or purporting to have jurisdiction in the relevant circumstances.

“Guarantee” means the guarantee entered into as of the date hereof between Elevra, the Issuer and the Investor.

“IFRS” means the International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB), as in effect from time to time.

“Indebtedness” means, with respect to any Person, without duplication:

a)	all obligations of such Person for borrowed money or with respect to advances made to such Person of any kind;

b)	all obligations of such Person evidenced by bonds, notes, debentures or similar instruments;

c)	all obligations of such Person under conditional sale or other title retention agreements other than leases which are accounted for under IFRS as operating leases relating to property acquired by such Person;

Exhibit 4.12

d)	all obligations of such Person in respect of the deferred purchase price of property or services;

e)	all obligations of others secured by (or for which the other party or parties has or have an existing right, contingent or otherwise, to be secured by) any Encumbrance on property owned or acquired by such Person, whether or not the obligation secured thereby has been assumed;

f)	obligations under operating, capital or finance leases, sale and leaseback obligations and synthetic leases;

g)	obligations under hedging, swap, derivative or similar arrangements;

h)	all other indebtedness upon which interest charges are customarily paid by such Person;

but excludes:

i)	accounts and trade payables and accrued liabilities incurred in the ordinary course of business;

j)	obligations in respect of intercompany loans between the Issuer and any of its Affiliates;

k)	contingent obligations arising from guarantees, letters of credit, surety bonds or similar instruments, unless and until such obligations become due and payable; and

l)	any obligation the aggregate outstanding principal amount of which does not exceed $5,000,000 (or its equivalent in any other currency) in the aggregate at any time.

“Interest Payment Date” has the meaning assigned to such term in Section 2.2(a).

“Investor” means LCSC Holdings Inc., a corporation incorporated under the CBCA and a wholly-owned subsidiary of CGF, and its legal successors and permitted assigns.

“Investor Party” means each of the Investor or any Affiliate of the Investor that is a holder of this Note, and collectively, the “Investor Parties”.

“Issue Date” means the date on which this Note is issued by the Issuer to the Investor in accordance with the Note Subscription Agreement.

“Issuer” means Sayona Inc., a corporation incorporated under the QBCA, and its legal successors and permitted assigns.

“Issuer Articles of Amendment” means the articles of amendment of the Issuer amending, inter alia, the share capital of the Issuer to create the Special Shares.

“Mandatory Redemption Date” has the meaning assigned to such term in Section 2.5(a).

Exhibit 4.12

“Mandatory Redemption Event” means:

a)	the occurrence of a Change of Control in respect of Elevra; or

b)	the Elevra Shares (i) ceasing to be quoted, listed or admitted to trading on ASX or (ii) being suspended from trading on ASX for a period of more than 60 consecutive Trading Days.

“Mandatory Redemption Event Notice” has the meaning assigned to such term in Section 2.5(a).

“Mandatory Redemption Event Election Notice” has the meaning assigned to such term in Section 2.5(a).

“Material Adverse Effect” means any material adverse effect on the financial condition, business or capital of the Issuer, any of its subsidiaries and Elevra (taken together) that is not capable of being remedied (or that was capable of being remedied within a reasonable time or, if applicable, the applicable cure period, but was not so remedied), or the ability of the Issuer and Elevra (taken together) to perform, observe or fulfil any of their payment or other material obligations under the Transaction Documents.

“Maturity Date” has the meaning assigned to such term in Section 2.3(a).

“NAL” means North American Lithium Inc., a corporation incorporated under the QBCA.

“NAL Mine” means the North American Lithium mine located in La Corne township, Québec, approximately 60 km north of Val-d’Or, Québec, and directly owned by NAL.

“Note” means this Convertible Note.

“Note Subscription Agreement” means the note subscription agreement dated as of {{SigningDate}} between the Investor, the Issuer and Elevra.

“Parties” means, collectively, the Issuer and the Investor, and each individually a “Party”.

“Person” means an individual, partnership, corporation, company, incorporated association, trust, incorporated syndicate, unincorporated syndicate, executor, administrator, unincorporated association, joint venture, governmental agency or other entity.

“Prevailing CAD/AUD Rate” means, in respect of a particular date, the spot rate of exchange between Canadian dollars and Australian dollars prevailing as at or about 12:00 p.m. (Sydney time) on that date as published or derived from the relevant Bloomberg “BFIX” page (or its successor page).

“Principal Amount” has the meaning set out in the preamble.

“Put Right” means the irrevocable and exclusive right and option granted by Elevra in favour of the Investor pursuant to the Put Right Agreement, to require Elevra to acquire from the Investor all, but not less than all, of the Special Shares issued to the Investor upon conversion of this Note, in consideration for cash, Elevra Shares, or any combination thereof, at the election of the Issuer and Elevra, in each case in accordance with the terms and conditions of the Put Right Agreement.

Exhibit 4.12

“Put Right Agreement” means the put right agreement dated as of the date hereof between the Investor, the Issuer and Elevra.

“QBCA” means the Business Corporations Act (Québec).

“Redemption Date” has the meaning assigned to such term in Section 2.4(a).

“Redemption Notice” has the meaning assigned to such term in Section 2.4(a).

“Redemption Price” means the Principal Amount, plus all accrued and unpaid interest thereon to, and including, the Redemption Date or the Mandatory Redemption Date in accordance with Section 2.4 or Section 2.5, respectively.

“Relevant Interest” has the meaning assigned to such term in the Corporations Act.

“Scheme” has the meaning assigned to such term in Section 2.5(b)(1).

“Securities Legislation” means all federal, provincial and territorial securities laws, rules and regulations and published policy statements and instruments of the securities commissions or other securities regulatory authorities in Canada or in Australia, including those that are now in effect and those that may be promulgated or amended from time to time.

“Special Shares” means the special shares in the capital of the Issuer; provided, however, that any such shares issued hereunder shall bear the legend set forth on the face of this Note.

“subsidiary” means, at any time in respect of a Person, any corporation or other entity controlled at such time directly or indirectly by such Person, and includes for the avoidance of doubt successive subsidiaries of such subsidiary and “subsidiaries” means all of such Persons collectively.

“Takeover Bid” has the meaning assigned to such term in Section 2.5(b)(1).

“Tax Act” means the Income Tax Act (Canada).

“Total Contributed Equity” means, with respect to Elevra and its subsidiaries on a consolidated basis, and determined in accordance with IFRS, the aggregate of their paid-up share capital, share premium account, and any other reserves (including, for the avoidance of doubt, any subordinated shareholder loans which are treated as equity in accordance with IFRS).

“Total Interest Bearing Debt” means, with respect to Elevra and its subsidiaries on a consolidated basis and determined in accordance with IFRS, the aggregate outstanding principal amount of all Indebtedness that bears interest (whether at a fixed or floating rate).

“Trading Day” has the meaning given to that term in the ASX Listing Rules.

Exhibit 4.12

“Transaction Documents” means, collectively, this Note, the Guarantee, the Put Right Agreement, the Issuer Articles of Amendment and the Note Subscription Agreement.

Section 1.2	Interpretation

(1)	“This Note”, “hereto”, “hereby”, “hereunder”, “herein”, and similar expressions refer to the whole of this Note and not to any particular Article, Section, paragraph or other portion hereof.

(2)	Words importing the singular number only include the plural and vice versa and words importing gender will include all genders.

(3)	All financial or accounting determinations, reports and statements provided for in this Note by the Issuer will be made or prepared in accordance with IFRS applied in a manner consistent with the past practices and policies of the Issuer.

(4)	The division of this Note into Articles and Sections and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Note.

(5)	The Schedule annexed hereto will, for all purposes, form an integral part of this Note.

(6)	References to sums of money herein are to Canadian dollars except as otherwise specified.

(7)	If any date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

(8)	Any reference in this Note to any agreement, document or instrument means such agreement, document or instrument as amended, restated, supplemented, modified, replaced, renewed or extended from time to time in accordance with its terms, unless otherwise expressly stated.

(9)	Any reference in this Note to any statute, law, rules or regulation means such statute, law or regulation and all rules, regulations, orders, by-laws and instruments made thereunder, in each case as amended, re-enacted, consolidated, replaced or supplemented from time to time, and includes any successor statute, law or regulation.

(10)	Time is of the essence of this Note.

(11)	Where the word “including” or “includes” is used in this Note, it means “including (or includes) without limitation”.

(12)	If an Event of Default occurs, it “continues” or “subsists” unless it has been cured by the Issuer or Elevra, or waived in writing by the Investor.

Exhibit 4.12

(13)	Except as otherwise provided herein, the Issuer shall be responsible for making all calculations called for hereunder. The Issuer shall make such calculations in good faith in accordance with IFRS and the Issuer will provide details of its calculations to the Investor. The Investor shall be entitled to dispute such calculation; provided, however, that (i) such calculation shall be conclusively determined by a firm of chartered professional accountants appointed by the Issuer and acceptable to the Investor (who may be the auditors of the Issuer or Elevra). The fees and expenses of such accountants shall be borne by each Party in the percentage inversely proportionate to the percentage of the total amount submitted for dispute that are resolved in such Party’s favor.

(14)	Unless otherwise indicated, time periods within which a payment is to be made or any other action is to be taken hereunder shall be calculated by including the day on which the period commences and the day on which the period ends.

ARTICLE 2
TERMS

Section 2.1	Payment under this Note

For value received, the Issuer hereby unconditionally promises to pay to the Investor, in accordance with the terms of this Note:

(a)	the Principal Amount, on or prior to the Maturity Date; and

(b)

all accrued and unpaid interest thereon, on each Interest Payment Date,

in each case by electronic transfer of immediately available funds in lawful money of Canada to the account of the Investor designated in writing by the Investor from time to time (such designation to be provided no later than five (5) Business Days prior to each Interest Payment Date).

Section 2.2	Interest

(a)	The Principal Amount will bear interest at the 3-Month Term CORRA rate plus 225 basis points per annum, accrued on a daily basis and payable in cash in arrears on December 31 and June 30 of each calendar year (each, an “Interest Payment Date”), with the initial Interest Payment Date (representing interest payable from the Issue Date to December 31, 2026) being on December 31, 2026 and the last Interest Payment Date (representing interest payable from the last Interest Payment Date to the Maturity Date or the earlier date of redemption or conversion) being on the Maturity Date or the earlier date of redemption or conversion.

(b)	Interest shall be calculated on the basis of the actual number of days elapsed since the later of (i) as it relates to the initial payment thereof, the Issue Date, and (ii) as it relates to any subsequent payment thereof, the latest Interest Payment Date, in each case computed on the basis of a year of 365 days.

(c)	Interest shall accrue from the Issue Date to the Maturity Date, the Redemption Date, the Mandatory Redemption Date or the Conversion Date, as applicable.

(d)	For purposes of the Interest Act (Canada): (i) whenever any interest under this Note is calculated using a rate based on a year of 365 days (or such other period that is less than a calendar year), the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (A) the applicable rate based on a year of 365 days (or such other period that is less than a calendar year), as the case may be, (B) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (C) divided by 365 (or such other period that is less than a calendar year), as the case may be; and (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Note.

Exhibit 4.12

Section 2.3	Repayment at Maturity

(a)	The outstanding Principal Amount and any accrued but unpaid interest will be due and payable on the date that is five (5) years after the Issue Date (the “Maturity Date”), but only to the extent that this Note has not been repaid in full, redeemed or converted in accordance with the terms hereof.

(b)	Payment of the outstanding Principal Amount and any accrued but unpaid interest shall be made by electronic transfer of immediately available funds in lawful money of Canada to the account of the Investor designated in writing by the Investor from time to time (such designation to be provided no later than five (5) Business Days prior to the Maturity Date). The Investor shall, as soon as reasonably practicable following such payment, surrender this Note to the Issuer for cancellation.

Section 2.4	Redemption at the Option of the Issuer

(a)	If, at any time and from time to time on or after the third (3rd) anniversary of the Issue Date, the Closing Price is equal to or greater than 130% of the Conversion Price for at least 20 Trading Days within any period of 30 consecutive Trading Days, the Issuer shall have the right to redeem this Note in full by delivering to the Investor a redemption notice (the “Redemption Notice”) not more than 60 calendar days nor less than 30 calendar days prior to the date fixed for redemption (the “Redemption Date”).

(b)	The Issuer shall be required to pay to the Investor an amount equal to the Redemption Price on the Redemption Date, which date shall be no later than ten (10) Business Days from the delivery of the Redemption Notice to the Investor. Payment of the Redemption Price shall be made by electronic transfer of immediately available funds in lawful money of Canada to the account of the Investor designated in writing by the Investor from time to time (such designation to be provided no later than five (5) Business Days prior to the Redemption Date). For greater certainty, upon payment of the Redemption Price, the Principal Amount and any accrued and unpaid interests will be deemed to have been fully repaid and settled.

(c)	The Investor shall, as soon as reasonably practicable following the payment of the Redemption Price under Section 2.4(b), surrender this Note to the Issuer for cancellation.

(d)	For greater certainty, the Issuer’s right to deliver a Redemption Notice shall not arise unless and until the applicable conditions inSection 2.4 have been satisfied, and nothing in this Section 2.4 shall restrict the Investor’s right to deliver a Conversion Notice or a Mandatory Redemption Event Election Notice in accordance with Section 2.5(a) prior to the receipt of a Redemption Notice.

Exhibit 4.12

Section 2.5	Mandatory Redemption Event

(a)	If any Mandatory Redemption Event occurs at any time prior to the Maturity Date, the Redemption Date or the Conversion Date, as applicable, (i) the Issuer shall as soon as reasonably practicable upon the occurrence of the Mandatory Redemption Event deliver to the Investor a written notice setting forth the occurrence and reasonable details of such event (the “Mandatory Redemption Event Notice”), and (ii) the Investor shall have the right, by delivering a written notice (the “Mandatory Redemption Event Election Notice”) to the Issuer no later than ten (10) Business Days following the delivery of the Mandatory Redemption Event Notice (or such longer period as the Issuer may reasonably permit), to require that the Issuer redeem this Note at a price equal to the Redemption Price. The Issuer shall be required to pay the Redemption Price within ten (10) Business Days following receipt of the Mandatory Redemption Event Election Notice (the “Mandatory Redemption Date”).

(b)	If:

(1)	the Mandatory Redemption Event is a Change of Control that occurs under a takeover bid (as defined in the Corporations Act) (a “Takeover Bid”) or scheme of arrangement under Part 5.1 of the Corporations Act between Elevra and holders of Elevra Shares (a “Scheme”); and,

(2)	following the Change of Control, the Investor has not delivered a Conversion Notice prior to the Mandatory Redemption Date or redeemed this Note; and

(3)	either:

A.	in the case of a Scheme, the acquirer would otherwise be entitled to acquire any outstanding Elevra Shares so as to give the acquirer and its associates (as defined in the Corporations Act) (the “Associates”) Relevant Interests in 100% of the Elevra Shares upon the Scheme becoming effective (being the coming into effect, under section 411(10) of the Corporations Act, of an order of the Court made under paragraph 411(4)(b) of the Corporations Act in relation to the Scheme); or

B.	in the case of a Takeover Bid which has been declared or has become unconditional, the relevant acquirer and its Associates would otherwise be entitled to acquire at least 50% of the Elevra Shares,

then the Investor must, if required by the Issuer to do so, agree to the redemption of the Note.

(c)	Payment of the Redemption Price shall be made by electronic transfer of immediately available funds in lawful money of Canada to the account of the Investor designated in writing by the Investor from time to time (such designation to be provided no later than five (5) Business Days prior to the Mandatory Redemption Date).

Exhibit 4.12

(d)	The Investor shall, promptly following the payment of the Redemption Price under Section 2.5, surrender this Note to the Issuer for cancellation.

(e)	For greater certainty, nothing in this Section 2.5 shall restrict the Investor’s right to deliver a Conversion Notice at any time and from time to time prior to the Mandatory Redemption Date.

ARTICLE 3
COVENANTS

Section 3.1	Covenants of the Issuer

The following covenants apply as long as this Note remains outstanding. For greater certainty, the covenants provided in this Section 3.1 will cease to apply after this Note is redeemed or converted in accordance with its terms.

(a)	Timely Payment. The Issuer will duly and timely pay or cause to be paid (i) the Principal Amount and any accrued but unpaid interest on this Note when due hereunder, and (ii) any other Indebtedness of the Issuer when due under the agreement, indenture or similar instrument governing such Indebtedness.

(b)	Notice of Default. The Issuer will notify the Investor in writing of the occurrence of any Event of Default hereunder.

(c)	Conduct of Business and Maintenance of Existence. The Issuer shall, and shall cause its material subsidiaries to, conduct its business in the ordinary course consistent in all material respects with good business practice, and shall preserve and maintain its corporate existence and good standing under Applicable Laws, and maintain in all material respects the material rights and material licences, permits and authorizations necessary for the conduct of its business.

(d)	Access to Information. Once each fiscal year, the Issuer must permit the Investor upon the Investor’s request during normal business hours and upon reasonable notice, to inspect any of its assets located within Canada and to discuss its financial condition with its senior officers and (in the presence of such of its representatives as it may designate) its auditors, the reasonable expense of all of which will be paid by the Issuer.

(e)	Information and Records. The Issuer must maintain a system of accounting that is established and administered in accordance with IFRS, keep adequate and proper books and records of account in accordance with IFRS and, in all material respects, keep accurate and complete records of any assets in which it has an interest.

(f)	No Distribution. The Issuer shall not declare or pay any dividend after the occurrence of an Event of Default unless and until such Event of Default shall have been cured or waived or shall have ceased to exist.

Exhibit 4.12

(g)	Use of Proceeds. The Issuer shall apply the proceeds received from the Investor in respect of this Note to fund the expansion project of NAL and to provide additional liquidity to ensure capital management adequacy, and for no other purpose without the prior written consent of the Investor.

Section 3.2	CGF Required Covenants

The following covenants apply as long as this Note remains outstanding and the Investor remains a subsidiary of CGF. For greater certainty, the covenants provided in this Section 3.2 will cease to apply after this Note is redeemed in accordance with the terms hereof or converted in accordance with its terms.

(a)	Restrictions on Strategic Changes, Operations, and Canadian Presence. Unless otherwise approved in writing by the Investor, the Issuer shall not, and shall cause its subsidiaries not to (i) effect material changes in the operating strategy of the Issuer or NAL, (ii) cease to maintain its principal place of business in Canada, (iii) cease to maintain a majority of its key operational officers and employees in Canada, or (iv) transfer all or substantially all of the ownership of its intellectual property to a Person residing outside of Canada.

(b)	Material Litigation and Permit Challenges. Subject to the ability of the Issuer to preserve privilege, the Issuer will keep the Investor informed from time to time of the conduct of any material litigation by the Issuer or NAL in Canada against the Government of Canada, the provinces and territories of Canada, and the Indigenous communities of Canada, or any material challenge to permits or authorizations of NAL or the Issuer for the expansion project of the NAL Mine, to the extent that the conduct of such litigation or challenge could reasonably be expected to impair the reputation of CGF.

(c)	Indigenous Consultation, Stakeholder Engagement and Reporting. The Issuer shall use its best efforts, and shall cause each of its subsidiaries to use best efforts, in each case to the extent within its control, to comply with all obligations arising under Applicable Laws in relation to Indigenous consultation, including any delegated procedural aspects of the Crown’s duty to consult where such obligations are legally assigned to the Issuer or any of its subsidiaries or are required as a condition of any permit, authorization or agreement. For greater certainty, neither the Issuer nor any of its subsidiaries shall be in breach of this paragraph (c), or otherwise liable for any failure or delay in complying with the foregoing obligations, to the extent resulting from circumstances beyond its reasonable control, including from acts or omissions of Governmental Authorities, Indigenous groups or other third parties. In addition, the Issuer shall take commercially reasonable steps to engage with Indigenous groups and other relevant stakeholders in connection with the NAL Mine expansion project and to identify, assess and seek to mitigate potential adverse impacts on their interests. The Issuer shall provide the Investor with periodic updates, as soon as reasonably practicable following a request from the Investor, provided that such requests shall not be made more than once per calendar quarter, on the status of Indigenous consultation and stakeholder engagement activities, and shall promptly notify the Investor of any matter of which the Issuer becomes aware that could reasonably be expected to have a material adverse effect in relation to regulatory, environmental or Indigenous engagement matters. Notwithstanding the foregoing, neither the Issuer nor any of its subsidiaries shall be required to disclose any information where such disclosure is prohibited by Applicable Law, restricted by confidentiality obligations binding on the Issuer or any of its subsidiaries, or protected by solicitor-client privilege or other applicable privilege. Upon receipt of any such notice, the Investor may provide comments to the Issuer within five (5) Business Days, and the Issuer shall act reasonably and in good faith in considering such comments; provided that any such comments shall be advisory only and the Issuer shall retain sole discretion with respect to the conduct of Indigenous consultation and stakeholder engagement, subject to Applicable Laws. The Issuer shall also provide the Investor with a reasonable opportunity to review any material draft Indigenous or stakeholder engagement plan prepared for the NAL Mine expansion project prior to its implementation, to the extent legally permitted and not restricted by confidentiality obligations. For greater certainty, nothing in this paragraph (c) shall require the Issuer or any of its subsidiaries to achieve any particular outcome in respect of any consultation, engagement process, permit, authorization, consent or agreement, to obtain the support or agreement of any Indigenous group or other stakeholder, or to enter into any agreement with any Indigenous group, including any Impact Benefit Agreement (IBA) or similar agreement, except to the extent expressly required under Applicable Laws.

Exhibit 4.12

(d)	Financial Covenant. The Issuer shall ensure that and shall cause its Affiliates to ensure that, at all times, the result of the following calculation does not exceed 0.3 for Elevra and its subsidiaries, as a consolidated group:

(Total Interest Bearing Debt – cash and cash equivalents) / Total Contributed Equity

(e)	Reduction of Capital. The Issuer shall not, and the Issuer shall cause Elevra not to, reduce its capital (by way of a share buyback or any other reduction of capital involving a distribution of funds to shareholders) without the prior written approval of the Investor, which approval shall not be unreasonably withheld or delayed.

Section 3.3	Reporting Covenants of the Issuer

The following covenants apply as long as this Note remains outstanding or the Investor (or any of the Investor Parties) beneficially owns or exercises control or direction, directly or indirectly, over, Elevra Shares. For greater certainty, the covenants provided in this Section 3.3 will cease to apply after this Note is redeemed in accordance with the terms hereof or converted in accordance with the terms hereof and the terms of the Put Right Agreement.

(a)	ESG Reporting Cooperation. Upon request by the Investor or any of its Affiliates, the Issuer shall reasonably cooperate with the Investor with respect to any reporting requirements of the Investor related to the Issuer’s environmental, social and governance impacts as those specifically relate to the NAL Mine, including to provide, within 60 days following the end of each calendar year, such information and data relating to those reporting requirements described in Schedule “A”.

Exhibit 4.12

(b)	Information Rights. As long as the Investor remains a subsidiary of CGF or beneficially owns or exercises control or direction, directly or indirectly, over at least 10% of the Elevra Shares, the Investor shall have the right, upon reasonable prior notice and not more frequently than once per calendar quarter (except to the extent otherwise agreed by the Issuer), to request and receive from the Issuer, and the Issuer shall cause Elevra to provide, such financial, operational and compliance information regarding the Issuer, Elevra and their respective subsidiaries as the Investor may reasonably request for monitoring its investment, including (i) quarterly operating reports addressing Indigenous matters, environmental matters and operating results of the Issuer and its subsidiaries, and (ii) such other information as is reasonably customary for an institutional investor in a transaction of this nature; provided that neither the Issuer nor Elevra shall be required to provide any information to the extent that (A) disclosure is prohibited by Applicable Laws, (B) disclosure would breach any confidentiality obligation binding on the Issuer, Elevra or any of their respective subsidiaries, (C) such information is subject to solicitor-client privilege or other applicable privilege, or (D) only if the Investor is not a subsidiary of CGF, the Issuer reasonably determines that disclosure would be commercially prejudicial. The Issuer and Elevra may satisfy the foregoing obligation by providing summaries or redacted versions of information where reasonably appropriate. Any information provided pursuant to this Section shall be of a nature that is not reasonably expected to constitute material non-public information of the Issuer or Elevra or otherwise restrict or impair the Investor’s ability to trade in the Elevra Shares.

Section 3.4	Covenants of the Investor

The following covenants of the Investor shall apply for so long as this Note remains outstanding or any obligations under this Note or the other Transaction Documents remain to be performed.

(a)	Cooperation with Conversion and Settlement. Upon delivery of a Conversion Notice in accordance with Article 4, the Investor shall cooperate with the Issuer and Elevra and take all actions reasonably necessary to facilitate the timely issuance, quotation and settlement of any Special Shares and any Elevra Shares to be issued upon exercise of the Put Right, as applicable, including by:

(1)	providing in a timely manner all information and documents reasonably requested by the Issuer or Elevra for the purposes of issuing the Special Shares or the Elevra Shares, preparing any cleansing notice or prospectus, or applying for quotation of the Elevra Shares on ASX;

(2)	providing all “know your client”, anti-money laundering, beneficial ownership and other regulatory information reasonably required by the Issuer, Elevra, ASX or any applicable Governmental Authority;

(3)	providing details of the securities account or CHESS holder identification number to which the Elevra Shares are to be delivered; and

(4)	executing and delivering such documents, instruments and directions as may be reasonably required to give effect to the issuance and settlement of the Special Shares and the Elevra Shares.

For greater certainty, neither the Issuer nor Elevra shall be in breach of any obligation under this Note or the Put Right Agreement with respect to the timing of the issuance or delivery of Special Shares or Elevra Shares to the extent that any delay is attributable to the Investor’s failure to comply with its covenants under this Section 3.4(a).

Exhibit 4.12

(b)	Compliance with Transfer Restrictions. The Investor shall not sell, assign, transfer, pledge, encumber or otherwise dispose of this Note or any interest herein, except in strict compliance with Section 6.6 and all Applicable Laws. Any purported transfer in contravention of this Section 3.4(b) shall be void and of no force or effect.

(c)	Maintenance of Tax Status.

(1)	The Investor represents, warrants and covenants that, as of the date hereof and at all times while this Note is outstanding (including at the time of any issuance of Special Shares to the Investor), it is and shall remain a resident of Canada for the purposes of the Tax Act and shall promptly notify the Issuer and Elevra in writing if, at any time, it ceases or reasonably expects to cease to be a resident of Canada for the purposes of the Tax Act.

(2)	If the Investor ceases to be a resident of Canada for the purposes of the Tax Act, the Issuer shall not be required to issue Special Shares to the Investor until such time as the Investor has provided evidence satisfactory to the Issuer, acting reasonably, that it once again is a resident of Canada for the purposes of the Tax Act.

(3)	For greater certainty, any delay in the issuance of Special Shares or Elevra Shares resulting solely from the Investor’s failure to satisfy the Section 3.4(c)(1) shall not constitute a breach by the Issuer or Elevra of their respective obligations under this Note or the Put Right Agreement, and shall not extend the Maturity Date or otherwise alter the terms of this Note.

(d)	Confidentiality.

(1)	The Investor shall keep strictly confidential, and shall not disclose to any Person, all non-public information received from the Issuer or Elevra pursuant to this Note (including under Section 3.1(d), Section 3.2(b), Section 3.2(c) and Section 3.3) (collectively, “Confidential Information”), except that the Investor may disclose Confidential Information to:

A.	its Affiliates (including CGF) and their respective directors, officers, employees, advisors, auditors and legal counsel, provided that such permitted recipients are bound by obligations of confidentiality no less restrictive than those set forth in this Section 3.4(d) and the Investor shall be responsible for any breach of such obligations by any such permitted recipient; and

B.	any Person, to the extent required by Applicable Law, any order or directive of a Governmental Authority, or the rules of any applicable stock exchange, provided that, where legally permissible, the Investor shall provide the Issuer and Elevra with reasonable prior written notice of such disclosure.

Exhibit 4.12

The obligations in this Section 3.4(d) shall not apply to information that:

A.	is or becomes publicly available other than as a result of a breach of this Section 3.4(d);

B.	was in the possession of the Investor prior to its disclosure by the Issuer or Elevra;

C.	is independently developed by the Investor without use of or reference to the Confidential Information; or

D.	is received by the Investor from a third party that is not, to the knowledge of the Investor, bound by any obligation of confidentiality with respect thereto.

(2)	The obligations of the Investor under this Section 3.4(d) shall survive the conversion, redemption or repayment of this Note for a period of two (2) years.

(e)	Market Conduct. So long as this Note is outstanding, the Investor shall not, and shall cause its Affiliates not to, directly or indirectly:

(1)	engage in any market manipulation or other conduct with respect to the Elevra Shares that would contravene Applicable Laws or the ASX Listing Rules; or

(2)	engage in any market manipulation or other conduct with respect to the Special Shares that would contravene Applicable Law or the ASX Listing Rules.

(f)	Notice of Change of Control of the Investor. The Investor shall promptly notify the Issuer in writing if:

(1)	the Investor ceases to be a wholly-owned subsidiary of CGF; or

(2)	a change of control (within the meaning of the definition of “control” in this Note) occurs with respect to CGF.

(g)	Securities Legislation Cooperation. The Investor shall use commercially reasonable efforts to cooperate with the Issuer and Elevra in connection with:

(1)	the obtaining of any regulatory approval, consent, waiver or clearance required under any applicable Securities Legislation in connection with the transactions contemplated by this Note; and

(2)	the preparation and filing of any applications, notices or other documents required to be submitted to any Canadian Governmental Authority in connection therewith,

in each case at the cost and expense of the Issuer, unless otherwise agreed.

Exhibit 4.12

(h)	Non-U.S. Person; Investor Status. The Investor is, as of the date hereof, and will be, as of the date of issuance of the Special Shares and any Elevra Shares to be issued upon exercise of the Put Right, (i) a non-U.S. Person as defined in Rule 902 of Regulation S promulgated under the Securities Act of 1933, as amended, and (ii) acquiring such security solely for its own beneficial account (and not as a nominee or agent or otherwise for any other person), for investment purposes, and not with a view to, or for resale in connection with, the sale or distribution thereof.

Section 3.5	Regulatory Cooperation

The Issuer shall, upon request by the Investor, use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or deemed advisable by the Investor to obtain, or assist the Investor in obtaining, any regulatory approvals required to comply with Applicable Laws (other than Securities Legislation), including any approvals required under the Competition Act (Canada) or similar legislation in any applicable foreign jurisdictions, where such approval is or becomes required, to consummate the transactions contemplated by this Agreement. Notwithstanding any provision of this Agreement to the contrary, the Issuer shall not be required to offer, negotiate, agree to or undertake (i) any sale, divestiture, or disposition of any of the Issuer’s, or any of its Affiliates’, assets, interests, properties, operations or businesses, (ii) any other restriction or limitation on any or all of the Issuer’s, or any of its Affiliates’, assets, interests, properties, operations or businesses, or (iii) any other action, restriction or condition (whether or not formally expressed) of any Governmental Authority, in order to obtain any regulatory approvals required to consummate the transactions contemplated by this Agreement. For the avoidance of doubt, in order to obtain any regulatory approvals required to consummate the transactions contemplated by this Agreement, the Investor may not, without the prior written consent of the Issuer, propose, offer, negotiate, agree to or undertake (i) any sale, divestiture, or disposition of any assets, interests, properties, operations or businesses of the Issuer or any of its Affiliates, or (ii) any other action, restriction, limitation or condition of all or any portion of the businesses or assets of the Issuer or any of its Affiliates.

ARTICLE 4
CONVERSION OF NOTE

Section 4.1	Conversion at the Election of the Investor

(a)	During the period commencing on the first anniversary of the Issue Date until ten (10) Business Days prior to the Maturity Date, all and not less than all of the outstanding Principal Amount may be converted into Special Shares at the Conversion Price, at the option of the Investor (the “Conversion Right”). The Investor shall only be entitled to exercise its Conversion Right in respect of this Note once.

(b)	The price per Special Share at which the Principal Amount is convertible will be AU$17.17 (the “Conversion Price”).

Section 4.2	Exercise of Conversion Right

(a)	In order to convert this Note into Special Shares, the Investor must deliver a written notice (a “Conversion Notice”) to the Issuer and Elevra informing them of the Investor’s election to convert this Note hereunder. The Conversion Notice must confirm that all, and not less than all, of the Principal Amount is being converted. Such Conversion Notice shall, automatically and without the need for any further act, formality or instrument, be deemed to constitute a valid and binding notice to Elevra of exercise by the Investor of its Put Right. The conversion of this Note will take effect on the date specified in the Conversion Notice, which must be a date that is at least five (5) Business Days after the Conversion Notice is delivered to the Issuer and prior to the Maturity Date (the “Conversion Date”).

Exhibit 4.12

(b)	On the Conversion Date, or as soon as reasonably practicable thereafter, the Issuer shall issue the applicable Special Shares to the Investor. The number of Special Shares that the Issuer must issue to the Investor in respect of a Conversion Notice shall be determined by the Conversion Value Calculation. Following the issuance of the Special Shares by the Issuer to the Investor, such Special Shares shall, by virtue of the deemed exercise of the Put Right, be automatically acquired by Elevra in consideration for Elevra Shares, cash or a combination of Elevra Shares and cash in accordance with the Put Right Agreement.

(c)	The delivery by the Investor of a Conversion Notice to the Issuer will be deemed to constitute a binding agreement between the Investor and the Issuer whereby:

(1)	the Investor subscribes for the number of Special Shares which the Investor is entitled to receive on such conversion and, subject to the terms of the Put Right Agreement, the Issuer will issue such Special Shares to the Investor as fully paid and non-assessable shares of the Issuer; and

(2)	the Issuer agrees that the exercise by the Investor of the Conversion Right constitutes full payment of the subscription price for the Special Shares issuable upon such conversion.

(d)	The “Conversion Value” is equal to the Australian Dollar Equivalent of the Principal Amount at the time of conversion. For greater certainty:

(1)	the Principal Amount shall not include any accrued but unpaid interest on this Note, and any such accrued but unpaid interest shall not be convertible into Special Shares; and

(2)	accrued but unpaid interest on the Principal Amount at the time of conversion shall accrue from the last Interest Payment Date to the Conversion Date and shall be payable in cash on the Conversion Date.

Section 4.3	Adjustment of Conversion Price

The Conversion Price shall be subject to adjustment from time to time as follows:

(a)	In relation to a reorganization of capital:

(1)	in a consolidation of the share capital of the Elevra, the number of Special Shares issuable upon the conversion of this Note must be consolidated in the same ratio as the Elevra share capital and the Conversion Price must be amended in inverse proportion to that ratio;

Exhibit 4.12

(2)	in a sub-division of the share capital of the Issuer, the number of Special Shares issuable upon the conversion of this Note must be sub-divided in the same ratio as the Special Share capital and the Conversion Price must be amended in the inverse proportion to that ratio;

(3)	in a return of capital of the Issuer, other than a selective return of capital, the number of Special Shares issuable upon the conversion of this Note must remain the same, and the Conversion Price must be reduced by the same amount as the amount returned in relation to that number of Special Shares;

(4)	in a reduction of capital by cancellation of paid-up capital that is lost or not represented by available assets where no securities are cancelled, the number of Special Shares issuable upon the conversion of this Note and the Conversion Price must remain unaltered; and

(5)	in a pro rata cancellation of share capital of the Issuer, the number of Special Shares issuable upon the conversion of this Note must be reduced in the same ratio as the share capital and the Conversion Price must be amended in inverse proportion to that ratio.

(6)	in a reorganization in any other case, the number of Special Shares issuable upon the conversion of this Note or the Conversion Price, or both, must be reorganised in accordance with the manner specified in the ASX Listing Rules.

(b)	In the case of any reorganization, or other change in, the share capital of the Issuer other than as specified in Section 4.3(a), the number of Special Shares issuable upon the conversion of this Note and the Conversion Price shall be adjusted in such manner as the Issuer, with the approval of the Investor, determine to be appropriate on a basis consistent with this Section 4.3, so that the Investor will not receive a benefit that holders of Special Shares do not receive or be unfairly diluted. The foregoing shall apply mutatis mutandis to any reorganization or other change in the share capital of the Guarantor, so that, in the event of the exercise of the Put Right by the Investor and the settlement thereof by the Guarantor in Elevra Shares, the Investor will not receive a benefit that holders of Elevra Shares do not receive or be unfairly diluted.

(c)	In the case of any reorganization of the Special Shares at any time outstanding (other than as specified in Section 4.3(a) or as agreed under Section 4.3(b) above) or change of the Special Shares into other shares or securities, or in the case of a Corporate Reorganization (other than a Corporate Reorganization which does not result in a reclassification of the outstanding Special Shares or a change of the Special Shares into other shares), the Investor shall be entitled to receive upon conversion, and shall accept, in lieu of the number of Special Shares to which it was previously entitled upon such conversion, the kind and amount of shares and other securities or property which the Investor would have been entitled to receive as a result of the reclassification, Corporate Reorganization or other transaction resulting in a change of the Special Shares into another class of shares or securities if, on the effective date thereof, it had been the registered holder of the number of Special Shares to which it was previously entitled upon conversion of this Note. If necessary, appropriate adjustments shall be made in the application of the provisions set forth in this Article 4 with respect to the rights and interests thereafter of the Investor so that the provisions set forth in this Article 4 shall thereafter correspondingly be made applicable as nearly as may be possible in relation to any shares or other securities or property thereafter deliverable upon the conversion of this Note. Any such adjustments shall be made by and set forth in a new Note executed by the Issuer and approved by the Investor and shall for all purposes be conclusively deemed to be an appropriate adjustment.

Exhibit 4.12

Section 4.4	Certificate as to Adjustment

The Issuer shall, immediately after the occurrence of any event which requires an adjustment or re-adjustment as provided in Section 4.3, deliver a certificate to the Investor signed by one senior officer of the Issuer and specifying the nature of the event requiring the same and the amount of the necessary adjustment and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

Section 4.5	Notice of Special Matters

The Issuer shall give notice to the Investor of its intention to fix a record date for any event mentioned in Section 4.3 which may give rise to an adjustment in the number of Special Shares which may be acquired pursuant to the exercise of the Conversion Right, and, in each case, the notice shall specify the particulars of the event and the record date and the effective date for the event; provided that the Issuer shall only be required to specify in the notice such particulars of the event as shall have been fixed and determined on the date on which such notice is given. Such notice shall be given not less than ten (10) Business Days prior to the applicable record date.

Section 4.6	Adjustments are Cumulative

The adjustments provided for in Section 4.3 are cumulative and shall apply to successive events resulting in any adjustment under Section 4.3; provided, that, notwithstanding any other provision of Section 4.3, no adjustment of the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the number of Special Shares to be issued upon the conversion of this Note or the Conversion Price then in effect; provided however, that any adjustments which by reason of this Section 4.6 are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

Section 4.7	No Requirement to Issue Fractional Special Shares

The Issuer shall not be required to issue fractional Special Shares upon the conversion of this Note. If any fractional interest in a Special Share would, except for the provisions of this Section 4.7, be deliverable upon the conversion of this Note, such fractional interest in a Special Share shall be rounded up to the closest whole number of Special Shares.

Section 4.8	Issuer to Reserve Special Shares

The Issuer covenants with the Investor that it will at all times reserve and keep available out of its authorized share capital (if the number thereof is or becomes limited), solely for the purpose of issuing Special Shares in connection with a conversion of this Note, the maximum number of Special Shares as shall then be deliverable by the Issuer upon the conversion of this Note as a whole at that time, to enable and permit the Issuer to perform its obligation hereunder to deliver the requisite number of Special Shares to the Investor. The Issuer covenants with the Investor that all Special Shares, which shall be so issuable, shall be duly and validly issued as fully paid and non-assessable upon receipt by the Issuer of the Conversion Price.

Exhibit 4.12

Section 4.9	No breach

For greater certainty, the Issuer shall not be in breach of its obligations under Section 4.1 or Section 4.2 if it has used all reasonable endeavours to issue the applicable Special Shares within the applicable timeframe and any delay in meeting the applicable timeframe is attributable solely to regulatory review, provided that the Issuer has taken all preparatory steps available to it upon receipt of the Conversion Notice.

ARTICLE 5

EVENTS OF DEFAULT AND REMEDIES

Section 5.1	Events of Default

The occurrence of any of the following events will constitute, and will be referred to as, an “Event of Default” under this Note:

(a)	Insolvency. The Issuer, any of its subsidiaries, or Elevra becomes insolvent or generally not able to pay its debts as they become due; admits in writing its inability to pay its debts generally or makes a general assignment for the benefit of creditors; institutes or has instituted against it any proceeding seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any Applicable Laws relating to bankruptcy, insolvency or relief of debtors, including any plan of compromise or arrangement (other than a solvent scheme of arrangement) or other corporate proceeding involving or affecting its creditors, or the entry of an order for relief or the appointment of a receiver, receiver and manager, voluntary administrator, trustee or other similar insolvency official regarding all or substantially all of its assets; and, in the case of any such proceeding instituted against it, either the proceeding remains undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding occurs; or takes any corporate action to authorize any of the foregoing.

(b)	Failure to Pay. The failure by the Issuer to pay: (i) any principal payment when due and payable hereunder; or (ii) any interest payment or other payment required under the terms of this Note when due and payable hereunder, and in either case such payment not being made within five (5) Business Days of the Issuer’s receipt of written notice from the Investor of such failure to pay.

(c)	Breach of Obligations. The Issuer or Elevra fails to perform or observe a material covenant or obligation due under any Transaction Documents, and where such failure is capable of remedy, it does not remedy such failure within 20 Business Days of becoming aware of the failure (or, in respect of any failure arising from or relating to Indigenous consultation, engagement or related regulatory matters, within 40 Business Days of becoming aware of the failure).

(d)	Breach of Representations and Warranties. Any material representation or warranty given by the Issuer or Elevra under any Transaction Documents is incorrect or misleading in any material respect, and where the circumstances giving rise to such misrepresentation are capable of remedy, those circumstances are not remedied within 20 Business Days of becoming aware of the misrepresentation.

Exhibit 4.12

(e)	Unlawfulness. It becomes unlawful for the Issuer or Elevra to perform any of its material obligations under any Transaction Documents.

(f)	Cross-Default. The Issuer or Elevra is in default (as principal or as guarantor or other surety) in the payment of any Indebtedness that is outstanding in an aggregate principal amount of more than AU$50,000,000 (or its equivalent in any other currency) beyond any applicable grace period, or any such Indebtedness has been declared due and payable before its stated maturity as a consequence of an event of default (however described) thereunder.

(g)	Void Agreements. Any Transaction Document is or becomes void, voidable or unenforceable in whole or in any material respect.

(h)	Material Adverse Effect. A Material Adverse Effect occurs.

(i)	NAL Authorizations. An authorisation which is held by NAL is repealed, revoked, terminated or expires (and not renewed within 30 Business Days) or modified or conditioned, in each case, in a manner that will have a Material Adverse Effect; and

(j)	Cessation of Business. Any of the Issuer, its subsidiaries, or Elevra ceases, or threatens in writing to cease, to carry on all or substantially all of its respective business.

Unless a different cure period is expressly provided in this Section 5.1, the Issuer or Elevra, as applicable, will not be deemed to be in default in respect of any Event of Default that is capable of remedy unless it has failed to remedy the same within 15 Business Days after becoming aware of the relevant circumstance.

Section 5.2	Consequences of an Event of Default

Upon the occurrence of any Event of Default that is continuing, the Investor may, by written notice to the Issuer, declare the outstanding Principal Amount, any accrued and unpaid interest and other monetary amounts outstanding under this Note to be due and payable on the date that is not later than 20 Business Days after the delivery of such notice from the Investor. Payment of the outstanding Principal Amount, any accrued but unpaid interest and other monetary amounts outstanding under this Note shall be made by electronic transfer of immediately available funds in lawful money of Canada to the account of the Investor designated in writing by the Investor from time to time (such designation to be provided no later than five (5) Business Days prior to such payment). The Investor shall, as soon as reasonably practicable following such payment, surrender this Note to the Issuer for cancellation.

Section 5.3	Remedies Cumulative

No remedy conferred upon or reserved to the Investor hereunder is intended to be exclusive of any other remedy, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now existing or hereafter to exist by law or by statute.

Exhibit 4.12

ARTICLE 6
GENERAL

Section 6.1	Status of Note

Subject to such covenants set forth in Article 3, the payment obligations of the Issuer under this Note constitute direct, unsubordinated and unsecured obligations and shall rank equally with all its other existing and future unsecured and unsubordinated obligations, save for such obligations that may be preferred by provisions of Applicable Laws that are mandatory and of general application, and, for greater certainty, rank senior to the Issuer’s equity interests.

Section 6.2	Further Assurances

The Investor and the Issuer will do, execute and deliver or will cause to be done, executed and delivered all such further acts, documents and things as may be reasonably required for the purpose of giving effect to the transactions contemplated under this Note.

Section 6.3	Severability

If any provision of this Note is determined to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions, which shall continue in full force and effect.

Section 6.4	Waiver

No failure or delay by a Party in exercising any right under this Note shall operate as a waiver thereof, nor shall any single or partial exercise preclude any other or further exercise. No waiver shall be effective unless made in writing and signed by the waiving Party.

Section 6.5	No third-party beneficiaries

Nothing in this Note, express or implied, is intended to confer upon any Person other than the Parties (and their respective successors and permitted assigns) any rights or remedies under this Note.

Section 6.6	Assignment

(a)	The Investor may transfer this Note, in whole or in part, to any third party with the prior written consent of the Issuer, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, the Investor may transfer this Note without prior consent of the Issuer to any of its Affiliates.

(b)	No transfer of this Note shall be effective unless the transferee has delivered to the Issuer and Elevra a written instrument of assumption in form and substance satisfactory to the Issuer and Elevra, acting reasonably, pursuant to which the transferee assumes all obligations of the Investor under this Note and the Put Right Agreement.

Exhibit 4.12

(c)	The Issuer may not transfer this Agreement without the prior written consent of the Investor.

(d)	Neither the Issuer nor Elevra will be liable for any costs or taxes or increased costs or tax gross-up in respect of any transfer of this Note.

Section 6.7	Entire Agreement

This Note, together with the other Transaction Documents, constitutes the entire agreement among the Issuer, Elevra and the Investor with respect to the subject matter hereof and supersedes all prior agreements, understandings and discussions relating thereto.

Section 6.8	Amendments

No amendment to this Note shall be effective unless made in writing and signed by all Parties.

Section 6.9	Successors

Subject to Section 6.6, this Note shall enure to the benefit of and be binding upon each Party and its respective successors (whether by merger, amalgamation, arrangement, consolidation, reorganization, continuation or otherwise) and permitted assigns.

Section 6.10	Governing Law

This Note shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Section 6.11	Dispute Resolution

Should any dispute, controversy or claim arises under or in connection with this Note, it shall be resolved in accordance with the dispute resolution mechanism set out in Article 8 of the Note Subscription Agreement.

Section 6.12	Counterparts and Delivery

This Note may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Delivery of an executed signature page by electronic transmission shall be effective as delivery of an originally executed signature page.

[signature pages follow]

Exhibit 4.12

IN WITNESS WHEREOF the parties have executed this Note.

SAYONA INC.

By:
Name:
Title:

LCSC HOLDINGS INC., acting by its manager CANADA GROWTH FUND INVESTMENT MANAGEMENT INC.

By:
Name:
Title:

By:
Name:
Title:

Exhibit 4.12

SCHEDULE “A”

ESG REPORTING REQUIREMENTS

Exhibit 4.12

EXHIBIT B

FORM OF CONDITIONAL TRANCHE NOTE CERTIFICATE

(see attached)

Exhibit 4.12

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND HAS BEEN ISSUED IN RELIANCE ON AN EXEMPTION FROM THE SECURITIES ACT. THIS SECURITY HAS BEEN ACQUIRED BY THE HOLDER HEREOF FOR ITS OWN BENEFICIAL ACCOUNT (AND NOT AS A NOMINEE OR AGENT OR OTHERWISE FOR ANY OTHER PERSON), FOR INVESTMENT PURPOSES, AND NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, THE SALE OR DISTRIBUTION OF THIS SECURITY. NO SALE OR DISTRIBUTION OF THIS SECURITY MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE ISSUER THEREOF THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.

SAYONA INC.

CONVERTIBLE NOTE

$80,000,000	[●], [202●]

FOR VALUE RECEIVED, Sayona Inc., a corporation incorporated under the Business Corporations Act (Québec) (the “Issuer”), promises to pay to LCSC Holdings Inc. (the “Investor”), in lawful money of Canada, the principal sum of $80,000,000 (such principal sum, as from time to time remains outstanding, is referred to herein as the “Principal Amount”), together with interest on the Principal Amount as set forth in this Note, on the date and in the manner as set forth in this Note, if not earlier repaid, redeemed or converted, all as provided for in this Note.

This Note is issued as part of a series of convertible notes proposed to be issued to the Investor pursuant to the terms and subject to the conditions set forth in the Note Subscription Agreement (as defined below) (collectively, the “Notes”) for an aggregate principal amount of $145,000,000.

The Notes shall rank equally with each other and with all the Issuer’s other existing and future unsecured and unsubordinated obligations, save for such obligations that may be preferred by provisions of Applicable Laws (as defined below) that are mandatory and of general application.

The foregoing together with the following is a statement of the rights of the Investor and the conditions to which this Note is subject, and to which the Investor, by the acceptance of this Note, agrees.

Exhibit 4.12

Exhibit 4.12

Section 6.7	Entire Agreement	28
Section 6.8	Amendments	28
Section 6.9	Successors	28
Section 6.10	Governing Law	28
Section 6.11	Dispute Resolution	28
Section 6.12	Counterparts and Delivery	29

Exhibit 4.12

ARTICLE 1

INTERPRETATION

Section 1.1     Defined Terms

Unless otherwise specified, all capitalized terms used herein will have the following meanings and grammatical variations of such terms will have the corresponding meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls or is controlled by or is under common control with the referent Person, and with respect to the Investor only, includes CGF, CGFIM and any Person that controls or is controlled, directly or indirectly, by CGF or CGFIM, provided that CGFIM shall be included only for so long as it is the manager of the Investor.

“Applicable Laws” means, with respect to any Person, property, transaction, event or other matter, all applicable laws, statutes, regulations, rules, by-laws, ordinances, protocols, codes, guidelines, policies, notices, directions, orders, decrees, judgments and awards of any Governmental Authority having jurisdiction over such Person, property, transaction, event or other matter, including, for greater certainty, all applicable federal, provincial, territorial, state, municipal and local laws and all applicable securities, environmental, tax, labour and privacy laws and regulations. For greater certainty, reference to Applicable Laws in this Note shall be read to include applicable Securities Legislation.

“Associates” has the meaning assigned to such term in Section 2.5(b)(3).

“ASX” means ASX Limited and, as the context requires, the market operated by it, or any successor entity thereto or any successor market or exchange on which the Elevra Shares are then listed, quoted or admitted to trading.

“ASX Listing Rules” means the official listing rules of ASX.

“Australian Dollar Equivalent” means, in respect of an amount denominated in Canadian dollars, the amount in Australian dollars determined by multiplying such amount by the Prevailing CAD/AUD Rate on the Business Day immediately preceding the date on which the Conversion Notice is delivered to the Issuer.

“Business Day” means any weekday on which the chartered banks are open for business in Brisbane, Australia, and Montréal, Canada.

“CBCA” means the Canada Business Corporations Act.

“Change of Control” means a transaction or series of transactions where:

(i)	there is a sale of all or substantially all of Elevra’s assets or business to a Person or group of Persons acting jointly or in concert (together with its or their Affiliates), other than the Investor and its Affiliates; or

(ii)	a Person or a group of Persons acting jointly or in concert (together with its or their Affiliates), other than the Investor and its Affiliates, acquires or becomes the holders of a Relevant Interest in at least 50% or more of the Elevra Shares (excluding Relevant Interests under conditional contracts, unless the relevant transaction pursuant to any such contract has been declared or has become unconditional).

Exhibit 4.12

“CGF” means Canada Growth Fund Inc., a Canadian Crown corporation incorporated under the CBCA.

“CGFIM” means Canada Growth Fund Investment Management Inc.

“Closing Price” means, in respect of an Elevra Share on any Trading Day, the closing price on ASX on such Trading Day published by or derived from the Bloomberg “ELV AU Equity HP” page (setting Last Price and using values not adjusted for any event occurring after such Trading Day; and for the avoidance of doubt, all values will be determined with all adjustment settings on the DPDF Page switched off) (or its successor page) for such Elevra Share.

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “controlling” and “controlled” have corresponding meanings.

“Conversion Date” has the meaning assigned to such term in Section 4.2(a).

“Conversion Notice” has the meaning assigned to such term in Section 4.2(a).

“Conversion Price” has the meaning assigned to such term in Section 4.1(b).

“Conversion Right” has the meaning assigned to such term in Section 4.1(a).

“Conversion Value” has the meaning assigned to such term in Section 4.2(d).

“Conversion Value Calculation” refers to the equation to determine the number of Special Shares to be issued following the delivery of a Conversion Notice in accordance with this Note, which is as follows:

number of Special Shares to be issued = the Conversion Value divided by the Conversion Price.

“Corporate Reorganization” means any transaction whereby all or substantially all of the Issuer’s undertaking, property and assets would become the property of any other Person whether by way of arrangement, reorganization, consolidation, amalgamation, merger, continuance under any other jurisdiction of incorporation or otherwise.

“Corporations Act” means the Corporations Act 2001 (Cth).

“CORRA” means the Canadian Overnight Repo Rate Average (or any successor rate) administered and published by the Bank of Canada (or any successor administrator); provided that, for the purposes of this Note, CORRA shall be deemed to be not less than zero.

Exhibit 4.12

“Elevra” means Elevra Lithium Limited (ACN 091 951 978), a corporation incorporated under the laws of Australia.

“Elevra Shares” means ordinary fully paid shares of Elevra listed on ASX; provided, however, that any such shares issued hereunder (including any Elevra Shares to be issued upon exercise of the Put Right) shall bear the legend set forth on the face of this Note.

“Encumbrance” means any right to any property, or the income or benefits flowing therefrom, which secures an obligation due to a Person or a claim of such Person, whether such interest is based on the common law, civil law, statute or contract, and includes any security interest, hypothec, pledge, mortgage, privilege, prior claim, lien, charge, assignment, transfer, cession, encumbrance, capital lease, synthetic lease, instalment sale, conditional sale or trust receipt or a consignment or bailment for security purposes. The term “Encumbrance” shall include reservations, exceptions, encroachments, easements, servitudes, rights-of-way, covenants, conditions, restrictions and other title exceptions and encumbrances (including, with respect to equity securities agreements having the effect of restricting the ability, in any material respect, of a person to fulfill its obligations hereunder, voting trust agreements and all similar arrangements) affecting property. Solely for the purposes of determining whether an Encumbrance exists for the purposes of this Note, a Person shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, capital lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes and such retention or vesting shall constitute an Encumbrance.

“Event of Default” has the meaning assigned to such term in Section 5.1.

“Governmental Authority” means any domestic or foreign legislative, executive, judicial or administrative body or Person having or purporting to have jurisdiction in the relevant circumstances.

“Guarantee” means the guarantee entered into as of the date hereof between Elevra, the Issuer and the Investor.

“IFRS” means the International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB), as in effect from time to time.

“Indebtedness” means, with respect to any Person, without duplication:

a)	all obligations of such Person for borrowed money or with respect to advances made to such Person of any kind;

b)	all obligations of such Person evidenced by bonds, notes, debentures or similar instruments;

c)	all obligations of such Person under conditional sale or other title retention agreements other than leases which are accounted for under IFRS as operating leases relating to property acquired by such Person;

Exhibit 4.12
d)	all obligations of such Person in respect of the deferred purchase price of property or services;

e)	all obligations of others secured by (or for which the other party or parties has or have an existing right, contingent or otherwise, to be secured by) any Encumbrance on property owned or acquired by such Person, whether or not the obligation secured thereby has been assumed;

f)	obligations under operating, capital or finance leases, sale and leaseback obligations and synthetic leases;

g)	obligations under hedging, swap, derivative or similar arrangements;

h)	all other indebtedness upon which interest charges are customarily paid by such Person;

but excludes:

i)	accounts and trade payables and accrued liabilities incurred in the ordinary course of business;

j)	obligations in respect of intercompany loans between the Issuer and any of its Affiliates;

k)	contingent obligations arising from guarantees, letters of credit, surety bonds or similar instruments, unless and until such obligations become due and payable; and

l)	any obligation the aggregate outstanding principal amount of which does not exceed $5,000,000 (or its equivalent in any other currency) in the aggregate at any time.

“Interest Payment Date” has the meaning assigned to such term in Section 2.2(a).

“Investor” means LCSC Holdings Inc., a corporation incorporated under the CBCA and a wholly-owned subsidiary of CGF, and its legal successors and permitted assigns.

“Investor Party” means each of the Investor or any Affiliate of the Investor that is a holder of this Note, and collectively, the “Investor Parties”.

“Issue Date” means the date on which this Note is issued by the Issuer to the Investor in accordance with the Note Subscription Agreement.

“Issuer” means Sayona Inc., a corporation incorporated under the QBCA, and its legal successors and permitted assigns.

“Issuer Articles of Amendment” means the articles of amendment of the Issuer amending, inter alia, the share capital of the Issuer to create the Special Shares.

“Mandatory Redemption Date” has the meaning assigned to such term in Section 2.5(a).

Exhibit 4.12

“Mandatory Redemption Event” means:

a)	the occurrence of a Change of Control in respect of Elevra; or

b)	the Elevra Shares (i) ceasing to be quoted, listed or admitted to trading on ASX or (ii) being suspended from trading on ASX for a period of more than 60 consecutive Trading Days.

“Mandatory Redemption Event Notice” has the meaning assigned to such term in Section 2.5(a).

“Mandatory Redemption Event Election Notice” has the meaning assigned to such term in Section 2.5(a).

“Material Adverse Effect” means any material adverse effect on the financial condition, business or capital of the Issuer, any of its subsidiaries and Elevra (taken together) that is not capable of being remedied (or that was capable of being remedied within a reasonable time or, if applicable, the applicable cure period, but was not so remedied), or the ability of the Issuer and Elevra (taken together) to perform, observe or fulfil any of their payment or other material obligations under the Transaction Documents.

“Maturity Date” has the meaning assigned to such term in Section 2.3(a).

“NAL” means North American Lithium Inc., a corporation incorporated under the QBCA.

“NAL Mine” means the North American Lithium mine located in La Corne township, Québec, approximately 60 km north of Val-d’Or, Québec, and directly owned by NAL.

“Note” means this Convertible Note.

“Note Subscription Agreement” means the note subscription agreement dated as of {{SigningDate}} between the Investor, the Issuer and Elevra.

“Parties” means, collectively, the Issuer and the Investor, and each individually a “Party”.

“Person” means an individual, partnership, corporation, company, incorporated association, trust, incorporated syndicate, unincorporated syndicate, executor, administrator, unincorporated association, joint venture, governmental agency or other entity.

“Prevailing CAD/AUD Rate” means, in respect of a particular date, the spot rate of exchange between Canadian dollars and Australian dollars prevailing as at or about 12:00 p.m. (Sydney time) on that date as published or derived from the relevant Bloomberg “BFIX” page (or its successor page).

“Principal Amount” has the meaning set out in the preamble.

“Put Right” means the irrevocable and exclusive right and option granted by Elevra in favour of the Investor pursuant to the Put Right Agreement, to require Elevra to acquire from the Investor all, but not less than all, of the Special Shares issued to the Investor upon conversion of this Note, in consideration for cash, Elevra Shares, or any combination thereof, at the election of the Issuer and Elevra, in each case in accordance with the terms and conditions of the Put Right Agreement.

Exhibit 4.12

“Put Right Agreement” means the put right agreement dated as of the date hereof between the Investor, the Issuer and Elevra.

“QBCA” means the Business Corporations Act (Québec).

“Redemption Date” has the meaning assigned to such term in Section 2.4(a).

“Redemption Notice” has the meaning assigned to such term in Section 2.4(a).

“Redemption Price” means the Principal Amount, plus all accrued and unpaid interest thereon to, and including, the Redemption Date or the Mandatory Redemption Date in accordance with Section 2.4 or Section 2.5, respectively.

“Relevant Interest” has the meaning assigned to such term in the Corporations Act.

“Scheme” has the meaning assigned to such term in Section 2.5(b)(1).

“Securities Legislation” means all federal, provincial and territorial securities laws, rules and regulations and published policy statements and instruments of the securities commissions or other securities regulatory authorities in Canada or in Australia, including those that are now in effect and those that may be promulgated or amended from time to time.

“Special Shares” means the special shares in the capital of the Issuer; provided, however, that any such shares issued hereunder shall bear the legend set forth on the face of this Note.

“subsidiary” means, at any time in respect of a Person, any corporation or other entity controlled at such time directly or indirectly by such Person, and includes for the avoidance of doubt successive subsidiaries of such subsidiary and “subsidiaries” means all of such Persons collectively.

“Takeover Bid” has the meaning assigned to such term in Section 2.5(b)(1).

“Tax Act” means the Income Tax Act (Canada).

“Total Contributed Equity” means, with respect to Elevra and its subsidiaries on a consolidated basis, and determined in accordance with IFRS, the aggregate of their paid-up share capital, share premium account, and any other reserves (including, for the avoidance of doubt, any subordinated shareholder loans which are treated as equity in accordance with IFRS).

“Total Interest Bearing Debt” means, with respect to Elevra and its subsidiaries on a consolidated basis and determined in accordance with IFRS, the aggregate outstanding principal amount of all Indebtedness that bears interest (whether at a fixed or floating rate).

“Trading Day” has the meaning given to that term in the ASX Listing Rules.

Exhibit 4.12

“Transaction Documents” means, collectively, this Note, the Guarantee, the Put Right Agreement, the Issuer Articles of Amendment and the Note Subscription Agreement.

Section 1.2      Interpretation

(1)	“This Note”, “hereto”, “hereby”, “hereunder”, “herein”, and similar expressions refer to the whole of this Note and not to any particular Article, Section, paragraph or other portion hereof.

(2)	Words importing the singular number only include the plural and vice versa and words importing gender will include all genders.

(3)	All financial or accounting determinations, reports and statements provided for in this Note by the Issuer will be made or prepared in accordance with IFRS applied in a manner consistent with the past practices and policies of the Issuer.

(4)	The division of this Note into Articles and Sections and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Note.

(5)	The Schedule annexed hereto will, for all purposes, form an integral part of this Note.

(6)	References to sums of money herein are to Canadian dollars except as otherwise specified.

(7)	If any date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

(8)	Any reference in this Note to any agreement, document or instrument means such agreement, document or instrument as amended, restated, supplemented, modified, replaced, renewed or extended from time to time in accordance with its terms, unless otherwise expressly stated.

(9)	Any reference in this Note to any statute, law, rules or regulation means such statute, law or regulation and all rules, regulations, orders, by-laws and instruments made thereunder, in each case as amended, re-enacted, consolidated, replaced or supplemented from time to time, and includes any successor statute, law or regulation.

(10)	Time is of the essence of this Note.

(11)	Where the word “including” or “includes” is used in this Note, it means “including (or includes) without limitation”.

(12)	If an Event of Default occurs, it “continues” or “subsists” unless it has been cured by the Issuer or Elevra, or waived in writing by the Investor.

(13)	Except as otherwise provided herein, the Issuer shall be responsible for making all calculations called for hereunder. The Issuer shall make such calculations in good faith in accordance with IFRS and the Issuer will provide details of its calculations to the Investor. The Investor shall be entitled to dispute such calculation; provided, however, that (i) such calculation shall be conclusively determined by a firm of chartered professional accountants appointed by the Issuer and acceptable to the Investor (who may be the auditors of the Issuer or Elevra). The fees and expenses of such accountants shall be borne by each Party in the percentage inversely proportionate to the percentage of the total amount submitted for dispute that are resolved in such Party’s favor.

Exhibit 4.12

(14)	Unless otherwise indicated, time periods within which a payment is to be made or any other action is to be taken hereunder shall be calculated by including the day on which the period commences and the day on which the period ends.

ARTICLE 2
TERMS

Section 2.1      Payment under this Note

For value received, the Issuer hereby unconditionally promises to pay to the Investor, in accordance with the terms of this Note:

(a)	the Principal Amount, on or prior to the Maturity Date; and

(b)	all accrued and unpaid interest thereon, on each Interest Payment Date,

in each case by electronic transfer of immediately available funds in lawful money of Canada to the account of the Investor designated in writing by the Investor from time to time (such designation to be provided no later than five (5) Business Days prior to each Interest Payment Date).

Section 2.2      Interest

(a)	The Principal Amount will bear interest at the 3-Month Term CORRA rate plus 225 basis points per annum, accrued on a daily basis and payable in cash in arrears on December 31 and June 30 of each calendar year (each, an “Interest Payment Date”), with the initial Interest Payment Date (representing interest payable from the Issue Date to December 31, [202●]) being on December 31, [202●] and the last Interest Payment Date (representing interest payable from the last Interest Payment Date to the Maturity Date or the earlier date of redemption or conversion) being on the Maturity Date or the earlier date of redemption or conversion.

(b)	Interest shall be calculated on the basis of the actual number of days elapsed since the later of (i) as it relates to the initial payment thereof, the Issue Date, and (ii) as it relates to any subsequent payment thereof, the latest Interest Payment Date, in each case computed on the basis of a year of 365 days.

(c)	Interest shall accrue from the Issue Date to the Maturity Date, the Redemption Date, the Mandatory Redemption Date or the Conversion Date, as applicable.

(d)	For purposes of the Interest Act (Canada): (i) whenever any interest under this Note is calculated using a rate based on a year of 365 days (or such other period that is less than a calendar year), the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (A) the applicable rate based on a year of 365 days (or such other period that is less than a calendar year), as the case may be, (B) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (C) divided by 365 (or such other period that is less than a calendar year), as the case may be; and (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Note.

Exhibit 4.12

Section 2.3      Repayment at Maturity

(a)	The outstanding Principal Amount and any accrued but unpaid interest will be due and payable on the date that is five (5) years after the Issue Date (the “Maturity Date”), but only to the extent that this Note has not been repaid in full, redeemed or converted in accordance with the terms hereof.

(b)	Payment of the outstanding Principal Amount and any accrued but unpaid interest shall be made by electronic transfer of immediately available funds in lawful money of Canada to the account of the Investor designated in writing by the Investor from time to time (such designation to be provided no later than five (5) Business Days prior to the Maturity Date). The Investor shall, as soon as reasonably practicable following such payment, surrender this Note to the Issuer for cancellation.

Section 2.4      Redemption at the Option of the Issuer

(a)	If, at any time and from time to time on or after the third (3rd) anniversary of the Issue Date, the Closing Price is equal to or greater than 130% of the Conversion Price for at least 20 Trading Days within any period of 30 consecutive Trading Days, the Issuer shall have the right to redeem this Note in full by delivering to the Investor a redemption notice (the “Redemption Notice”) not more than 60 calendar days nor less than 30 calendar days prior to the date fixed for redemption (the “Redemption Date”).

(b)	The Issuer shall be required to pay to the Investor an amount equal to the Redemption Price on the Redemption Date, which date shall be no later than ten (10) Business Days from the delivery of the Redemption Notice to the Investor. Payment of the Redemption Price shall be made by electronic transfer of immediately available funds in lawful money of Canada to the account of the Investor designated in writing by the Investor from time to time (such designation to be provided no later than five (5) Business Days prior to the Redemption Date). For greater certainty, upon payment of the Redemption Price, the Principal Amount and any accrued and unpaid interests will be deemed to have been fully repaid and settled.

(c)	The Investor shall, as soon as reasonably practicable following the payment of the Redemption Price under Section 2.4(b), surrender this Note to the Issuer for cancellation.

(d)	For greater certainty, the Issuer’s right to deliver a Redemption Notice shall not arise unless and until the applicable conditions inSection 2.4 have been satisfied, and nothing in this Section 2.4 shall restrict the Investor’s right to deliver a Conversion Notice or a Mandatory Redemption Event Election Notice in accordance with Section 2.5(a) prior to the receipt of a Redemption Notice.

Exhibit 4.12

Section 2.5      Mandatory Redemption Event

(a)	If any Mandatory Redemption Event occurs at any time prior to the Maturity Date, the Redemption Date or the Conversion Date, as applicable, (i) the Issuer shall as soon as reasonably practicable upon the occurrence of the Mandatory Redemption Event deliver to the Investor a written notice setting forth the occurrence and reasonable details of such event (the “Mandatory Redemption Event Notice”), and (ii) the Investor shall have the right, by delivering a written notice (the “Mandatory Redemption Event Election Notice”) to the Issuer no later than ten (10) Business Days following the delivery of the Mandatory Redemption Event Notice (or such longer period as the Issuer may reasonably permit), to require that the Issuer redeem this Note at a price equal to the Redemption Price. The Issuer shall be required to pay the Redemption Price within ten (10) Business Days following receipt of the Mandatory Redemption Event Election Notice (the “Mandatory Redemption Date”).

(b)	If:

(1)	the Mandatory Redemption Event is a Change of Control that occurs under a takeover bid (as defined in the Corporations Act) (a “Takeover Bid”) or scheme of arrangement under Part 5.1 of the Corporations Act between Elevra and holders of Elevra Shares (a “Scheme”); and,

(2)	following the Change of Control, the Investor has not delivered a Conversion Notice prior to the Mandatory Redemption Date or redeemed this Note; and

(3)	either:

A.	in the case of a Scheme, the acquirer would otherwise be entitled to acquire any outstanding Elevra Shares so as to give the acquirer and its associates (as defined in the Corporations Act) (the “Associates”) Relevant Interests in 100% of the Elevra Shares upon the Scheme becoming effective (being the coming into effect, under section 411(10) of the Corporations Act, of an order of the Court made under paragraph 411(4)(b) of the Corporations Act in relation to the Scheme); or

B.	in the case of a Takeover Bid which has been declared or has become unconditional, the relevant acquirer and its Associates would otherwise be entitled to acquire at least 50% of the Elevra Shares,

then the Investor must, if required by the Issuer to do so, agree to the redemption of the Note.

(c)	Payment of the Redemption Price shall be made by electronic transfer of immediately available funds in lawful money of Canada to the account of the Investor designated in writing by the Investor from time to time (such designation to be provided no later than five (5) Business Days prior to the Mandatory Redemption Date).

Exhibit 4.12
(d)	The Investor shall, promptly following the payment of the Redemption Price under Section 2.5, surrender this Note to the Issuer for cancellation.

(e)	For greater certainty, nothing in this Section 2.5 shall restrict the Investor’s right to deliver a Conversion Notice at any time and from time to time prior to the Mandatory Redemption Date.

ARTICLE 3
COVENANTS

Section 3.1      Covenants of the Issuer

The following covenants apply as long as this Note remains outstanding. For greater certainty, the covenants provided in this Section 3.1 will cease to apply after this Note is redeemed or converted in accordance with its terms.

(a)	Timely Payment. The Issuer will duly and timely pay or cause to be paid (i) the Principal Amount and any accrued but unpaid interest on this Note when due hereunder, and (ii) any other Indebtedness of the Issuer when due under the agreement, indenture or similar instrument governing such Indebtedness.

(b)	Notice of Default. The Issuer will notify the Investor in writing of the occurrence of any Event of Default hereunder.

(c)	Conduct of Business and Maintenance of Existence. The Issuer shall, and shall cause its material subsidiaries to, conduct its business in the ordinary course consistent in all material respects with good business practice, and shall preserve and maintain its corporate existence and good standing under Applicable Laws, and maintain in all material respects the material rights and material licences, permits and authorizations necessary for the conduct of its business.

(d)	Access to Information. Once each fiscal year, the Issuer must permit the Investor upon the Investor’s request during normal business hours and upon reasonable notice, to inspect any of its assets located within Canada and to discuss its financial condition with its senior officers and (in the presence of such of its representatives as it may designate) its auditors, the reasonable expense of all of which will be paid by the Issuer.

(e)	Information and Records. The Issuer must maintain a system of accounting that is established and administered in accordance with IFRS, keep adequate and proper books and records of account in accordance with IFRS and, in all material respects, keep accurate and complete records of any assets in which it has an interest.

(f)	No Distribution. The Issuer shall not declare or pay any dividend after the occurrence of an Event of Default unless and until such Event of Default shall have been cured or waived or shall have ceased to exist.

Exhibit 4.12
(g)	Use of Proceeds. The Issuer shall apply the proceeds received from the Investor in respect of this Note to fund the expansion project of NAL and to provide additional liquidity to ensure capital management adequacy, and for no other purpose without the prior written consent of the Investor.

Section 3.2      CGF Required Covenants

The following covenants apply as long as this Note remains outstanding and the Investor remains a subsidiary of CGF. For greater certainty, the covenants provided in this Section 3.2 will cease to apply after this Note is redeemed in accordance with the terms hereof or converted in accordance with its terms.

(a)	Restrictions on Strategic Changes, Operations, and Canadian Presence. Unless otherwise approved in writing by the Investor, the Issuer shall not, and shall cause its subsidiaries not to (i) effect material changes in the operating strategy of the Issuer or NAL, (ii) cease to maintain its principal place of business in Canada, (iii) cease to maintain a majority of its key operational officers and employees in Canada, or (iv) transfer all or substantially all of the ownership of its intellectual property to a Person residing outside of Canada.

(b)	Material Litigation and Permit Challenges. Subject to the ability of the Issuer to preserve privilege, the Issuer will keep the Investor informed from time to time of the conduct of any material litigation by the Issuer or NAL in Canada against the Government of Canada, the provinces and territories of Canada, and the Indigenous communities of Canada, or any material challenge to permits or authorizations of NAL or the Issuer for the expansion project of the NAL Mine, to the extent that the conduct of such litigation or challenge could reasonably be expected to impair the reputation of CGF.

(c)	Indigenous Consultation, Stakeholder Engagement and Reporting. The Issuer shall use its best efforts, and shall cause each of its subsidiaries to use best efforts, in each case to the extent within its control, to comply with all obligations arising under Applicable Laws in relation to Indigenous consultation, including any delegated procedural aspects of the Crown’s duty to consult where such obligations are legally assigned to the Issuer or any of its subsidiaries or are required as a condition of any permit, authorization or agreement. For greater certainty, neither the Issuer nor any of its subsidiaries shall be in breach of this paragraph (c), or otherwise liable for any failure or delay in complying with the foregoing obligations, to the extent resulting from circumstances beyond its reasonable control, including from acts or omissions of Governmental Authorities, Indigenous groups or other third parties. In addition, the Issuer shall take commercially reasonable steps to engage with Indigenous groups and other relevant stakeholders in connection with the NAL Mine expansion project and to identify, assess and seek to mitigate potential adverse impacts on their interests. The Issuer shall provide the Investor with periodic updates, as soon as reasonably practicable following a request from the Investor, provided that such requests shall not be made more than once per calendar quarter, on the status of Indigenous consultation and stakeholder engagement activities, and shall promptly notify the Investor of any matter of which the Issuer becomes aware that could reasonably be expected to have a material adverse effect in relation to regulatory, environmental or Indigenous engagement matters. Notwithstanding the foregoing, neither the Issuer nor any of its subsidiaries shall be required to disclose any information where such disclosure is prohibited by Applicable Law, restricted by confidentiality obligations binding on the Issuer or any of its subsidiaries, or protected by solicitor-client privilege or other applicable privilege. Upon receipt of any such notice, the Investor may provide comments to the Issuer within five (5) Business Days, and the Issuer shall act reasonably and in good faith in considering such comments; provided that any such comments shall be advisory only and the Issuer shall retain sole discretion with respect to the conduct of Indigenous consultation and stakeholder engagement, subject to Applicable Laws. The Issuer shall also provide the Investor with a reasonable opportunity to review any material draft Indigenous or stakeholder engagement plan prepared for the NAL Mine expansion project prior to its implementation, to the extent legally permitted and not restricted by confidentiality obligations. For greater certainty, nothing in this paragraph (c) shall require the Issuer or any of its subsidiaries to achieve any particular outcome in respect of any consultation, engagement process, permit, authorization, consent or agreement, to obtain the support or agreement of any Indigenous group or other stakeholder, or to enter into any agreement with any Indigenous group, including any Impact Benefit Agreement (IBA) or similar agreement, except to the extent expressly required under Applicable Laws.

Exhibit 4.12

(d)	Financial Covenant. The Issuer shall ensure that and shall cause its Affiliates to ensure that, at all times, the result of the following calculation does not exceed 0.3 for Elevra and its subsidiaries, as a consolidated group:

(Total Interest Bearing Debt – cash and cash equivalents) / Total Contributed Equity

(e)	Phase 6 & 7 Mining Permits. The Issuer must hold 80% of the net proceeds of this Note in a designated bank account, as a reserve to be retained until the NAL Mine phase 6 & 7 mining permits (inclusive of all related requirements from the Bureau d’audiences publiques sur l’environnement) are obtained. Once the phase 6 & 7 mining permits are obtained, the reserve funds may be disbursed from the reserve account and applied by the Issuer at its discretion.

(f)	Reduction of Capital. The Issuer shall not, and the Issuer shall cause Elevra not to, reduce its capital (by way of a share buyback or any other reduction of capital involving a distribution of funds to shareholders) without the prior written approval of the Investor, which approval shall not be unreasonably withheld or delayed.

Section 3.3      Reporting Covenants of the Issuer

The following covenants apply as long as this Note remains outstanding or the Investor (or any of the Investor Parties) beneficially owns or exercises control or direction, directly or indirectly, over, Elevra Shares. For greater certainty, the covenants provided in this Section 3.3 will cease to apply after this Note is redeemed in accordance with the terms hereof or converted in accordance with the terms hereof and the terms of the Put Right Agreement.

(a)	ESG Reporting Cooperation. Upon request by the Investor or any of its Affiliates, the Issuer shall reasonably cooperate with the Investor with respect to any reporting requirements of the Investor related to the Issuer’s environmental, social and governance impacts as those specifically relate to the NAL Mine, including to provide, within 60 days following the end of each calendar year, such information and data relating to those reporting requirements described in Schedule “A”.

Exhibit 4.12

(b)	Information Rights. As long as the Investor remains a subsidiary of CGF or beneficially owns or exercises control or direction, directly or indirectly, over at least 10% of the Elevra Shares, the Investor shall have the right, upon reasonable prior notice and not more frequently than once per calendar quarter (except to the extent otherwise agreed by the Issuer), to request and receive from the Issuer, and the Issuer shall cause Elevra to provide, such financial, operational and compliance information regarding the Issuer, Elevra and their respective subsidiaries as the Investor may reasonably request for monitoring its investment, including (i) quarterly operating reports addressing Indigenous matters, environmental matters and operating results of the Issuer and its subsidiaries, and (ii) such other information as is reasonably customary for an institutional investor in a transaction of this nature; provided that neither the Issuer nor Elevra shall be required to provide any information to the extent that (A) disclosure is prohibited by Applicable Laws, (B) disclosure would breach any confidentiality obligation binding on the Issuer, Elevra or any of their respective subsidiaries, (C) such information is subject to solicitor-client privilege or other applicable privilege, or (D) only if the Investor is not a subsidiary of CGF, the Issuer reasonably determines that disclosure would be commercially prejudicial. The Issuer and Elevra may satisfy the foregoing obligation by providing summaries or redacted versions of information where reasonably appropriate. Any information provided pursuant to this Section shall be of a nature that is not reasonably expected to constitute material non-public information of the Issuer or Elevra or otherwise restrict or impair the Investor’s ability to trade in the Elevra Shares.

Section 3.4      Covenants of the Investor

The following covenants of the Investor shall apply for so long as this Note remains outstanding or any obligations under this Note or the other Transaction Documents remain to be performed.

(a)	Cooperation with Conversion and Settlement. Upon delivery of a Conversion Notice in accordance with Article 4, the Investor shall cooperate with the Issuer and Elevra and take all actions reasonably necessary to facilitate the timely issuance, quotation and settlement of any Special Shares and any Elevra Shares to be issued upon exercise of the Put Right, as applicable, including by:

(1)	providing in a timely manner all information and documents reasonably requested by the Issuer or Elevra for the purposes of issuing the Special Shares or the Elevra Shares, preparing any cleansing notice or prospectus, or applying for quotation of the Elevra Shares on ASX;

(2)	providing all “know your client”, anti-money laundering, beneficial ownership and other regulatory information reasonably required by the Issuer, Elevra, ASX or any applicable Governmental Authority;

(3)	providing details of the securities account or CHESS holder identification number to which the Elevra Shares are to be delivered; and

Exhibit 4.12
(4)	executing and delivering such documents, instruments and directions as may be reasonably required to give effect to the issuance and settlement of the Special Shares and the Elevra Shares.

For greater certainty, neither the Issuer nor Elevra shall be in breach of any obligation under this Note or the Put Right Agreement with respect to the timing of the issuance or delivery of Special Shares or Elevra Shares to the extent that any delay is attributable to the Investor’s failure to comply with its covenants under this Section 3.4(a).

(b)	Compliance with Transfer Restrictions. The Investor shall not sell, assign, transfer, pledge, encumber or otherwise dispose of this Note or any interest herein, except in strict compliance with Section 6.6 and all Applicable Laws. Any purported transfer in contravention of this Section 3.4(b) shall be void and of no force or effect.

(c)	Maintenance of Tax Status.

(1)	The Investor represents, warrants and covenants that, as of the date hereof and at all times while this Note is outstanding (including at the time of any issuance of Special Shares to the Investor), it is and shall remain a resident of Canada for the purposes of the Tax Act and shall promptly notify the Issuer and Elevra in writing if, at any time, it ceases or reasonably expects to cease to be a resident of Canada for the purposes of the Tax Act.

(2)	If the Investor ceases to be a resident of Canada for the purposes of the Tax Act, the Issuer shall not be required to issue Special Shares to the Investor until such time as the Investor has provided evidence satisfactory to the Issuer, acting reasonably, that it once again is a resident of Canada for the purposes of the Tax Act.

(3)	For greater certainty, any delay in the issuance of Special Shares or Elevra Shares resulting solely from the Investor’s failure to satisfy the Section 3.4(c)(1) shall not constitute a breach by the Issuer or Elevra of their respective obligations under this Note or the Put Right Agreement, and shall not extend the Maturity Date or otherwise alter the terms of this Note.

(d)	Confidentiality.

(1)	The Investor shall keep strictly confidential, and shall not disclose to any Person, all non-public information received from the Issuer or Elevra pursuant to this Note (including under Section 3.1(d), Section 3.2(b), Section 3.2(c) and Section 3.3) (collectively, “Confidential Information”), except that the Investor may disclose Confidential Information to:

A.	its Affiliates (including CGF) and their respective directors, officers, employees, advisors, auditors and legal counsel, provided that such permitted recipients are bound by obligations of confidentiality no less restrictive than those set forth in this Section 3.4(d) and the Investor shall be responsible for any breach of such obligations by any such permitted recipient; and

Exhibit 4.12
B.	any Person, to the extent required by Applicable Law, any order or directive of a Governmental Authority, or the rules of any applicable stock exchange, provided that, where legally permissible, the Investor shall provide the Issuer and Elevra with reasonable prior written notice of such disclosure.

The obligations in this Section 3.4(d) shall not apply to information that:

A.	is or becomes publicly available other than as a result of a breach of this Section 3.4(d);

B.	was in the possession of the Investor prior to its disclosure by the Issuer or Elevra;

C.	is independently developed by the Investor without use of or reference to the Confidential Information; or

D.	is received by the Investor from a third party that is not, to the knowledge of the Investor, bound by any obligation of confidentiality with respect thereto.

(2)	The obligations of the Investor under this Section 3.4(d) shall survive the conversion, redemption or repayment of this Note for a period of two (2) years.

(e)	Market Conduct. So long as this Note is outstanding, the Investor shall not, and shall cause its Affiliates not to, directly or indirectly:

(1)	engage in any market manipulation or other conduct with respect to the Elevra Shares that would contravene Applicable Laws or the ASX Listing Rules; or

(2)	engage in any market manipulation or other conduct with respect to the Special Shares that would contravene Applicable Law or the ASX Listing Rules.

(f)	Notice of Change of Control of the Investor. The Investor shall promptly notify the Issuer in writing if:

(1)	the Investor ceases to be a wholly-owned subsidiary of CGF; or

(2)	a change of control (within the meaning of the definition of “control” in this Note) occurs with respect to CGF.

(g)	Securities Legislation Cooperation. The Investor shall use commercially reasonable efforts to cooperate with the Issuer and Elevra in connection with:

(1)	the obtaining of any regulatory approval, consent, waiver or clearance required under any applicable Securities Legislation in connection with the transactions contemplated by this Note; and

Exhibit 4.12
(2)	the preparation and filing of any applications, notices or other documents required to be submitted to any Canadian Governmental Authority in connection therewith,

in each case at the cost and expense of the Issuer, unless otherwise agreed.

(h)	Non-U.S. Person; Investor Status. The Investor is, as of the date hereof, and will be, as of the date of issuance of the Special Shares and any Elevra Shares to be issued upon exercise of the Put Right, (i) a non-U.S. Person as defined in Rule 902 of Regulation S promulgated under the Securities Act of 1933, as amended, and (ii) acquiring such security solely for its own beneficial account (and not as a nominee or agent or otherwise for any other person), for investment purposes, and not with a view to, or for resale in connection with, the sale or distribution thereof.

Section 3.5      Regulatory Cooperation

The Issuer shall, upon request by the Investor, use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or deemed advisable by the Investor to obtain, or assist the Investor in obtaining, any regulatory approvals required to comply with Applicable Laws (other than Securities Legislation), including any approvals required under the Competition Act (Canada) or similar legislation in any applicable foreign jurisdictions, where such approval is or becomes required, to consummate the transactions contemplated by this Agreement. Notwithstanding any provision of this Agreement to the contrary, the Issuer shall not be required to offer, negotiate, agree to or undertake (i) any sale, divestiture, or disposition of any of the Issuer’s, or any of its Affiliates’, assets, interests, properties, operations or businesses, (ii) any other restriction or limitation on any or all of the Issuer’s, or any of its Affiliates’, assets, interests, properties, operations or businesses, or (iii) any other action, restriction or condition (whether or not formally expressed) of any Governmental Authority, in order to obtain any regulatory approvals required to consummate the transactions contemplated by this Agreement. For the avoidance of doubt, in order to obtain any regulatory approvals required to consummate the transactions contemplated by this Agreement, the Investor may not, without the prior written consent of the Issuer, propose, offer, negotiate, agree to or undertake (i) any sale, divestiture, or disposition of any assets, interests, properties, operations or businesses of the Issuer or any of its Affiliates, or (ii) any other action, restriction, limitation or condition of all or any portion of the businesses or assets of the Issuer or any of its Affiliates.

ARTICLE 4
CONVERSION OF NOTE

Section 4.1      Conversion at the Election of the Investor

(a)	During the period commencing on the first anniversary of the Issue Date until ten (10) Business Days prior to the Maturity Date, all and not less than all of the outstanding Principal Amount may be converted into Special Shares at the Conversion Price, at the option of the Investor (the “Conversion Right”). The Investor shall only be entitled to exercise its Conversion Right in respect of this Note once.

Exhibit 4.12
(b)	The price per Special Share at which the Principal Amount is convertible will be AU$[●] (the “Conversion Price”).[1]

Section 4.2      Exercise of Conversion Right

(a)	In order to convert this Note into Special Shares, the Investor must deliver a written notice (a “Conversion Notice”) to the Issuer and Elevra informing them of the Investor’s election to convert this Note hereunder. The Conversion Notice must confirm that all, and not less than all, of the Principal Amount is being converted. Such Conversion Notice shall, automatically and without the need for any further act, formality or instrument, be deemed to constitute a valid and binding notice to Elevra of exercise by the Investor of its Put Right. The conversion of this Note will take effect on the date specified in the Conversion Notice, which must be a date that is at least five (5) Business Days after the Conversion Notice is delivered to the Issuer and prior to the Maturity Date (the “Conversion Date”).

(b)	On the Conversion Date, or as soon as reasonably practicable thereafter, the Issuer shall issue the applicable Special Shares to the Investor. The number of Special Shares that the Issuer must issue to the Investor in respect of a Conversion Notice shall be determined by the Conversion Value Calculation. Following the issuance of the Special Shares by the Issuer to the Investor, such Special Shares shall, by virtue of the deemed exercise of the Put Right, be automatically acquired by Elevra in consideration for Elevra Shares, cash or a combination of Elevra Shares and cash in accordance with the Put Right Agreement.

(c)	The delivery by the Investor of a Conversion Notice to the Issuer will be deemed to constitute a binding agreement between the Investor and the Issuer whereby:

(1)	the Investor subscribes for the number of Special Shares which the Investor is entitled to receive on such conversion and, subject to the terms of the Put Right Agreement, the Issuer will issue such Special Shares to the Investor as fully paid and non-assessable shares of the Issuer; and

(2)	the Issuer agrees that the exercise by the Investor of the Conversion Right constitutes full payment of the subscription price for the Special Shares issuable upon such conversion.

(d)	The “Conversion Value” is equal to the Australian Dollar Equivalent of the Principal Amount at the time of conversion. For greater certainty:

(1)	the Principal Amount shall not include any accrued but unpaid interest on this Note, and any such accrued but unpaid interest shall not be convertible into Special Shares; and

(2)	accrued but unpaid interest on the Principal Amount at the time of conversion shall accrue from the last Interest Payment Date to the Conversion Date and shall be payable in cash on the Conversion Date.

[1]	NTD: The Conversion Price per Share in AUD will be equal to the Conditional Tranche VWAP plus a 30% premium, rounded to two decimal places.

Exhibit 4.12

Section 4.3      Adjustment of Conversion Price

The Conversion Price shall be subject to adjustment from time to time as follows:

(a)	In relation to a reorganization of capital:

(1)	in a consolidation of the share capital of the Elevra, the number of Special Shares issuable upon the conversion of this Note must be consolidated in the same ratio as the Elevra share capital and the Conversion Price must be amended in inverse proportion to that ratio;

(2)	in a sub-division of the share capital of the Issuer, the number of Special Shares issuable upon the conversion of this Note must be sub-divided in the same ratio as the Special Share capital and the Conversion Price must be amended in the inverse proportion to that ratio;

(3)	in a return of capital of the Issuer, other than a selective return of capital, the number of Special Shares issuable upon the conversion of this Note must remain the same, and the Conversion Price must be reduced by the same amount as the amount returned in relation to that number of Special Shares;

(4)	in a reduction of capital by cancellation of paid-up capital that is lost or not represented by available assets where no securities are cancelled, the number of Special Shares issuable upon the conversion of this Note and the Conversion Price must remain unaltered; and

(5)	in a pro rata cancellation of share capital of the Issuer, the number of Special Shares issuable upon the conversion of this Note must be reduced in the same ratio as the share capital and the Conversion Price must be amended in inverse proportion to that ratio.

(6)	in a reorganization in any other case, the number of Special Shares issuable upon the conversion of this Note or the Conversion Price, or both, must be reorganised in accordance with the manner specified in the ASX Listing Rules.

(b)	In the case of any reorganization, or other change in, the share capital of the Issuer other than as specified in Section 4.3(a), the number of Special Shares issuable upon the conversion of this Note and the Conversion Price shall be adjusted in such manner as the Issuer, with the approval of the Investor, determine to be appropriate on a basis consistent with this Section 4.3, so that the Investor will not receive a benefit that holders of Special Shares do not receive or be unfairly diluted. The foregoing shall apply mutatis mutandis to any reorganization or other change in the share capital of the Guarantor, so that, in the event of the exercise of the Put Right by the Investor and the settlement thereof by the Guarantor in Elevra Shares, the Investor will not receive a benefit that holders of Elevra Shares do not receive or be unfairly diluted.

Exhibit 4.12

(c)	In the case of any reorganization of the Special Shares at any time outstanding (other than as specified in Section 4.3(a) or as agreed under Section 4.3(b) above) or change of the Special Shares into other shares or securities, or in the case of a Corporate Reorganization (other than a Corporate Reorganization which does not result in a reclassification of the outstanding Special Shares or a change of the Special Shares into other shares), the Investor shall be entitled to receive upon conversion, and shall accept, in lieu of the number of Special Shares to which it was previously entitled upon such conversion, the kind and amount of shares and other securities or property which the Investor would have been entitled to receive as a result of the reclassification, Corporate Reorganization or other transaction resulting in a change of the Special Shares into another class of shares or securities if, on the effective date thereof, it had been the registered holder of the number of Special Shares to which it was previously entitled upon conversion of this Note. If necessary, appropriate adjustments shall be made in the application of the provisions set forth in this Article 4 with respect to the rights and interests thereafter of the Investor so that the provisions set forth in this Article 4 shall thereafter correspondingly be made applicable as nearly as may be possible in relation to any shares or other securities or property thereafter deliverable upon the conversion of this Note. Any such adjustments shall be made by and set forth in a new Note executed by the Issuer and approved by the Investor and shall for all purposes be conclusively deemed to be an appropriate adjustment.

Section 4.4      Certificate as to Adjustment

The Issuer shall, immediately after the occurrence of any event which requires an adjustment or re-adjustment as provided in Section 4.3, deliver a certificate to the Investor signed by one senior officer of the Issuer and specifying the nature of the event requiring the same and the amount of the necessary adjustment and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

Section 4.5      Notice of Special Matters

The Issuer shall give notice to the Investor of its intention to fix a record date for any event mentioned in Section 4.3 which may give rise to an adjustment in the number of Special Shares which may be acquired pursuant to the exercise of the Conversion Right, and, in each case, the notice shall specify the particulars of the event and the record date and the effective date for the event; provided that the Issuer shall only be required to specify in the notice such particulars of the event as shall have been fixed and determined on the date on which such notice is given. Such notice shall be given not less than ten (10) Business Days prior to the applicable record date.

Section 4.6      Adjustments are Cumulative

The adjustments provided for in Section 4.3 are cumulative and shall apply to successive events resulting in any adjustment under Section 4.3; provided, that, notwithstanding any other provision of Section 4.3, no adjustment of the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the number of Special Shares to be issued upon the conversion of this Note or the Conversion Price then in effect; provided however, that any adjustments which by reason of this Section 4.6 are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

Exhibit 4.12

Section 4.7      No Requirement to Issue Fractional Special Shares

The Issuer shall not be required to issue fractional Special Shares upon the conversion of this Note. If any fractional interest in a Special Share would, except for the provisions of this Section 4.7, be deliverable upon the conversion of this Note, such fractional interest in a Special Share shall be rounded up to the closest whole number of Special Shares.

Section 4.8      Issuer to Reserve Special Shares

The Issuer covenants with the Investor that it will at all times reserve and keep available out of its authorized share capital (if the number thereof is or becomes limited), solely for the purpose of issuing Special Shares in connection with a conversion of this Note, the maximum number of Special Shares as shall then be deliverable by the Issuer upon the conversion of this Note as a whole at that time, to enable and permit the Issuer to perform its obligation hereunder to deliver the requisite number of Special Shares to the Investor. The Issuer covenants with the Investor that all Special Shares, which shall be so issuable, shall be duly and validly issued as fully paid and non-assessable upon receipt by the Issuer of the Conversion Price.

Section 4.9      No breach

For greater certainty, the Issuer shall not be in breach of its obligations under Section 4.1 or Section 4.2 if it has used all reasonable endeavours to issue the applicable Special Shares within the applicable timeframe and any delay in meeting the applicable timeframe is attributable solely to regulatory review, provided that the Issuer has taken all preparatory steps available to it upon receipt of the Conversion Notice.

ARTICLE 5

EVENTS OF DEFAULT AND REMEDIES

Section 5.1      Events of Default

The occurrence of any of the following events will constitute, and will be referred to as, an “Event of Default” under this Note:

(a)	Insolvency. The Issuer, any of its subsidiaries, or Elevra becomes insolvent or generally not able to pay its debts as they become due; admits in writing its inability to pay its debts generally or makes a general assignment for the benefit of creditors; institutes or has instituted against it any proceeding seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any Applicable Laws relating to bankruptcy, insolvency or relief of debtors, including any plan of compromise or arrangement (other than a solvent scheme of arrangement) or other corporate proceeding involving or affecting its creditors, or the entry of an order for relief or the appointment of a receiver, receiver and manager, voluntary administrator, trustee or other similar insolvency official regarding all or substantially all of its assets; and, in the case of any such proceeding instituted against it, either the proceeding remains undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding occurs; or takes any corporate action to authorize any of the foregoing.

Exhibit 4.12

(b)	Failure to Pay. The failure by the Issuer to pay: (i) any principal payment when due and payable hereunder; or (ii) any interest payment or other payment required under the terms of this Note when due and payable hereunder, and in either case such payment not being made within five (5) Business Days of the Issuer’s receipt of written notice from the Investor of such failure to pay.

(c)	Breach of Obligations. The Issuer or Elevra fails to perform or observe a material covenant or obligation due under any Transaction Documents, and where such failure is capable of remedy, it does not remedy such failure within 20 Business Days of becoming aware of the failure (or, in respect of any failure arising from or relating to Indigenous consultation, engagement or related regulatory matters, within 40 Business Days of becoming aware of the failure).

(d)	Breach of Representations and Warranties. Any material representation or warranty given by the Issuer or Elevra under any Transaction Documents is incorrect or misleading in any material respect, and where the circumstances giving rise to such misrepresentation are capable of remedy, those circumstances are not remedied within 20 Business Days of becoming aware of the misrepresentation.

(e)	Unlawfulness. It becomes unlawful for the Issuer or Elevra to perform any of its material obligations under any Transaction Documents.

(f)	Cross-Default. The Issuer or Elevra is in default (as principal or as guarantor or other surety) in the payment of any Indebtedness that is outstanding in an aggregate principal amount of more than AU$50,000,000 (or its equivalent in any other currency) beyond any applicable grace period, or any such Indebtedness has been declared due and payable before its stated maturity as a consequence of an event of default (however described) thereunder.

(g)	Void Agreements. Any Transaction Document is or becomes void, voidable or unenforceable in whole or in any material respect.

(h)	Material Adverse Effect. A Material Adverse Effect occurs.

(i)	NAL Authorizations. An authorisation which is held by NAL is repealed, revoked, terminated or expires (and not renewed within 30 Business Days) or modified or conditioned, in each case, in a manner that will have a Material Adverse Effect; and

(j)	Cessation of Business. Any of the Issuer, its subsidiaries, or Elevra ceases, or threatens in writing to cease, to carry on all or substantially all of its respective business.

Unless a different cure period is expressly provided in this Section 5.1, the Issuer or Elevra, as applicable, will not be deemed to be in default in respect of any Event of Default that is capable of remedy unless it has failed to remedy the same within 15 Business Days after becoming aware of the relevant circumstance.

Exhibit 4.12

Section 5.2      Consequences of an Event of Default

Upon the occurrence of any Event of Default that is continuing, the Investor may, by written notice to the Issuer, declare the outstanding Principal Amount, any accrued and unpaid interest and other monetary amounts outstanding under this Note to be due and payable on the date that is not later than 20 Business Days after the delivery of such notice from the Investor. Payment of the outstanding Principal Amount, any accrued but unpaid interest and other monetary amounts outstanding under this Note shall be made by electronic transfer of immediately available funds in lawful money of Canada to the account of the Investor designated in writing by the Investor from time to time (such designation to be provided no later than five (5) Business Days prior to such payment). The Investor shall, as soon as reasonably practicable following such payment, surrender this Note to the Issuer for cancellation.

Section 5.3      Remedies Cumulative

No remedy conferred upon or reserved to the Investor hereunder is intended to be exclusive of any other remedy, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now existing or hereafter to exist by law or by statute.

ARTICLE 6
GENERAL

Section 6.1      Status of Note

Subject to such covenants set forth in Article 3, the payment obligations of the Issuer under this Note constitute direct, unsubordinated and unsecured obligations and shall rank equally with all its other existing and future unsecured and unsubordinated obligations, save for such obligations that may be preferred by provisions of Applicable Laws that are mandatory and of general application, and, for greater certainty, rank senior to the Issuer’s equity interests.

Section 6.2      Further Assurances

The Investor and the Issuer will do, execute and deliver or will cause to be done, executed and delivered all such further acts, documents and things as may be reasonably required for the purpose of giving effect to the transactions contemplated under this Note.

Section 6.3      Severability

If any provision of this Note is determined to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions, which shall continue in full force and effect.

Section 6.4      Waiver

No failure or delay by a Party in exercising any right under this Note shall operate as a waiver thereof, nor shall any single or partial exercise preclude any other or further exercise. No waiver shall be effective unless made in writing and signed by the waiving Party.

Exhibit 4.12

Section 6.5      No third-party beneficiaries

Nothing in this Note, express or implied, is intended to confer upon any Person other than the Parties (and their respective successors and permitted assigns) any rights or remedies under this Note.

Section 6.6      Assignment

(a)	The Investor may transfer this Note, in whole or in part, to any third party with the prior written consent of the Issuer, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, the Investor may transfer this Note without prior consent of the Issuer to any of its Affiliates.

(b)	No transfer of this Note shall be effective unless the transferee has delivered to the Issuer and Elevra a written instrument of assumption in form and substance satisfactory to the Issuer and Elevra, acting reasonably, pursuant to which the transferee assumes all obligations of the Investor under this Note and the Put Right Agreement.

(c)	The Issuer may not transfer this Agreement without the prior written consent of the Investor.

(d)	Neither the Issuer nor Elevra will be liable for any costs or taxes or increased costs or tax gross-up in respect of any transfer of this Note.

Section 6.7      Entire Agreement

This Note, together with the other Transaction Documents, constitutes the entire agreement among the Issuer, Elevra and the Investor with respect to the subject matter hereof and supersedes all prior agreements, understandings and discussions relating thereto.

Section 6.8      Amendments

No amendment to this Note shall be effective unless made in writing and signed by all Parties.

Section 6.9      Successors

Subject to Section 6.6, this Note shall enure to the benefit of and be binding upon each Party and its respective successors (whether by merger, amalgamation, arrangement, consolidation, reorganization, continuation or otherwise) and permitted assigns.

Section 6.10    Governing Law

This Note shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Section 6.11    Dispute Resolution

Should any dispute, controversy or claim arises under or in connection with this Note, it shall be resolved in accordance with the dispute resolution mechanism set out in Article 8 of the Note Subscription Agreement.

Exhibit 4.12

Section 6.12    Counterparts and Delivery

This Note may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Delivery of an executed signature page by electronic transmission shall be effective as delivery of an originally executed signature page.

[signature pages follow]

Exhibit 4.12

IN WITNESS WHEREOF the parties have executed this Note.

SAYONA INC.

By:
Name:
Title:

LCSC HOLDINGS INC., acting by its manager CANADA GROWTH FUND INVESTMENT MANAGEMENT INC.

By:
Name:
Title:

By:
Name:
Title:

Exhibit 4.12

SCHEDULE “A”

ESG REPORTING REQUIREMENTS

Exhibit 4.12

EXHIBIT C
FORM OF GUARANTEE

(see attached)

Exhibit 4.12

CONFIDENTIAL

GUARANTEE

THIS GUARANTEE (this “Guarantee”) is made as of [●], 202[●]

BETWEEN:

ELEVRA LITHIUM LIMITED (ACN 091 951 978), a corporation existing under the laws of Australia

(the “Guarantor”)

and

LCSC HOLDINGS INC., a corporation existing under the laws of Canada

(the “Investor”, and together with the Guarantor, the “Parties” and each individually, a “Party”)

RECITALS

A.	On the date hereof, Sayona Inc. (the “Issuer”), a wholly-owned subsidiary of the Guarantor, wishes to issue and sell to the Investor, and the Investor wishes to subscribe for and purchase from the Issuer, a convertible note in the principal amount of $C[●] (the “Note”).

B.	The Note forms part of a series of convertible notes to be issued to the Investor pursuant to and subject to the terms and conditions of the note subscription agreement dated as of {{SigningDate}} among the Issuer, the Guarantor and the Investor (the “Note Subscription Agreement”), which provides for aggregate principal commitments of C$145,000,000.

C.	It is a condition to the Investor’s subscription for and purchase of the Note that the Guarantor enter into this Guarantee.

D.	The Guarantor acknowledges and agrees that it will derive substantial direct and indirect benefit from the issuance of the Note and the consummation of the transactions contemplated by the other Transaction Documents.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties agree as follows:

ARTICLE 1
INTERPRETATION

Section 1.1      Definitions

Capitalized terms used and not otherwise defined herein have the meanings attributed to them in the Note.

Section 1.2      Interpretation

This Guarantee shall be interpreted in a manner consistent with the Note, and the rules of interpretation set out in the interpretation section of the Note apply to this Guarantee, mutatis mutandis. In the event of any conflict between this Guarantee and any other Transaction Document with respect to the underlying obligations of the Issuer that are the subject of the guarantee created hereby, the applicable Transaction Document shall govern to the extent of the conflict. In the event of any conflict with respect to the nature, scope, preservation or enforcement of the guarantee and indemnity obligations of the Guarantor, this Guarantee shall govern to the extent of the conflict.

Exhibit 4.12

ARTICLE 2
GUARANTEE AND INDEMNITY

Section 2.1      Guarantee

The Guarantor hereby irrevocably and unconditionally guarantees to the Investor the due and punctual payment (and not merely the collection) and performance by the Issuer of all present and future obligations of the Issuer under the Transaction Documents, including the payment by the Issuer of the Principal Amount, all accrued and unpaid interest on the Note and any redemption amounts payable thereunder and the issuance by the Issuer of the Special Shares upon the Investor’s exercise of its Conversion Right (collectively, the “Guaranteed Obligations”), as and when the same become due and payable or are required to be performed in accordance with the terms of the applicable Transaction Document. If and whenever the Issuer fails to pay any amount or perform any obligation when due or required to be performed under or in connection with any of the Transaction Documents, the Guarantor shall, immediately upon demand by the Investor, perform or satisfy (or procure the performance or satisfaction of) such Guaranteed Obligation as if it were the principal obligor.

Section 2.2      Guarantor as Primary Obligor; Indemnity

The obligations of the Guarantor under this Guarantee are those of a primary obligor and not merely those of a surety. As a separate, additional and continuing obligation, and as a primary obligation, the Guarantor irrevocably and unconditionally agrees to indemnify and save harmless the Investor, to the extent not prohibited by Applicable Law, on demand against any loss, liability or cost suffered or incurred by the Investor as a result of any Guaranteed Obligation being or becoming void, voidable, unenforceable, illegal, invalid or ineffective as against the Issuer (whether or not known to the Investor or the Guarantor), the amount of such loss being the amount that the Investor would otherwise have been entitled to recover from the Issuer. This indemnity shall be subject to the limitations set out in Section 2.4.

Section 2.3      Continuing Guarantee

This Guarantee is a continuing obligation and will extend to the ultimate balance of all sums payable and obligations owing by the Issuer under the Transaction Documents, regardless of any intermediate payment or discharge in whole or in part, and will remain in full force and effect until all of the Guaranteed Obligations have been irrevocably and unconditionally paid or discharged in full, and shall not be affected in any way by any circumstance or condition whatsoever, including (a) the absence of any action to obtain such amounts or performance from the Issuer, (b) any variation, extension, waiver, compromise or release of any or all of the obligations of the Issuer under the Note or of any collateral security therefor or (c) any change in the existence or structure of, or the bankruptcy or insolvency of, the Issuer or by any other circumstance (other than by complete, irrevocable payment) that might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety. The Guarantor waives all requirements as to diligence, presentment, demand for payment, protest and notice of any kind with respect to the Note.

Exhibit 4.12

Section 2.4      Mirror Liability; Defences of the Issuer

Notwithstanding Section 2.2, Section 2.3, Section 2.5 and Article 3 or any other provision of this Guarantee to the contrary:

(a)	The liability of the Guarantor under this Guarantee (including under the indemnity in Section 2.2) is co-extensive with, and shall in no event exceed in amount, scope, nature or duration, the liability of the Issuer to the Investor in respect of the Guaranteed Obligations, as such liability would have been enforceable against the Issuer under the Transaction Documents but for any bankruptcy, insolvency, restructuring, arrangement, moratorium, liquidation, dissolution or similar proceeding affecting the Issuer (each an "Insolvency Event"). Any payment or performance by the Issuer of a Guaranteed Obligation shall reduce the Guarantor's liability hereunder by an equivalent amount.

(b)	The Guarantor shall be entitled to raise, plead, invoke and rely on, as a defence to any claim under this Guarantee, any and all rights, defences, means, exceptions, set-offs, counterclaims and limitations of liability (including any cap, exclusion or limitation of damages, and any prescription or limitation period) that would have been available to the Issuer under the Transaction Documents or Applicable Law as a defence to a corresponding claim against the Issuer, other than defences arising solely from (i) an Insolvency Event, or (ii) any lack or limitation of power, capacity or authority of the Issuer.

(c)	Section 2.2, Section 2.3, Section 2.5 and Article 3 shall be read and applied subject to this Section 2.4. For greater certainty, the "primary obligor" characterization in Section 2.2 governs the manner and timing of enforcement (including that no prior recourse against the Issuer is required), but does not enlarge the amount or scope of the Guarantor's liability beyond that of the Issuer.

Section 2.5      Absolute and Unconditional Obligations

The obligations of the Guarantor under this Guarantee are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any Guaranteed Obligation or any Transaction Document, or any other circumstance that might otherwise constitute a legal or equitable discharge of, or defence available to, a surety or guarantor, other than the irrevocable payment or discharge in full of the Guaranteed Obligations, subject to Section 2.4.

Section 2.6      No Set-off or Deduction

All payments to be made by the Guarantor under this Guarantee shall be made in full, without (and free and clear of any deduction for) any set-off or counterclaim, and without any deduction or withholding on account of any tax, unless such deduction or withholding is required by Applicable Law, provided that the Guarantor shall be entitled to assert such set-off, counterclaim or deduction to the extent the Issuer would have been entitled to do so under the Transaction Documents in respect of the Guaranteed Obligations. If a deduction or withholding is so required, the Guarantor may make such deduction or withholding and shall gross up or pay any additional amount in respect thereof so that, after making such deduction or withholding, the Investor receives an amount equal to the payment which would have been due if no such deduction or withholding had been required. If the Investor subsequently receives or recovers any amount, or obtains any credit, refund or other tax benefit, in respect of any deduction or withholding made and grossed up by the Guarantor, the Investor shall remit to the Guarantor an amount equal to the value of such amount, credit, refund or other tax benefit within ten (10) days of receipt or recovery thereof.

Exhibit 4.12

Section 2.7      Ranking

The payment obligations of the Guarantor under this Guarantee constitute direct, unsubordinated and unsecured obligations of the Guarantor and rank, and will at all times rank, at least pari passu with all other present and future unsecured and unsubordinated obligations of the Guarantor, save for such obligations as may be preferred by provisions of Applicable Law that are mandatory and of general application.

ARTICLE 3
PRESERVATION OF GUARANTEE

Section 3.1      Protective Provisions

Neither the obligations of the Guarantor under this Guarantee nor the rights, powers and remedies conferred on the Investor by this Guarantee or by Applicable Law will be discharged, impaired, prejudiced or otherwise affected by any act, omission, matter or thing which, but for this provision, would reduce, release or prejudice any such obligation, right, power or remedy, including (whether or not known to the Guarantor or the Investor):

(a)	any time, waiver, indulgence, concession or consent granted to, or composition with, the Issuer or any other person;

(b)	the release of the Issuer or any other person, or any variation, novation, amendment, restatement, supplement, replacement or assignment of any Transaction Document or any Guaranteed Obligation, however fundamental and whether or not more onerous;

(c)	any composition or arrangement with any creditor of the Issuer;

(d)	the taking, holding, failure to take or hold, variation, realization, non-enforcement, non-perfection or release of any security or any other guarantee or indemnity;

(e)	any incapacity, lack of power, authority or legal personality of, or dissolution, amalgamation, reconstruction, reorganization or change in the status, constitution, members or control of, the Issuer or any other person;

(f)	any unenforceability, illegality or invalidity of any Guaranteed Obligation or any Transaction Document;

(g)	any insolvency, bankruptcy, liquidation, winding-up, administration, receivership, arrangement or analogous proceedings affecting the Issuer or any other person;

(h)	any failure or delay of the Investor in making demand on or proceeding against the Issuer or in enforcing any other right or remedy; or

Exhibit 4.12
(i)	any other act, omission or circumstance (other than the irrevocable payment in full of the Guaranteed Obligations) that might otherwise constitute a defence available to, or a discharge of, the Issuer or the Guarantor;

in each case subject to Section 2.4.

Section 3.2      Dealings with the Issuer

The Investor may at any time and from time to time, without reference to or the consent of the Guarantor and without affecting the liability of the Guarantor under this Guarantee, exercise or refrain from exercising any right or remedy against the Issuer, grant time or other indulgence, amend, vary, waive or release any term of any Transaction Document, and otherwise deal with the Issuer, any other guarantor and any security as the Investor in its discretion sees fit.

Section 3.3      Immediate Recourse

The Guarantor waives any right it may have of first requiring the Investor (or any trustee or agent on its behalf) to proceed against or enforce any other right or remedy or claim payment from, or to commence any proceedings against, the Issuer or any other person before claiming from the Guarantor under this Guarantee.

Section 3.4      Reinstatement

If any payment, performance, discharge, release or satisfaction in respect of any of the Guaranteed Obligations (or any security therefor or otherwise) is avoided, set aside, rescinded, reduced or otherwise rendered ineffective for any reason (including as a result of insolvency, bankruptcy, liquidation or any similar event), or is otherwise required to be restored, returned or unwound, then the liability and obligations of the Guarantor under this Guarantee shall continue or be reinstated as if such payment, performance, discharge, release or satisfaction had not occurred, and the Investor shall be entitled to enforce this Guarantee in respect of the relevant Guaranteed Obligations as if such payment, performance, discharge, release or satisfaction had not occurred.

ARTICLE 4

DEFERRAL OF GUARANTOR’S RIGHTS

Section 4.1      Deferral of Rights

Until all of the Guaranteed Obligations have been irrevocably paid or performed in full and unless the Investor otherwise directs, the Guarantor will not exercise any right which it may have by reason of the performance of its obligations under this Guarantee or by reason of any amount being payable, or liability arising, under this Guarantee, including:

(a)	any right of subrogation, indemnity, contribution or reimbursement against the Issuer;

(b)	any right to claim, rank, prove or vote as a creditor of the Issuer or its estate in competition with the Investor; and

Exhibit 4.12
(c)	any right to take the benefit (in whole or in part, and whether by way of subrogation or otherwise) of any rights of the Investor or of any other guarantee or security taken in connection with the Guaranteed Obligations.

Section 4.2      Turnover

If the Guarantor receives any payment or benefit, or recovers any amount, in breach of Section 4.1, or receives any distribution in any insolvency, bankruptcy, liquidation or similar proceeding of the Issuer, it will hold the same on trust for the Investor and promptly pay or transfer the same to the Investor for application against the Guaranteed Obligations.

ARTICLE 5
PAYMENTS

Section 5.1      Demand and Payment

The Guarantor shall make each payment required to be made by it under this Guarantee within five Business Days of written demand by the Investor, in immediately available funds and without set-off or counterclaim, to the account designated in writing by the Investor.

Section 5.2      Currency

The Guarantor shall make each payment under this Guarantee in the currency in which the relevant Guaranteed Obligation is denominated. If any sum due from the Guarantor under this Guarantee, or any order or judgment given or made in relation thereto, must be converted from the currency in which such sum is payable into another currency for any purpose, the Guarantor shall, as an independent obligation, indemnify the Investor against any loss arising from any difference between the rate of exchange used for such conversion and the rate of exchange available to the Investor at the time of actual receipt of such sum.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES

Section 6.1      Representations and Warranties of the Guarantor

The Guarantor represents and warrants to the Investor, as of the date hereof and as of the Conversion Date, that:

(a)	it is a corporation duly incorporated and validly existing under the laws of Australia;

(b)	it has the corporate power and authority to enter into and perform its obligations under this Guarantee;

(c)	the execution, delivery and performance of this Guarantee have been duly authorized by all necessary corporate action on its part;

(d)	this Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to the discretion that a court may exercise in granting equitable remedies;

Exhibit 4.12
(e)	the execution, delivery and performance of this Guarantee do not and will not contravene, conflict with or result in a breach of any Applicable Law, its constitution, or any material agreement to which it is a party or by which it is bound;

(f)	its payment obligations under this Guarantee rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, save for such obligations as may be preferred by provisions of Applicable Law that are mandatory and of general application;

(g)	no voluntary or involuntary proceedings have been taken or are pending or, to its knowledge, threatened for its winding-up, bankruptcy, liquidation, receivership, administration or any analogous event, and it has not ceased generally to pay its debts as they become due; and

(h)	it has obtained, or will obtain prior to the date on which performance is required, all approvals, consents, permits and authorizations of any Governmental Authority necessary in connection with the performance of its obligations under this Guarantee.

ARTICLE 7
GENERAL

Section 7.1      Dispute Resolution

Any dispute arising out of or in connection with this Guarantee shall be resolved in accordance with the dispute resolution provisions set out in the Note Subscription Agreement.

Section 7.2      Term

This Guarantee shall remain in full force and effect until all of the Guaranteed Obligations have been irrevocably paid or discharged in full, and shall terminate automatically thereafter without further act or formality, subject always to the reinstatement provisions of Section 3.4.

Section 7.3      Further Assurances

Each Party shall, from time to time and at its own expense, execute and deliver such further documents and instruments and do such further acts and things as may be reasonably required to carry out the intent of this Guarantee.

Section 7.4      Severability

If any provision of this Guarantee is determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions, which shall continue in full force and effect.

Section 7.5      Waiver

No failure or delay by a Party in exercising any right under this Guarantee shall operate as a waiver thereof, nor shall any single or partial exercise preclude any other or further exercise. No waiver shall be effective unless made in writing and signed by the waiving Party.

Exhibit 4.12

Section 7.6      No Third-Party Beneficiaries

Nothing in this Guarantee, express or implied, is intended to confer upon any person other than the Parties (and their respective successors and permitted assigns) any rights or remedies under this Guarantee.

Section 7.7      Assignment

(a)	Subject to Section 7.7(b), no Party may assign or transfer this Guarantee or any of its rights or obligations hereunder without the prior written consent of the other Parties.

(b)	If the Investor transfers all or any portion of the Note to a third party in accordance with the terms of the Note, the benefit of this Guarantee shall, to the extent of the Note so transferred, automatically and without further act or instrument enure to such transferee, as if it were the Investor under this Guarantee. For greater certainty, the Note may not be transferred separately from the benefit of this Guarantee, and this Guarantee may not be transferred separately from the Note.

Section 7.8      Entire Agreement

This Guarantee, together with the other Transaction Documents, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and discussions relating thereto.

Section 7.9      Amendment

No amendment to this Guarantee shall be effective unless made in writing and signed by all Parties.

Section 7.10    Successors

This Guarantee shall enure to the benefit of and be binding upon each Party and its respective successors (whether by merger, amalgamation, arrangement, consolidation, reorganization, continuance or otherwise) and permitted assigns.

Section 7.11    Notices

Any notice or other communication required or permitted to be given under this Guarantee shall be in writing and shall be given in the manner provided in the Note, unless the Parties otherwise agree.

Section 7.12    Governing Law

This Guarantee shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Exhibit 4.12

Section 7.13    Counterparts and Delivery

This Guarantee may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Delivery of an executed signature page by electronic transmission shall be effective as delivery of an originally executed signature page.

[signature pages follow]

Exhibit 4.12

IN WITNESS WHEREOF the Parties have executed this Guarantee as a deed as of the date first above written.

EXECUTED as a deed by ELEVRA LITHIUM LIMITED ACN 091 951 978 in accordance with section 127 of the Corporations Act 2001 (Cth) by:

Signature of director	Signature of director/secretary

Name	Name

Exhibit 4.12

LCSC HOLDINGS INC., acting by its manager CANADA GROWTH FUND INVESTMENT MANAGEMENT INC.

Per:
Name:
Title:

Per:
Name:
Title:

Exhibit 4.12

EXHIBIT D

FORM OF PUT RIGHT AGREEMENT

(see attached)

Exhibit 4.12

CONFIDENTIAL

PUT RIGHT AGREEMENT

THIS PUT RIGHT AGREEMENT (this “Agreement”) is made as of [●], 20[●]

AMONG:

SAYONA INC., a corporation existing under the laws of the Province of Québec, Canada

(the “Issuer”)

and

ELEVRA LITHIUM LIMITED (ACN 091 951 978), a corporation existing under the laws of Australia

(“Elevra”)

and

LCSC HOLDINGS INC., a corporation existing under the laws of Canada

(the “Investor”, and together with the Issuer and Elevra, the “Parties” and each individually, a “Party”)

RECITALS

1.	On the date hereof, the Issuer, a wholly-owned subsidiary of Elevra, wishes to issue and sell to the Investor, and the Investor wishes to subscribe for and purchase from the Issuer, a convertible note in the principal amount of C$[●] (the “Note”).

2.	The Note forms part of a series of convertible notes proposed to be issued to the Investor pursuant to and subject to the terms and conditions of the note subscription agreement dated as of {{SigningDate}} among the Issuer, Elevra and the Investor (the “Note Subscription Agreement”), which provides for aggregate principal commitments of C$145,000,000.

3.	Pursuant to the terms of the Note, the Investor may convert the Note into Special Shares of the Issuer. Upon delivery by the Investor of a Conversion Notice under the Note, such Conversion Notice will, without any further act, formality or instrument, constitute a valid and binding exercise by the Investor of the Put Right (as defined below) granted under this Agreement with respect to all Special Shares issued upon such conversion.

4.	The Parties intend that, upon exercise of the Put Right, Elevra will acquire all, and not less than all, of the Special Shares from the Investor, in consideration for cash, Elevra Shares, or a combination thereof, in each case in accordance with this Agreement and the Note.

5.	It is a condition to the Investor’s subscription for and purchase of the Note that the Parties enter into this Agreement.

Exhibit 4.12

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties agree as follows:

ARTICLE 1
INTERPRETATION

Section 1.1      Definitions

In this Agreement, unless the context otherwise requires:

“Article Redemption VWAP” has the meaning assigned to such term in Section 5.7(b)(i).

“Canadian Dollar Equivalent” means, in respect of an amount denominated in Australian dollars on a particular date, the amount in Canadian dollars determined by dividing such amount by the Prevailing CAD/AUD Rate on such date.

“Cleansing Notice” has the meaning assigned to such term in Section 3.3(c)(i).

“Put Right” has the meaning assigned to such term in Section 2.1.

“Put Right VWAP” means the arithmetic average of the daily VWAP of the Elevra Shares for the 20 consecutive Trading Days ending on (and including) the Trading Day immediately preceding the date on which the applicable Conversion Notice is delivered to the Issuer and Elevra.

“Put Securities” means all Special Shares issued to the Investor (or any transferee thereof) pursuant to a Conversion Notice and that are the subject of the Put Right exercised or deemed to have been exercised by the Investor under this Agreement.

“Settlement Consideration” means the aggregate consideration payable or issuable by Elevra to the Investor in respect of the acquisition of the Put Securities pursuant to Section 3.2.

“VWAP” means, in respect of an Elevra Share on any Trading Day, the volume weighted average price on ASX on such Trading Day published by or derived from the Bloomberg “ELV AU Equity HP” page (or any successor page) and setting Weighted Average Line and using values not adjusted for any event occurring after such Trading Day; and for the avoidance of doubt, all values will be determined with all adjustment settings on the DPDF Page switched off and excluding any 'Crossing' transacted outside the 'Open Session State' or any 'Special Crossing' transacted at any time (each as defined in the ASX Operating Rules).

Other capitalized terms used but not defined herein have the meanings given to them in the Note.

Section 1.2      Interpretation

This Agreement shall be interpreted in a manner consistent with the Note. In the event of any conflict between this Agreement and the Note with respect to the conversion mechanics or timing relating to the Put Right, the Note shall govern to the extent of the conflict. In the event of any conflict with respect to the settlement, issuance of Elevra Shares, or compliance with the Corporations Act or the ASX Listing Rules, this Agreement shall govern to the extent of the conflict.

Exhibit 4.12

ARTICLE 2

GRANT AND EXERCISE OF PUT RIGHT

Section 2.1      Grant of Put Right

Elevra hereby irrevocably grants to the Investor an exclusive right and option, exercisable in accordance with this Agreement, to require Elevra to acquire from the Investor all, but not less than all, of the Put Securities (the “Put Right”).

Section 2.2      Deemed Exercise on Conversion Notice

The Parties acknowledge and agree that the delivery by the Investor of a Conversion Notice in accordance with the Note shall, automatically and without the need for any further act, formality or instrument, constitute a valid, binding and irrevocable exercise by the Investor of the Put Right in respect of all Put Securities pursuant to such Conversion Notice. For greater certainty, no separate put notice, election notice, transfer notice or other instrument shall be required in order for the Put Right to be validly exercised if a Conversion Notice has been delivered in accordance with the Note.

Section 2.3      Irrevocability

Once a Conversion Notice has been delivered in accordance with the Note, the resulting exercise of the Put Right shall be irrevocable except with the written consent of the Issuer, Elevra and the Investor.

Section 2.4      Scope of Put Right

The Put Right may only be exercised in respect of all Put Securities and not less than all of such Put Securities.

Section 2.5      Single Exercise

The Put Right may only be exercised once in respect of the Note, corresponding to the single exercise of the Conversion Right permitted under the Note.

Section 2.6      Lapse

For greater certainty, the Put Right shall automatically lapse and be of no further force or effect at such time as the Note is redeemed, repaid, retired or otherwise satisfied in full in accordance with its terms without having been converted into Special Shares.

ARTICLE 3

PURCHASE AND SALE OF PUT SECURITIES

Section 3.1      Purchase and Sale

Upon the exercise or deemed exercise of the Put Right in accordance with this Agreement:

(a)	the Investor shall be deemed to have agreed to sell to Elevra, and Elevra shall be deemed to have agreed to purchase from the Investor, all and not less than all of the Put Securities; and

Exhibit 4.12

(b)	such purchase and sale shall be deemed to occur automatically upon the issuance of the Put Securities by the Issuer to the Investor in accordance with the Note, and the Settlement Consideration shall be paid and/or issued by Elevra in accordance with Section 3.3.

Section 3.2      Settlement Consideration

The consideration payable or issuable by Elevra for the acquisition of the Put Securities shall, at the election of the Issuer and Elevra (acting jointly), consist of any of the following:

(a)	cash, in an amount equal to the Canadian Dollar Equivalent of the product of the number of Put Securities multiplied by the Put Right VWAP (expressed in Australian dollars), determined as at the close of business on the Trading Day immediately preceding the date on which the applicable Conversion Notice is delivered to the Issuer and Elevra in accordance with the Note;

(b)	Elevra Shares, issued by Elevra to the Investor on a one-for-one basis with the Put Securities; or

(c)	any combination of cash and Elevra Shares in accordance with paragraphs (a) and (b) above, respectively.

For greater certainty, the Settlement Consideration does not include any amount in respect of accrued but unpaid interest on the Note, which shall remain payable in cash by the Issuer in accordance with the terms of the Note. The Issuer and Elevra shall notify the Investor in writing of the form of Settlement Consideration no later than two (2) Business Days prior to the Conversion Date.

Section 3.3      Settlement Mechanics

Elevra shall:

(a)	pay any cash component of the Settlement Consideration on the Conversion Date;

(b)	issue any Elevra Share component of the Settlement Consideration to the Investor as soon as reasonably practicable, and in any event no later than:

(i)	15 Business Days following the Conversion Date, if Elevra is unable to issue a Cleansing Notice (as defined below); and

(ii)	five (5) Business Days following the Conversion Date, in all other cases; and

(c)	in respect of any Elevra Share component of the Settlement Consideration:

(i)	no later than five (5) Business Days following the issuance of the Elevra Shares, give the ASX a notice that complies with section 708A(5)(e) of the Corporations Act (a “Cleansing Notice”) or, if Elevra is unable to issue a Cleansing Notice, lodge with ASIC a prospectus prepared in accordance with Section 713 of the Corporations Act, and do all such things as are necessary, to qualify those Elevra Shares for resale under section 708A(11) of the Corporations Act;

Exhibit 4.12

(ii)	as soon as reasonably practicable following the issuance of such Elevra Shares:

A.	issue, or procure the issue of, a holding statement to the Investor in respect of such Elevra Shares; and

B.	apply to the ASX for, and use all reasonable endeavours to obtain, official quotation of such Elevra Shares on ASX as of the date of their issuance; and

(iii)	ensure that such Elevra Shares are freely tradeable from and after their date of issue.

Section 3.4      Transfer of Put Securities

Effective automatically upon the payment and issuance (as applicable) of the Settlement Consideration in accordance with this Agreement and the Note, all right, title and interest in and to the Put Securities shall be transferred to and vest in Elevra, free and clear of all Encumbrances created by, through or under the Investor.

Section 3.5      Register Updates and Corporate Actions

The Parties shall do all things and execute and deliver all instruments reasonably necessary or desirable to:

(a)	evidence the exercise of the Put Right (subject to Section 2.2);

(b)	complete the transfer of the Put Securities to Elevra;

(c)	record such transfer in the securities registers of the Issuer; and

(d)	evidence the issuance of any Elevra Shares issued as Settlement Consideration.

ARTICLE 4
COVENANTS

Section 4.1      Cooperation with Share Issuance

The Investor shall cooperate with Elevra and the Issuer and take all actions reasonably necessary to facilitate the timely issuance, quotation and settlement of any Elevra Shares to be issued as Settlement Consideration, including by:

(a)	providing in a timely manner all information reasonably requested by Elevra for the purposes of issuing the Elevra Shares, preparing any cleansing notice or prospectus, or applying for quotation of the Elevra Shares on the ASX;

Exhibit 4.12

(b)	providing all “know your client”, anti-money laundering, beneficial ownership and other regulatory information reasonably required by Elevra, the ASX or any applicable Governmental Authority;

(c)	providing details of the securities account or CHESS holder identification number to which the Elevra Shares are to be delivered; and

(d)	executing and delivering such documents, instruments and directions as may be reasonably required to give effect to the issuance and settlement of the Elevra Shares.

Section 4.2      Delay Caused by Investor

For greater certainty, Elevra shall not be in breach of any obligation under this Agreement with respect to the timing of the issuance or delivery of the Elevra Shares to the extent that any delay is attributable to the Investor's failure to comply with its obligations Section 4.1.

Section 4.3      ESG Reporting Cooperation.

Upon request by the Investor or any of its Affiliates, and for so long as the Investor holds Elevra Shares, Elevra shall reasonably cooperate with the Investor with respect to any reporting requirements of the Investor related to Elevra’s environmental, social and governance impacts as those specifically relate to the NAL Mine, including to provide, within 60 days following the end of each calendar year, such information and data relating to those reporting requirements described in Schedule “A”.

ARTICLE 5
CONDITIONS AND LIMITATIONS

Section 5.1      Securities Law / Regulatory Limitations

Notwithstanding anything else in this Agreement, the number of Elevra Shares to be issued by Elevra in settlement of the Put Right shall be subject to, and limited by, any restrictions imposed under Applicable Laws, stock exchange rules or required regulatory approvals.

Section 5.2      Cash Backstop

If Elevra determines, acting reasonably, that the issuance of all or any portion of the Elevra Shares as part of the Settlement Consideration may not be completed within the timeframe contemplated by Section 3.3(b) due to any restriction, limitation, delay or other circumstance arising under Applicable Laws, stock exchange rules or any required regulatory approval, Elevra may elect to satisfy such portion of the Settlement Consideration in cash calculated in accordance with Section 3.2(a), and such election shall constitute valid performance of its obligations under this Agreement. Payment of the Settlement Consideration in cash shall be effected as soon as reasonably practicable and, in any event, within 15 Business Days following the Conversion Date.

Section 5.3      Fractional Securities

No fractional Elevra Shares shall be issued unless required by Applicable Laws. Any fractional entitlement shall be rounded up to the next whole number.

Exhibit 4.12

Section 5.4      No breach

For greater certainty, Elevra shall not be in breach of its obligations under Section 3.3(b) or Section 3.3(c)(ii)B if it has used all reasonable endeavours to issue and obtain quotation of the applicable Elevra Shares within the applicable timeframe and any delay in meeting the applicable timeframe is attributable solely to ASX processing times or regulatory review, provided that Elevra has taken all preparatory steps available to it upon receipt of the Conversion Notice.

Section 5.5      Mandatory Redemption Event

If, at the time a Conversion Notice is delivered or at any time prior to settlement of the Settlement Consideration, a Mandatory Redemption Event (each as defined in the applicable Note) has occurred or is reasonably expected to occur prior to the settlement of the Settlement Consideration, the Settlement Consideration shall, unless the Parties otherwise agree, be satisfied entirely in cash.

Section 5.6      Tax

(a)	Each Party shall be responsible for its own tax liabilities arising from the transactions contemplated by this Agreement.

(b)	For greater certainty, neither the Issuer nor Elevra shall be liable for any withholding tax, stamp duty, transfer tax or similar imposition arising from the issuance of Special Shares to the Investor or the transfer of Put Securities to Elevra, except to the extent required by Applicable Laws.

(c)	If Applicable Laws require Elevra to withhold or deduct any amount from the Settlement Consideration, Elevra may do so and shall gross up or pay an additional amount in respect thereof so that, after making such withholding or deduction, the Investor receives an amount equal to the payment which would have been due if no such withholding or deduction had been required. If the Investor subsequently receives or recovers any amount, or obtains any credit, refund or other tax benefit, in respect of any deduction or withholding made and grossed up by Elevra, the Investor shall remit to Elevra an amount equal to the value of such amount, credit, refund or other tax benefit within ten (10) days of receipt or recovery thereof.

Section 5.7      Coordination with Article Redemption and Retraction Rights

(a)	The Investor covenants that, for so long as the Note remains outstanding or any conversion or settlement under this Agreement remains pending, the Investor shall not exercise any retraction, redemption or repurchase right in respect of any Special Shares under the articles of the Issuer (or otherwise) without the prior written consent of the Issuer and Elevra, except if the Investor has delivered a Conversion Notice and Elevra has failed to pay or issue the Settlement Consideration within the timeframes required by Section 3.3, in which case the Investor’s rights under the articles of the Issuer shall be preserved as a remedy of last resort.

Exhibit 4.12

(b)	If the Investor exercises any retraction or redemption right under the articles of the Issuer in respect of Special Shares in circumstances permitted by Section 5.7(a), the Parties agree that, for the purposes of determining the “Special Shares Redemption Price” under the articles of the Issuer:

(i)	“fair market value” of one fully paid ordinary share of Elevra shall be determined by reference to the arithmetic average of the daily VWAP of the Elevra Shares for the 20 consecutive Trading Days ending on (and including) the Trading Day immediately preceding the date on which the retraction or redemption notice, as applicable, is delivered (the “Article Redemption VWAP”); and

(ii)	each Party shall use its best efforts to cause the Issuer to apply the Article Redemption VWAP as the basis for calculating the Special Shares Redemption Price under the articles of the Issuer, so as to ensure consistency with the economic terms of this Agreement and the Note.

(c)	The Issuer covenants that it will not exercise its right to redeem any Special Shares under the articles of the Issuer:

(i)	while the Note remains outstanding and the Conversion Right thereunder has not been exercised; or

(ii)	while any settlement of the Settlement Consideration under this Agreement remains pending;

unless otherwise agreed in writing by the Investor and Elevra.

(d)	For greater certainty, the Investor shall not be entitled to receive both Settlement Consideration under this Agreement and the Special Shares Redemption Price under the articles of the Issuer in respect of the same Special Shares. Any Special Shares in respect of which the Investor has received Settlement Consideration in full shall not be eligible for retraction or redemption under the articles of the Issuer.

(e)	The Parties shall use commercially reasonable efforts to structure the retraction or redemption of the Special Shares in such a manner as to mitigate the tax consequences for both Parties arising from such retraction or redemption.

Section 5.8      Regulatory Cooperation

Each of the Issuer and Elevra shall, upon request by the Investor, use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or deemed advisable by the Investor to obtain, or assist the Investor in obtaining, any regulatory approvals required to comply with Applicable Laws, including any approvals required under the Competition Act (Canada) or similar legislation in any applicable foreign jurisdictions, where such approval is or becomes required, to consummate the transactions contemplated by this Agreement. Notwithstanding any provision of this Agreement to the contrary, the Issuer and Elevra shall not be required to offer, negotiate, agree to or undertake (i) any sale, divestiture, or disposition of any of the Issuer’s, Elevra’s or any of their affiliates’, assets, interests, properties, operations or businesses, (ii) any other restriction or limitation on any or all of the Issuer’s, Elevra’s or any of their affiliates’, assets, interests, properties, operations or businesses, or (iii) any other action, restriction or condition (whether or not formally expressed) of any Governmental Authority, in order to obtain any regulatory approvals required to consummate the transactions contemplated by this Agreement. For the avoidance of doubt, in order to obtain any regulatory approvals required to consummate the transactions contemplated by this Agreement, the Investor may not, without the prior written consent of the Issuer, propose, offer, negotiate, agree to or undertake (i) any sale, divestiture, or disposition of any assets, interests, properties, operations or businesses of any of the Issuer, Elevra or any of their affiliates, or (ii) any other action, restriction, limitation or condition of all or any portion of the businesses or assets of any of the Issuer, Elevra or any of its affiliates.

Exhibit 4.12

ARTICLE 6
REPRESENTATIONS AND WARRANTIES

Section 6.1      Representations and Warranties of the Investor

The Investor represents and warrants to the Issuer and Elevra, as of the date hereof and as of the Conversion Date, that:

(a)	it is a corporation duly incorporated and validly existing under the Canada Business Corporations Act;

(b)	it has the power and authority to enter into and perform its obligations under this Agreement;

(c)	this Agreement constitutes a legal, valid and binding obligation of the Investor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws and equitable remedies limitations;

(d)	upon issuance of any Put Securities to it, it will be the legal and beneficial owner thereof, free and clear of Encumbrances created by, through or under it;

(e)	it is a “sophisticated investor” or “professional investor” (or otherwise exempt from the requirement to receive a disclosure document) within the meaning of Part 6D.2 of the Corporations Act;

(f)	it is acquiring the Elevra Shares for its own account for investment purposes and not with a view to distribution or resale, except in compliance with applicable securities laws;

(g)	the execution, delivery and performance of this Agreement by the Investor does not and will not contravene, conflict with or result in a breach of any Applicable Law, its constating documents, or any material agreement to which it is a party or by which it is bound;

(h)	it is a resident of Canada for the purposes of the Income Tax Act (Canada) and is a “non-resident” for the purposes of the Australian Income Tax Assessment Act 1936 (Cth) or the Income Tax Assessment Act 1997 (Cth);

(i)	it has obtained or is not required to obtain any approval, consent, permit or authorization of any Governmental Authority (including, for greater certainty, under the Foreign Acquisitions and Takeovers Act 1975 (Cth)) in connection with the acquisition of the Elevra Shares pursuant to this Agreement; and

Exhibit 4.12

(j)	it is not a listed entity or a disclosing entity and is not subject to continuous disclosure obligations under the Corporations Act or the ASX Listing Rules.

Section 6.2      Representations and Warranties of the Issuer

The Issuer represents and warrants to the Investor and Elevra, as of the date hereof and as of each Conversion Date, that:

(a)	it is a corporation duly incorporated and validly existing under the Business Corporations Act (Québec);

(b)	it has the corporate power and authority to enter into and perform its obligations under this Agreement;

(c)	this Agreement constitutes a legal, valid and binding obligation of the Issuer enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws and equitable remedies limitations;

(d)	the execution, delivery and performance of this Agreement does not and will not contravene, conflict with or result in a breach of any Applicable Law, its constating documents, or any material agreement to which it is a party or by which it is bound;

(e)	the Special Shares, when issued in accordance with the Note and the articles of the Issuer, will be validly issued, fully paid and non-assessable;

(f)	the rights, privileges, restrictions and conditions attaching to the Special Shares are consistent with the Subscription Agreement, the Note and this Agreement; and

(g)	it has obtained, or is not required to obtain, any approval, consent, permit or authorization of any Governmental Authority in connection with the performance of its obligations under this Agreement.

Section 6.3      Representations and Warranties of Elevra

Elevra represents and warrants to the Investor and the Issuer, as of the date hereof and as of the Conversion Date, that:

(a)	it is a corporation duly incorporated and validly existing under the laws of Australia;

(b)	it has the corporate power and authority to enter into and perform its obligations under this Agreement;

(c)	this Agreement constitutes a legal, valid and binding obligation of Elevra enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws and equitable remedies limitations;

(d)	the execution, delivery and performance of this Agreement does not and will not contravene, conflict with or result in a breach of any Applicable Law, its constitution, or any material agreement to which it is a party or by which it is bound;

(e)	any Elevra Shares issued by it as Settlement Consideration will, when issued, be validly issued, fully paid and non-assessable, free from any Encumbrances;

Exhibit 4.12

(f)	it is in compliance with its disclosure obligations under the Corporations Act and ASX Listing Rules and it will be in compliance with its disclosure obligations under the Corporations Act and the ASX Listing Rules at the time it releases any cleansing notice under section 708A(5)(e) of the Corporations Act at the time of issue of the Elevra Shares (or, alternatively, at the time it lodges any prospectus with ASIC under section 713 of the Corporations Act at the time of issue of the Elevra Shares);

(g)	it has obtained, or will obtain prior to the applicable Conversion Date, all necessary corporate authorizations (including, where applicable, shareholder approval under ASX Listing Rule 7.1 or any other applicable listing rule) to issue the Elevra Shares as Settlement Consideration; and

(h)	it has obtained, or is not required to obtain, any approval, consent, permit or authorization of any Governmental Authority in connection with the performance of its obligations under this Agreement.

ARTICLE 7
GENERAL

Section 7.1      Dispute Resolution

Any dispute arising out of or in connection with this Agreement shall be resolved in accordance with the dispute resolution provisions set out in the Note Subscription Agreement.

Section 7.2      Term

This Agreement shall remain in force for so long as the Note remains outstanding or any obligations under this Agreement remain to be performed, and shall terminate automatically thereafter without further act or formality.

Section 7.3      Further Assurances

Each Party shall, from time to time and at its own expense, execute and deliver such further documents and instruments and do such further acts and things as may be reasonably required to carry out the intent of this Agreement

Section 7.4      Severability

If any provision of this Agreement is determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions, which shall continue in full force and effect.

Section 7.5      Waiver

No failure or delay by a Party in exercising any right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise preclude any other or further exercise. No waiver shall be effective unless made in writing and signed by the waiving Party.

Exhibit 4.12

Section 7.6      No third-party beneficiaries

Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties (and their respective successors and permitted assigns) any rights or remedies under this Agreement.

Section 7.7      Assignment

(a)	Subject to Section 7.7(b), no Party may assign or transfer this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Parties.

(b)	If the Investor transfers all or any portion of the Note to a third party in accordance with the terms of the Note, the benefit of this Agreement shall, to the extent of the Note so transferred, automatically and without further act or instrument enure to such transferee, and such transferee shall be entitled to exercise the Put Right in respect of any Special Shares issued upon conversion of the Note so transferred, as if it were the Investor under this Agreement. For greater certainty:

(i)	the transferee shall be bound by all of the obligations of the Investor under this Agreement, including the representations, warranties and covenants set forth herein, and the Investor shall not be released from its obligations hereunder unless the transferee has delivered to the Issuer and Elevra a written instrument of assumption in form and substance satisfactory to Elevra, acting reasonably;

(ii)	no transfer of the Notes shall be effective for the purposes of this Agreement unless the Investor has provided Elevra with prior written notice of such transfer, together with the identity of the transferee and such information as Elevra may reasonably require for the purposes of Section 4.1; and

(iii)	Elevra shall not be required to issue Elevra Shares to any transferee that does not satisfy the representations and warranties set forth in Section 6.1(d) and Section 6.1(h).

(c)	For greater certainty, the Note may not be transferred separately from the benefit of this Agreement, and this Agreement may not be transferred separately from the Note.

Section 7.8      Entire Agreement

This Agreement, together with the other Transaction Documents, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and discussions relating thereto.

Section 7.9      Amendment

No amendment to this Agreement shall be effective unless made in writing and signed by all Parties.

Exhibit 4.12

Section 7.10    Successors

This Agreement shall enure to the benefit of and be binding upon each Party and its respective successors (whether by merger, amalgamation, arrangement, consolidation, reorganization, continuation or otherwise) and permitted assigns.

Section 7.11    Notices

Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be given in the manner provided in the Note Subscription Agreement, unless the Parties otherwise agree. For greater certainty, a Conversion Notice delivered in accordance with the Note shall be deemed properly delivered for the purposes of this Agreement.

Section 7.12    Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Section 7.13    Counterparts and Delivery

This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Delivery of an executed signature page by electronic transmission shall be effective as delivery of an originally executed signature page.

[signature pages follow]

Exhibit 4.12

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.

SAYONA INC.

Per:
Name:
Title:

LCSC HOLDINGS INC.

Per:
Name:
Title:

Per:
Name:
Title:

Exhibit 4.12

EXECUTED by ELEVRA LITHIUM LIMITED ACN 091 951 978 in accordance with section 127 of the Corporations Act 2001 (Cth) by:

Signature of director	Signature of director/secretary

Name	Name

Exhibit 4.12

SCHEDULE “A”

ESG REPORTING REQUIREMENTS

Exhibit 4.12

EXHIBIT E

SCHEDULE TO ISSUER ARTICLES OF AMENDMENT

(see attached)

Exhibit 4.12

SCHEDULE A

TO THE ARTICLES OF AMENDMENT OF

SAYONA INC.

(the “Corporation”)

The authorized and issued share capital of the Corporation is amended as follows:

a)	The authorized capital of the Corporation is increased by the creation of an unlimited number of Special Shares having the rights and restrictions set out in the annexed Schedule A-1.

b)	The rights and restrictions of the Common Shares are changed such that the rights and restrictions attaching to the Common Shares will now read as set out in the annexed Schedule A-1.

On the date appearing on the certificate issued by the Registraire des entreprises du Québec attesting the amendments contemplated by this Schedule A, Schedule 1 of the Articles of Incorporation of the Corporation dated October 8, 2021 is cancelled and replaced in its entirety by the attached Schedule A-1.

Exhibit 4.12

SCHEDULE A-1

Description of Share Capital

The authorized capital of the Corporation consists of an unlimited number of Common Shares and an unlimited number of Special Shares, all without par value, with the rights and restrictions hereinafter described.

COMMON SHARES

1.	The Common Shares have the following rights and restrictions:

(a)	Payment of Dividends: The holders of the Common Shares will be entitled to receive dividends if, as and when declared by the board of directors of the Corporation out of the assets of the Corporation properly applicable to the payment of dividends in such amounts and payable in such manner as the board of directors may from time to time determine.

(b)	Participation upon Liquidation, Dissolution or Winding Up: In the event of the liquidation, dissolution or winding up of the Corporation, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, no amount will be paid or distributed to the holders of the Common Shares and the holders of the Common Shares will not be entitled to share in any distribution of the property or assets of the Corporation unless and until the holders of the Special Shares and the holders of any other class of shares entitled to receive assets of the Corporation in priority to the holders of the Common Shares have received the amounts to which they are entitled pursuant to these Articles. Thereafter, the holders of the Common Shares will be entitled to receive the remaining property and assets of the Corporation pro rata among all Common Shares.

(c)	Voting Rights: The holders of the Common Shares will be entitled to receive notice of and to attend all annual and special meetings of the shareholders of the Corporation and to one vote in respect of each Common Share held at all such meetings.

SPECIAL SHARES

2.	The Special Shares have the following rights and restrictions:

(a)	Payment of Dividends: The holders of the Special Shares are not entitled to receive any dividends and the Corporation will not pay any dividends on the Special Shares.

(b)	Redemption by the Corporation: Subject to the requirements of the Business Corporations Act (Quebec), the Corporation may, at any time and from time to time, redeem all or any of the outstanding Special Shares by giving prior written notice to each holder of the Special Shares to be redeemed, specifying the redemption date, the number of Special Shares to be redeemed and the Special Shares Redemption Price. On the redemption date, the Corporation will pay the applicable Special Shares Redemption Price to each such holder and, upon such payment, the Special Shares so redeemed will be cancelled and the holder will cease to have any rights in respect of such shares other than the right to receive any amount not then paid.

Exhibit 4.12

(c)	Redemption at Option of Holder: Subject to the requirements of the Business Corporations Act (Quebec), a holder of Special Shares may, at any time and from time to time, require the Corporation to redeem all or any of the Special Shares held by such holder by giving written notice to the Corporation specifying the date of redemption and the number of Special Shares to be redeemed, provided that the date of redemption will not be less than 15 days after the date the notice is given. On the date of redemption, the Corporation will pay to such holder the applicable Special Shares Redemption Price for the Special Shares to be redeemed and, upon such payment, the Special Shares so redeemed will be cancelled and the holder will cease to have any rights in respect of such shares other than the right to receive any amount not then paid.

(d)	Special Shares Redemption Price: In these articles, “Special Shares Redemption Price”, in respect of any Special Share, means an amount equal to the fair market value, determined at the time written notice of redemption is given, of one fully paid ordinary share of Elevra Lithium Limited (or any successor thereto) listed on the Australian Securities Exchange (or any successor exchange thereto), on a one-for-one basis with such Special Share.

(e)	Participation upon Liquidation, Dissolution or Winding Up: In the event of the liquidation, dissolution or winding up of the Corporation or other distribution of property or assets of the Corporation among its shareholders for the purpose of winding up its affairs, each holder of a Special Share will be entitled in respect of each such share to receive from the property and assets of the Corporation an amount equal to the Special Shares Redemption Price in respect of that share before any amount will be paid or any property or asset of the Corporation distributed to the holders of the Common Shares or any other class of shares ranking junior to the Special Shares, but will not be entitled to share any further in the distribution of the property or assets of the Corporation.

(f)	No Listing: The Special Shares will not be listed on any securities exchange.

(g)	Voting Rights: The holders of the Special Shares will not be entitled to receive notice of or to attend any meeting of the shareholders of the Corporation and will not be entitled to vote at any such meeting (except as required by law).

Exhibit 4.12

EXHIBIT F

REPRESENTATIONS AND WARRANTIES OF THE OBLIGORS

1.	Organization and Qualification. Each of the NAL Entities is a corporation or other entity duly incorporated or organized, as applicable, and validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable, and has all requisite power and authority (corporate or other) to own, lease and operate its assets and properties and conduct its business as currently owned, leased, operated and conducted. Each of the NAL Entities is qualified, licensed or registered to own, lease and operate its assets and properties and carry on business, and is in good standing in each jurisdiction in which such qualification, licensing or registration is necessary except to the extent that any such failure of the NAL Entities to be so qualified, licensed or registered or to be in good standing would not reasonably be expected to have a Material Adverse Effect.

2.	Corporate Authorization. Each of the Issuer and the Guarantor has the requisite corporate power and authority to enter into and perform its obligations under the Transaction Documents. The execution and delivery of the Transaction Documents, the performance by the Issuer and the Guarantor of their respective obligations under the Transaction Documents and the consummation of the Subscription and the other transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate action on the part of the Issuer and the Guarantor and no other corporate proceedings on the part of the Issuer or the Guarantor are necessary, other than as contemplated by this Agreement or the other Transaction Documents, to authorize the execution and delivery by each of them of the Transaction Documents, the performance by each of them of its obligations under the Transaction Documents or the consummation by each of them of the Subscription or the other transactions contemplated by the Transaction Documents.

3.	Execution and Binding Obligation. The Transaction Documents have been or will be duly executed and delivered by each of the Issuer and the Guarantor, and when duly executed and delivered by each of the parties thereto, will constitute legal, valid and binding obligations of each of the Issuer and the Guarantor enforceable against each of them in accordance with their respective terms subject only to any limitation under bankruptcy, insolvency or other Applicable Laws affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in granting equitable remedies such as specific performance and injunction.

4.	Governmental Authorization. Except for the approvals disclosed in Schedule 4 of the Disclosure Letter and other approvals, filings, notifications, consents and other actions the absence of which would not reasonably be expected to materially impair the ability of the Issuer or the Guarantor to consummate the transactions contemplated hereby, the execution, delivery and performance by the Issuer and the Guarantor of their obligations under the Transaction Documents and the consummation of the Subscription and the other transactions contemplated by the Transaction Documents do not require any Authorization or other action by or in respect of, or filing with, or notification to, any Governmental Authority by the NAL Entities.

Exhibit 4.12

5.	Non-Contravention. The execution, delivery and performance by each of the Issuer and the Guarantor of its obligations under the Transaction Documents and the consummation of the Subscription and the other transactions contemplated by the Transaction Documents do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition):

(a)	contravene, conflict with, or result in any violation or breach of the Issuer’s or the Guarantor’s constating documents;

(b)	assuming compliance with the matters referred to in paragraph 4 above, contravene, conflict with or result in a violation or breach of Applicable Laws, except where such contravention, conflict, violation or breach would not reasonably be expected to materially impair the ability of the Issuer or the Guarantor to consummate the transactions contemplated hereby;

(c)	allow any Person to exercise any rights under, require any consent, approval or other action by any Person under, or constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which any of the NAL Entities is entitled (including by triggering any rights of first refusal or first offer or other restriction or limitation) under, any Material Contract or any material Authorization to which such NAL Entity is a party or by which such NAL Entity is bound; or

(d)	result in the creation or imposition of any lien upon any of the properties or assets of the NAL Entities, except for liens that would not reasonably be expected to have a Material Adverse Effect.

6.	Capitalization, Notes and Exempt Sale.

(a)	The authorized capital of the Issuer consists of an unlimited number of Common Shares and an unlimited number of Special Shares. As of the date of this Agreement, there were: (i) 688,639,831.95 Common Shares issued and outstanding, all of which have been validly issued as fully paid and non-assessable in compliance with all Applicable Laws; and (ii) no Special Shares issued and outstanding. Except as disclosed in Schedule 6 of the Disclosure Letter, there are no options, warrants, convertible securities or other rights, shareholder rights plans, agreements or commitments of any character whatsoever (pre-emptive, contingent or otherwise) requiring the issuance, sale or transfer by the Issuer or NAL of any securities of the Issuer or NAL (including Special Shares) or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to subscribe for or acquire, any securities of or other equity or voting interests in the Issuer or NAL (including Special Shares).

(b)	The issued capital of the Guarantor as of the close of business on June 30, 2026 consists of 194,016,029 ordinary shares, all of which have been validly issued as fully paid and non-assessable in compliance with all Applicable Laws.

(c)	The Guarantor legally and beneficially directly owns all of the issued and outstanding equity securities (including for greater certainty, any securities convertible into equity securities) of the Issuer, and, except as disclosed in Schedule 6 of the Disclosure Letter, indirectly owns all of the issued and outstanding equity securities (including for greater certainty, any securities convertible into equity securities) of NAL. The Issuer exercises control and direction over the voting securities of NAL. The Issuer does not beneficially own, or exercise control or direction (including through voting agreements or voting trusts) over any outstanding voting securities of any Person other than its subsidiaries.

Exhibit 4.12

(d)	The Notes, when issued and delivered by the Issuer against payment of the Subscription Price pursuant to this Agreement, will be duly authorized, validly issued and outstanding and shall correspond in all respects to the terms set forth in Exhibit A in the case of the Upfront Tranche or Exhibit B in the case of the Conditional Tranche.

(e)	The issuance of the Special Shares in accordance with the terms of the Note Certificates has been authorized by all necessary corporate action of the Issuer, and upon the conversion of the Notes, when issued, the Special Shares will be validly issued and outstanding as fully paid and non-assessable.

(f)	Subject to receipt of the relevant Disinterested Shareholder Approvals and any other required approvals contemplated by this Agreement, the issuance of the Elevra Shares in accordance with the terms of the Notes and the Put Right Agreements has been authorized by all necessary corporate action of the Guarantor and upon the exercise or deemed exercise of the Put Right by the Investor and the Guarantor’s election to redeem Special Shares through the issuance of Elevra Shares, such Elevra Shares will be validly issued and outstanding as fully paid and non-assessable.

(g)	Assuming the accuracy of the representations of the Investor in Exhibit F, the issuance and sale of the Notes pursuant to this Agreement, the issuance of the Special Shares upon the conversion of the Notes in accordance with their terms and the issuance of the Elevra Shares upon the exercise or the deemed exercise of the Put Right by the Investor in accordance with the terms of the Notes and the Put Right Agreement are exempt from the prospectus requirements (or similar requirements) of the Securities Legislation.

7.	Shareholders’ and Similar Agreements. None of the NAL Entities is subject to, or affected by, any unanimous shareholders agreement involving a Person other than the Guarantor or its subsidiaries, and none of them is a party to any shareholder, pooling, voting, or other similar arrangement or agreement relating to the ownership or voting of any of the securities of the NAL Entities other than as between the Guarantor or its subsidiaries, or pursuant to which any Person other than the Guarantor or its subsidiaries may have any contractual right or claim in connection with any existing or past equity interest in the NAL Entities.

8.	Financial Statements. The audited consolidated annual financial statements and the unaudited consolidated interim financial statements of the Guarantor and its subsidiaries, including the Issuer, Sayona Québec and NAL (including, in each case, any of the notes or schedules to and the auditor’s report on such financial statements) included in the Guarantor Filings: (i) were prepared, in all material respects, in accordance with IFRS and Applicable Laws; (ii) complied as to form in all material respects with applicable accounting requirements in Australia; and (iii) present fairly, in all material respects, the financial position of the NAL Entities, on a consolidated basis as at the respective dates thereof and the revenues, results of operations, changes in shareholders’ equity and cash flow of the NAL Entities, on a consolidated basis for the period covered thereby (except as may be indicated in the notes to the financial statements and subject in the case of unaudited financial statements to normal, year-end audit adjustments). The Guarantor does not intend to correct or restate, nor, to the knowledge of the Obligors is there any basis for any correction or restatement of, any aspect of any of the financial statements referred to in this paragraph 8.

Exhibit 4.12

9.	Disclosure Controls and Internal Control over Financial Reporting. Except as disclosed in Schedule 9 of the Disclosure Letter, the Guarantor has established and maintains disclosure controls and procedures and systems of internal control over financial reporting that are designed to provide reasonable assurance regarding the reliability of its financial reporting and the preparation of financial statements for external purposes in accordance with applicable accounting standards and applicable Securities Legislation. Such disclosure controls and procedures and internal controls over financial reporting are designed to ensure that the Guarantor’s public disclosures are prepared in accordance with applicable Securities Legislation. To the knowledge of the Guarantor, there are no material deficiencies in such disclosure controls and procedures or internal controls over financial reporting that would reasonably be expected to materially adversely affect the ability of the Guarantor to record, process, summarize and report financial information.

10.	No Undisclosed Liabilities. Except as disclosed in Schedule 10 of the Disclosure Letter or in the audited consolidated annual financial statements and the unaudited consolidated interim financial statements of the Guarantor and its subsidiaries, including the Issuer, Sayona Québec and NAL included in the Guarantor Filings, the notes thereto or the Guarantor Filings, as of March 31, 2026, there are no material liabilities or obligations of the NAL Entities, of any kind whatsoever, whether accrued, contingent, absolute, determined or determinable, that would be required by IFRS to be reflected or reserved against on a consolidated balance sheet of the Guarantor, other than liabilities or obligations: (i) incurred in the ordinary course of business since July 1, 2024; or (ii) incurred in connection with this Agreement and the Subscription, none of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

11.	Solvency. None of the NAL Entities has stopped or suspended payment of any existing financial indebtedness, has become unable to pay its debts as they become due, or has otherwise become insolvent in any relevant jurisdiction. None of the NAL Entities is in default (as principal, guarantor or other surety) in the payment of any indebtedness that is outstanding in an aggregate principal amount in excess of AU$50,000,000 (or its equivalent in any other currency) beyond any applicable grace period, and no such indebtedness has been declared due and payable before its stated maturity as a consequence of an event of default (however described) thereunder. No act or proceeding has been taken by or against any of the NAL Entities, in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of any of the NAL Entities, or for the appointment of a trustee, receiver, manager or other administrator of any of the NAL Entities or any of their respective properties or assets, nor, to the knowledge of the Obligors, is any such act or proceeding threatened. None of the NAL Entities has sought protection under the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), or similar legislation.

Exhibit 4.12

12.	Absence of Certain Changes or Events. Since July 1, 2024, there has not been any event, circumstance or occurrence which has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Since December 31, 2025, other than the transactions contemplated in this Agreement, the business of the NAL Entities has been conducted in the ordinary course of business in all material respects.

13.	Related-Party Transaction. None of the NAL Entities is indebted to any director, officer, employee or agent of, or independent contractor to, any of the NAL Entities or any of their respective Affiliates or Associates (except for amounts due in the ordinary course of business such as salaries, bonuses and director’s fees or the reimbursement of ordinary course of business expenses). Except as disclosed in Schedule 13 of the Disclosure Letter, there are no contracts (other than employment arrangements) with, or advances, loans, guarantees, liabilities or other obligations to, on behalf or for the benefit of, any shareholder, officer or director of any of the NAL Entities or any of their respective Affiliates or Associates.

14.	Compliance with Laws. The NAL Entities are, and since July 1, 2024, have been, in compliance with Applicable Laws in Canada in all material respects. None of the NAL Entities or, to the knowledge of the Obligors, their respective officers or directors has been convicted of any crime or is under any internal or external investigation with respect to, has been charged or, to the knowledge of the Obligors, threatened to be charged with, or has received notice of, any violation or potential violation of any Applicable Laws, in each case, that would reasonably be expected to have a Material Adverse Effect.

15.	Authorizations and Licenses.

(a)	Each of the NAL Entities owns, possesses or has obtained all material Authorizations, including Environmental Permits, that are required by Applicable Laws in connection with the operation of the business of the NAL Entities as presently conducted in Canada, or in connection with the ownership, operation or use of the assets of the NAL Entities as presently conducted in Canada. Each of the Guarantor (with respect to its business in Canada), the Issuer, Sayona Québec and NAL, lawfully holds, owns or uses, and has complied in all material respects with all such Authorizations, including Environmental Permits. Each such Authorization, including Environmental Permits, is valid and in full force and effect, and is renewable by its terms or in the ordinary course of business without the need for any of the NAL Entities to comply with any special rules or procedures, agree to any materially different terms or conditions or pay any amounts other than routine filing fees or other customary requirements imposed by Governmental Authorities.

(b)	No action, proceeding or, to the knowledge of the Obligors, investigation, is pending in respect of or regarding any such Authorization, including any Environmental Permits, and none of the NAL Entities has received notice, whether written or oral, of revocation, non-renewal or material amendments of any such Authorization, including any Environmental Permits, or of the intention of any Person to revoke, refuse to renew or materially amend any such Authorization, including any Environmental Permits.

Exhibit 4.12

16.	Mining Rights. The NAL Entities (i) have all mining leases, exclusive exploration rights (formerly mining claims), mineral tenures, surface rights, access rights and other necessary rights and interests relating to the NAL Mine, which are necessary to authorize and enable the NAL Entities to access and carry on the mineral exploration, development and commissioning activities and mining activities as currently conducted at the NAL Mine (collectively, “Mining Rights”), and (ii) are not in default of such Mining Rights in any material respect. Schedule 16 of the Disclosure Letter sets forth a complete and accurate list of all Mining Rights. All work required to be performed and payments required to be made in relation to those Mining Rights in order to maintain the NAL Entities’ interest therein, if any, have been paid to date, performed or are in the process of being, or planned to be, performed in accordance with Applicable Laws in all material respects, and each of the NAL Entities has complied in all material respects with Applicable Laws in connection therewith as well as with regard to legal, contractual obligations to third parties (including third-party contracts) in connection therewith. All Mining Rights have been validly registered and recorded in accordance with all Applicable Laws and are valid, subsisting and in good standing in the name of the NAL Entities. To the knowledge of the Obligors, except as disclosed in Schedule 16 of the Disclosure Letter, there are no options or other participation interests or rights of preference relating to the Mining Rights and all Mining Rights have active status. Except as disclosed in Schedule 16 of the Disclosure Letter, none of the NAL Entities has received written notice of, nor has any knowledge of, any pending or threatened suspension or revocation proceedings in respect of the Mining Rights or any of them from any Governmental Authority, or of any outstanding or threatened Claim, action, litigation or proceedings with respect to the Mining Rights before any Governmental Authority.

17.	Indigenous Claims.

Except as disclosed in Schedule 17 of the Disclosure Letter, to the knowledge of the Obligors:

(a)	there exist no Claim or basis for any Claim by any Indigenous persons, community or group with respect to any Indigenous rights (asserted or established) in relation to the assets and properties (including the Mining Rights) of the NAL Entities, that would reasonably be expected to materially and adversely affect the right thereof to use, transfer or otherwise explore for, mine and develop the mineral deposits or to conduct operations and production, construction, transformation and commissioning activities on the NAL Mine;

(b)	there are no outstanding, or unsatisfactory consultation or accommodation duties with respect to Indigenous persons, communities or groups related to any Indigenous right or interest, in connection with the NAL Mine; and

(c)	the Issuer, Sayona Québec and NAL have not entered into any written arrangement with any Indigenous persons, community or group in relation to their business (in Canada), nor has the Guarantor with respect to the NAL Mine to provide benefits, financial compensation or more generally to provide any advantages or undertake any commitments. The NAL Entities have disclosed to the Investor all material information with respect to the nature and the status of relations with Indigenous persons, communities or groups in relation to the NAL Mine, which are in their control or could reasonably be brought within their control.

Exhibit 4.12

18.	Material Contracts. The contracts, instruments or other documents constituting binding obligations to which any of the NAL Entities is a party or to which any of the NAL Entities is bound, that relate to the NAL Mine and that are required for the current business and operations of the NAL Entities as they relate to the NAL Mine, other than those contracts, instruments or other documents the absence of which would not reasonably be expected to materially interfere with the current conduct of such business and operations (the “Material Contracts”) are in good standing and in full force and effect as valid and binding agreements. None of the NAL Entities, nor, to the knowledge of the Obligors, any other party thereto, is in material default, violation or breach of any Material Contract, and, to the knowledge of the Obligors, there exists no condition, event or act which, with the giving of notice or lapse of time or both would constitute a material default, violation or breach under any Material Contract which would give rise to a right of termination on the part of any other party to a Material Contract. No counterparty to any Material Contract has given written notice of its intention to terminate, or has sought to repudiate or disclaim, any Material Contract and, to the knowledge of the Obligors, no such counterparty has any intention to do any of the foregoing.

19.	Real and Personal Property. The NAL Entities have good and marketable title to, or valid leasehold interests in, all material real property and good and marketable title to all other material tangible properties and assets relating to the NAL Mine that are necessary for the current conduct of the business and operations of the NAL Entities as they relate to the NAL Mine, in each case free and clear of all material encumbrances, except for such encumbrances as do not materially interfere with the conduct of the business and operations of the NAL Entities as they relate to the NAL Mine. All material agreements and other documents and instruments under which any of the NAL Entities owns, leases, uses or operates its material real property and other material tangible assets relating to the NAL Mine are valid and subsisting agreements, documents or instruments in full force and effect and are enforceable in accordance with their terms. None of the NAL Entities has committed any material breach or default of any of the provisions of such material agreements, documents or instruments, nor has any such breach or default been alleged, and none of the NAL Entities is otherwise in default in meeting their obligations thereunder. To the knowledge of the Obligors, none of the landlord or other parties to the real property leases are in material default of any of its obligations. There is no material dispute between any of the NAL Entities, as applicable, and any such landlord.

20.	Intellectual Property. (i) The NAL Entities own or possess sufficient rights to use all material patents, patent applications, inventions, copyrights, know-how, trade secrets, trademarks, service marks, trade names and other technology and intellectual property rights (collectively, “Intellectual Property”) used in or necessary for the current conduct of the business and operations of the NAL Entities relating to the NAL Mine; and (ii) to the knowledge of the Obligors, the conduct of the business and operations of the NAL Entities relating to the NAL Mine does not infringe the Intellectual Property of others in any material respect, and, to the knowledge of the Obligors, no third party is infringing any material Intellectual Property owned by the NAL Entities and used in or necessary for the current conduct of the business and operations of the NAL Entities as they relate to the NAL Mine.

21.	Litigation. Except as disclosed in Schedule 21 of the Disclosure Letter, there are no Claims in Canada pending, or, to the knowledge of the Obligors threatened, against or relating to any of the NAL Entities, the NAL Mine or any of the current or former properties or assets of the NAL Entities by or before any Governmental Authority that, if determined adversely to the interests of any of the NAL Entities, would: (i) result in liability to any of the NAL Entities in excess of $5,000,000; (ii) prevent, hinder or materially delay the consummation of the Subscription; or (iii) be against the Government of Canada, any provincial or territorial government of Canada, or any Indigenous persons, community or group in Canada and could reasonably be expected to impair the reputation of CGF, CGFIM or any of their Affiliates, nor, to the knowledge of the Obligors are there any events or circumstances which would reasonably be expected to give rise to any such Claim. None of the NAL Entities is subject to any outstanding or unsatisfied judgment, order, writ, injunction or decree which has had or is reasonably likely to have a Material Adverse Effect.

Exhibit 4.12

22.	Environmental Matters. Except as disclosed in Schedule 22 of the Disclosure Letter and except as would not be reasonably expected to be material to the NAL Entities, (i) there exists no fact, condition or, occurrence that, to the knowledge of the Obligors, has resulted or would reasonably be expected to result in any material non-compliance with or liability under Environmental Laws affecting the NAL Entities in respect of the NAL Mine; (ii) to the knowledge of the Obligors, there have been no Releases or threatened Releases, nor the presence, of Hazardous Substances at, on, about, under or migrating to or from any real property (including any buildings, structures or improvements located thereon or thereunder) currently or formerly owned, leased or operated by any of the NAL Entities in connection with the NAL Mine, that would reasonably be expected to give rise to material liabilities or obligations under any Environmental Laws; (iii) no unresolved notice of violation, citation, summons or order has been issued to any of the NAL Entities, alleging any material violation of, or material liability under, any Environmental Laws in respect of the NAL Mine; (iv) to the knowledge of the Obligors, the operation of the NAL Mine is and has been, in compliance, in all material respects, with Environmental Laws; (v) the NAL Entities have made all appropriate filings for the issuance or renewal of any material Environmental Permits required for the operation of the NAL Mine as currently conducted; and (vi) none of the NAL Entities has assumed or retained, by contract or, to the knowledge of the Obligors, by operation of law, any material liability or obligation under any Environmental Laws in respect of the NAL Mine.

23.	Employee and Labour Matters.

(a)	The NAL Entities are and have been since July 1, 2024 in compliance in all material respects with all terms and conditions of employment, terms of all Collective Agreements, and all Applicable Laws in Canada, including relating to employment, immigration and labour matters, including pay equity, wages, hours of work, vacation pay, overtime, French language, human rights, occupational health and safety, the calculation and payment of wages, equal employment opportunity (including Applicable Laws prohibiting discrimination and/or harassment on the basis of race, national origin, religion, gender, disability, age, workers’ compensation, or any other protected classification), affirmative action, unemployment, the payment of social security, employment of minors, labour relations, unions, meal and rest breaks, and worker classification (including the classification of any individual who provides services (either personally or through an entity) to the NAL Entities and who is not an Employee), and except as disclosed in Schedule 23 of the Disclosure Letter, there are no outstanding or, to the knowledge of the Obligors, threatened, Claims in Canada, complaints, class actions, investigations or orders, except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)	All amounts due or accrued due for all salary, wages, bonuses, commissions, vacation with pay, sick days and benefits under Employee Plans and other similar accruals in Canada have either been paid or are properly accrued and accurately reflected in the books and records of the NAL Entities, except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Exhibit 4.12

(c)	There are no material outstanding labour tribunal proceedings of any kind involving any of the NAL Entities in Canada, including any proceedings which could result in the certification, voluntary recognition or successor rights of a trade union, council of trade unions, employee bargaining agencies or affiliated bargaining agencies or any other Person as bargaining agent for any Employees.

(d)	None of the NAL Entities is engaged in any unfair labour practice, and no unfair labour practice complaint, grievance or arbitration proceeding is pending or, to the knowledge of the Obligors, threatened against any of the NAL Entities in Canada. To the knowledge of the Obligors, no facts exist which could result in an unfair labour practice complaint, grievance or arbitration proceedings in Canada.

(e)	Each Employee Plan in Canada is and has been established, registered, qualified, funded and administered, where required, in accordance with Applicable Laws and in accordance with their terms, the terms of the material documents that support such Employee Plan and the terms of agreements between the NAL Entities and their respective employees and former employees who are members of, or beneficiaries under, such Employee Plan, except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Obligors, no fact or circumstance exists which could adversely affect the qualified or registered status of any such Employee Plan.

(f)	All material obligations of the NAL Entities regarding the Employee Plans in Canada have been satisfied since July 1, 2024. Except as would not be reasonably expected to have a Material Adverse Effect, all contributions, premiums or Taxes required to be made or paid by the NAL Entities, as the case may be, and due under the terms of each Employee Plan, Collective Agreement or by Applicable Laws in Canada have been made in a timely fashion in accordance with Applicable Laws in Canada and in accordance with the terms of the applicable Employee Plan and all Collective Agreements in Canada. No notice of underfunding, non-compliance, failure to be in good standing or otherwise has been received by any of the NAL Entities from any applicable Governmental Authority in Canada in respect of any Employee Plan that is a pension plan, except as it relates to any matter that has been conclusively resolved.

24.	Insurance. The NAL Entities are, and have been continuously since July 1, 2024, insured by reputable third party insurers with reasonable and prudent policies appropriate for the size and nature of the business of the NAL Entities and their respective assets.

25.	Taxes.

(a)	All material Tax Returns required by Applicable Laws in Canada to be filed with any Governmental Authority in Canada by, or on behalf of, any of the NAL Entities have been filed when due in accordance with all Applicable Laws (taking into account any applicable extension), and all such material Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

Exhibit 4.12

(b)	Each of the NAL Entities has paid, or has had paid on its behalf, or has collected, withheld and remitted to the appropriate Governmental Authority in Canada all material Taxes due and payable by them on a timely basis, other than those Taxes being contested in good faith, and where payment is not yet due, has established in accordance with IFRS an adequate accrual for all material Taxes through the end of the last period for which the applicable NAL Entity ordinarily record items on its books and records. Since the date of the Guarantor’s most recent published consolidated financial statements, no material liability in respect of Taxes in Canada not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the ordinary course.

(c)	There are no assessments, reassessments, proposed adjustments, deficiencies, litigation proceedings, collection actions or other matters in controversy pending or, to the knowledge of the Obligors, threatened against any of the NAL Entities, in respect of material Taxes in Canada which, if adversely determined, would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)	There are no currently effective elections, agreements or waivers extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of any material Taxes in Canada, or of the filing of any material Tax Return or any payment of material Taxes in Canada, by any of the NAL Entities.

26.	Brokers. Except for the fees owing to certain investment banks as set forth in Schedule 26 of the Disclosure Letter, no investment banker, broker, finder, financial adviser or other intermediary has been retained by or is authorized to act on behalf of any of the NAL Entities, or is entitled to any fee, commission or other payment from any of the NAL Entities in connection with this Agreement or any other transaction contemplated by this Agreement, including the Subscription.

27.	Money Laundering. The operations of the NAL Entities are and have been conducted, since July 1, 2024, in material compliance with applicable financial recordkeeping and reporting requirements and money laundering Applicable Laws and the rules and regulations thereunder and any related or similar Applicable Laws or guidelines, issued, administered or enforced by any Governmental Authority relating to money laundering and no investigation, action, suit or proceeding by or before any court or Governmental Authority involving any of the NAL Entities with respect to such Applicable Laws is pending or, to the knowledge of the Obligors, threatened.

28.	Anti-Corruption. None of the NAL Entities, nor any of its or their respective directors, executives or officers, nor to the knowledge of the Obligors, any of its or their representatives, agents or employees has, within the scope of their employment or retainer or in any manner that could result in liability for any of the NAL Entities: (i) made or authorized (A) any illegal contributions, gifts, entertainment or other expenses relating to political activity that would be illegal; or (B) any direct or indirect illegal payments to any foreign or domestic governmental officials or employees; (ii) violated or is violating any provision of Anti-Corruption Laws; (iii) has established or maintained, or is maintaining, any illegal fund of corporate monies or other properties; or (iv) made any bribe, illegal rebate, illegal payoff, influence payment, kickback or other illegal payment of any nature. The NAL Entities have maintained policies and procedures and systems of internal controls as may be required by, and in any event reasonably designed to ensure compliance with, the Anti-Corruption Laws. To the knowledge of the Obligors, none of the NAL Entities is the subject of any voluntary disclosure, internal or external investigation, prosecution or other enforcement action related to any Anti-Corruption Laws.

Exhibit 4.12

29.	Privacy and Anti-Spam.

(a)	The NAL Entities comply and have complied, since July 1, 2024, in all material respects, with all applicable Privacy Laws of Canada and all applicable Privacy Policies. To the knowledge of the Obligors, no Person (including any Governmental Authority) has made any Claim in Canada or commenced any proceeding or investigation in Canada with respect to any actual or alleged failure of any of the NAL Entities with respect to any of the foregoing, and, to the knowledge of the Obligors, no event has occurred which could be reasonably expected to form the basis for any such Claim, proceeding, or investigation in Canada.

(b)	To the knowledge of the Obligors, the NAL Entities have all necessary consents and authorizations to collect, use, transfer, disclose, retain and process any Personal Information in their possession or under their control to the extent required in connection with the operation of the business and operations of the NAL Entities relating to the NAL Mine as currently conducted. None of the NAL Entities transfers, sells, rents or otherwise makes available any Personal Information to any Person in violation of Privacy Laws applicable in Canada.

(c)	The NAL Entities have taken commercially reasonable measures (including implementing and monitoring administrative, technical and physical security and privacy safeguards) to ensure that confidential information of the NAL Entities and the NAL Data in Canada are protected against unauthorized access, use, modification, disclosure or other misuse. To the knowledge of the Obligors, there has been no unauthorized access to or unauthorized use, modification, disclosure or other material misuse of such confidential information or NAL Data since July 1, 2024.

(d)	The NAL Entities comply and have complied, in all material respects, with relevant online spam and marketing Applicable Laws in Canada, including CASL and all other Applicable Laws in Canada that impose restrictions on online spam and marketing activities, the sending of commercial electronic messages, or the installation of computer programs.

Exhibit 4.12

30.	Economic Sanctions and Export Controls. Each of the NAL Entities, and their respective directors and officers, and, to the knowledge of the Obligors, the employees, agents and representatives of the NAL Entities, to the extent they were acting in relation to the business of the NAL Entities, are, and since July 1, 2024 have been, in compliance with economic sanctions, anti-terrorism, customs and export and technology transfer control Applicable Laws, including the Special Economic Measures Act (Canada)¸ the United Nations Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act, Part II.1 (Terrorism) and Part XII.2 (Proceeds of Crime) of the Criminal Code (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Foreign Extraterritorial Measures Act, the Export and Import Permits Act (Canada), the Defence Production Act (Canada), and the Justice for Victims of Corrupt Foreign Officials Act, as well as any sanctions or export controls administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the U.S. Department of State, or the Bureau of Industry and Security of the U.S. Department of Commerce, and Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, the USA PATRIOT Act of 2001, the Trading with the Enemy Act (12 U.S.C. § 95), the International Emergency Economic Powers Act (50 U.S.C. §§1701-1707), and all other applicable U.S. economic sanctions, anti-terrorism, and export and technology transfer control Applicable Laws, and similar applicable economic sanctions, anti-terrorism, export and technology transfer control Applicable Laws of other jurisdictions (collectively, “Trade Control Laws”). The operations of each of the NAL Entities have been, since July 1, 2024, conducted in compliance with Trade Control Laws in all material respects and since July 1, 2024, there has been no Claim by or before any Governmental Authority involving any of the NAL Entities, or any of their respective directors, officers, or, to the knowledge of the Obligors, their employees, agents or representatives with respect to Trade Control Laws and, to the knowledge of the Obligors, there are no facts known to the Obligors that would reasonably be expected to result in any such Claim. None of the NAL Entities, nor any of their respective directors or officers, nor to the knowledge of the Obligors, any employees, agents or representatives of any of the NAL Entities, is nor since July 1, 2024 has been, nor to the extent they were acting in relation to the business of the NAL Entities, transacted any business with any person that is, (a) listed on any Trade Control Laws related list of designated or blocked persons; (b) resident in or organized under the Applicable Laws of a country or territory that is the subject of comprehensive restrictive Trade Control Laws from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea and the Crimea Region); or (c) majority-owned or controlled by any of the foregoing; except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

31.	IT Systems and Data. To the knowledge of the Obligors, there has been no material security breach or other material compromise of any of the NAL Entities’ information technology assets or equipment, computer systems, networks, hardware, software, websites, applications, databases, technology or data stored in or processed by any of the foregoing (including all NAL Data and any third party data maintained by or on behalf of the NAL Entities) in Canada since July 1, 2024 (collectively, “IT Systems and Data”), and (i) the IT Systems and Data are adequate for, and operate and perform in all material respects as required in connection with the operation of the business of the NAL Entities relating to the NAL Mine, as currently conducted; and (ii) since July 1, 2024, none of the NAL Entities have been notified of, or have knowledge of any event or condition that would reasonably be expected to result in, any material security breach or other material compromise to their IT Systems and Data in Canada.

Exhibit 4.12

EXHIBIT G

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

1.	Organization and Qualification. The Investor is a corporation validly existing and in good standing under the laws of Canada and has all requisite power and authority to own, lease and operate its assets and properties and conduct its business as now owned and conducted.

2.	Corporate Authorization. The Investor has the requisite power and authority to enter into and perform its obligations under the Transaction Documents. The execution, delivery and performance by the Investor of its obligations under the Transaction Documents and the consummation of the Subscription and the other transactions contemplated by the Transaction Documents have been duly authorized by all necessary action on the part of the Investor and no other proceedings on the part of the Investor are necessary to authorize the Transaction Documents or the consummation of the Subscription and the other transactions contemplated by the Transaction Documents.

3.	Execution and Binding Obligation. The Transaction Documents have been or will be duly executed and delivered by the Investor, and when duly executed and delivered by each of the parties thereto, will constitute a legal, valid and binding agreement of the Investor enforceable against it in accordance with their terms subject only to any limitation under bankruptcy, insolvency or other Applicable Laws affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in granting equitable remedies such as specific performance and injunction.

4.	Governmental Authorization. The execution, delivery and performance by the Investor of its obligations under the Transaction Documents and the consummation of the Subscription and the other transactions contemplated by the Transaction Documents do not require any Authorization or other action by or in respect of, or filing with, or notification to, any Governmental Authority by the Investor other than any Authorizations which, if not obtained, or any other actions by or in respect of, or filings with, or notifications to, any Governmental Authority which, if not taken or made, would not, individually or in the aggregate, materially impede the ability of the Investor to consummate the Subscription and the transactions contemplated thereby.

5.	Non-Contravention. The execution, delivery and performance by the Investor of its obligations under the Transaction Documents and the consummation of the Subscription and the other transactions contemplated by the Transaction Documents do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) contravene, conflict with, or result in any violation or breach of any of the Investor’s organizational documents; or assuming compliance with the matters referred to in paragraph 4 above, contravene, conflict with or result in a violation or breach of Applicable Laws.

6.	Accredited Investor. The Investor is:

(a)	an “accredited investor” as defined in Section 1.1, subsection (m) of NI 45-106;

(b)	purchasing the Notes as “principal” (as defined in Canadian Securities Legislation) for its own account, and not for the benefit of any other Person; and

Exhibit 4.12

(c)	not a Person created or used solely to purchase or hold securities as an accredited investor as described under paragraph (m) of the definition of “accredited investor” as defined in Section 1.1 of NI 45-106.

7.	Status. The Investor is not a non-resident of Canada for purposes of the Income Tax Act (Canada), and is not a non-Canadian for purposes of the Investment Canada Act (Canada).

Exhibit 4.12